UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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The Coca-Cola Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTA, GEORGIA

MUHTAR KENT
CHAIRMAN OF THE BOARD AND
   CHIEF EXECUTIVE OFFICER

March 5, 2010

Dear Shareowner:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareowners on Wednesday, April 21, 2010, at 9:00 a.m. at the Gwinnett Center, Grand Ballroom, 6400 Sugarloaf Parkway, Duluth, Georgia 30097. Duluth is located in the Atlanta metropolitan area.

At this year’s meeting, you will be asked to vote on the election of 14 Directors, ratification of Ernst & Young LLP’s appointment as independent auditors, and four proposals of shareowners.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including:

• how to obtain an admission card, if you plan to attend; and

• different methods you can use to vote your proxy, including the telephone and Internet.

If you are unable to attend the meeting in person, you may view the meeting on the web. Instructions on how to view the live webcast are set forth in the accompanying proxy statement. You cannot record your vote on this website.

Your vote is important to us and to our business. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

I hope to see you at the meeting.

Muhtar Kent

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

The Annual Meeting of Shareowners of The Coca-Cola Company (the “Company”) will be held at the Gwinnett Center, Grand Ballroom, 6400 Sugarloaf Parkway, Duluth, Georgia 30097, on Wednesday, April 21, 2010, at 9:00 a.m., local time. The purposes of the meeting are:

1.	to elect 14 Directors identified in the accompanying proxy statement to serve until the 2011 Annual Meeting of Shareowners;

2.	to ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2010 fiscal year;

3.	to vote on four proposals submitted by shareowners if properly presented at the meeting; and

4.	to transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors set February 22, 2010 as the record date for the meeting. This means that owners of record of shares of Common Stock of the Company at the close of business on that date are entitled to:

•	receive this notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

We will make available a list of shareowners of record as of the close of business on February 22, 2010 for inspection by shareowners for any purpose germane to the meeting during normal business hours from April 9 through April 20, 2010 at the Company’s principal place of business, One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to shareowners for any such purpose at the meeting.

By Order of the Board of Directors

Carol Crofoot Hayes
Associate General Counsel
and Secretary

Atlanta, Georgia
March 5, 2010

We urge each shareowner to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See our questions and answers about the meeting and voting section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

THE COCA-COLA COMPANY
One Coca-Cola Plaza
Atlanta, Georgia 30313

March 5, 2010

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREOWNERS
TO BE HELD APRIL 21, 2010

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2010 Annual Meeting of Shareowners of The Coca-Cola Company (the “Company”). The meeting will be held at the Gwinnett Center, Grand Ballroom, Duluth, Georgia on April 21, 2010, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. We are first furnishing the proxy materials to shareowners on March 5, 2010.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of Common Stock of the Company (the “Common Stock”) at the close of business on February 22, 2010, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On February 22, 2010, the record date, there were 2,305,123,938 shares of Common Stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2010 Annual Meeting of Shareowners. These three officers are Alexander B. Cummings, Jr., Gary P. Fayard and Geoffrey J. Kelly.

2.	What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating Alexander B. Cummings, Jr., Gary P. Fayard and Geoffrey J. Kelly as proxies to vote on your behalf.

3.	What is the difference between holding shares as a shareowner of record and as a beneficial shareowner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a shareowner of record with respect to those shares.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

4.	How do I attend the meeting? What do I need to bring?

You need to bring documentation showing that you owned Common Stock on the record date of February 22, 2010. If you are a shareowner of record and received your proxy materials by mail, your admission ticket is attached to your proxy card. If you received your proxy materials by e-mail and voted your shares electronically via the Internet, you can print an admission ticket after you have voted by clicking on the link provided.

If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of Common Stock as of February 22, 2010 with you to the meeting. Please note that upon admittance to the meeting, you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 5.

You also will need to bring a photo ID to gain admission.

Please note that cameras, sound or video recording equipment, cellular telephones, blackberries or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

5.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

If you do not receive the legal proxy in time, you can follow the procedures described in the response to question 4 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting.

6.	What shares are included on the proxy card?

If you are a shareowner of record you will receive only one proxy card for all the shares of Common Stock you hold:

•	in certificate form;

•	in book-entry form; and

•	in any Company benefit plan.

If you hold shares of Common Stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares. To allow sufficient time for voting by the administrators, your voting instructions must be received by April 16, 2010.

7.	How can I view the live webcast of the meeting?

You can view the live webcast of the meeting by visiting our website at www.thecoca-colacompany.com, click on “Investors”, click on “Investor Webcasts”, click on the link to the webcast. An archived copy of the webcast will be available until May 21, 2010.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

8.	What different methods can I use to vote?

By Written Proxy.  All shareowners of record can vote by written proxy card. If you are a beneficial owner, you will receive a written proxy card or a vote instruction form from your bank or broker.

By Telephone or Internet.  All shareowners of record also can vote by touchtone telephone from the U.S., Puerto Rico and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate shareowners’ identities, to allow shareowners to vote their shares, and to confirm that their instructions have been recorded properly.

In Person.  All shareowners of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 5.

9.	What is the record date and what does it mean?

The record date for the 2010 Annual Meeting of Shareowners is February 22, 2010. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”) and the Company’s By-Laws. Owners of record of Common Stock at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

10.	What can I do if I change my mind after I vote my shares?

Shareowners can revoke a proxy prior to the completion of voting at the meeting by:

•	giving written notice to the Office of the Secretary of the Company;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 5).

11.	Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from Directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a shareowner makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of election to certify the results of the vote.

We also will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

12.	What are my voting choices when voting for Director nominees identified in this proxy statement, and what vote is needed to elect Directors?

In the vote on the election of 14 Director nominees identified in this proxy statement to serve until the 2011 Annual Meeting of Shareowners, shareowners may:

•	vote in favor of all nominees;

•	vote in favor of specific nominees;

•	vote against all nominees;

•	vote against specific nominees;

•	abstain from voting with respect to all nominees; or

•	abstain from voting with respect to specific nominees.

Directors will be elected by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

The Board recommends a vote FOR each of the nominees.

13.  What are my voting choices when voting on the ratification of the appointment of Ernst &
       Young LLP as independent auditors, and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of Ernst & Young LLP as independent auditors, shareowners may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

The Board recommends a vote FOR the ratification.

14.	What are my voting choices when voting on each shareowner proposal properly presented at the meeting, and what vote is needed to approve any of the shareowner proposals?

A separate vote will be held on each of the four shareowner proposals that is properly presented at the meeting. In voting on each of the proposals, shareowners may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

In order to be approved, each shareowner proposal will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

The Board recommends a vote AGAINST each of the four shareowner proposals.

15.	What if I am a shareowner of record and do not specify a choice for a matter when returning a proxy?

Shareowners should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all Director nominees as set forth in this proxy statement;

•	FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors; and

•	AGAINST each of the shareowner proposals that is properly presented at the meeting.

16.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items.  The election of Directors and approval of shareowner proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items.  The ratification of the appointment of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

17.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

18.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareowners?

The Company does not have a policy about Directors’ attendance at the Annual Meeting of Shareowners. All persons who were serving as Directors at the time attended the 2009 Annual Meeting of Shareowners.

19.	Can I access the Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K on the Internet?

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/coca-cola. Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K by mail, shareowners of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareowners of Record.  If you vote on the Internet at www.envisionreports.com/coca-cola, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.eTree.com/coca-cola and following the enrollment instructions. As a thank you to each shareowner enrolling in electronic delivery, the Company will have a tree planted on the shareowner’s behalf at no cost to the shareowner.

Beneficial owners.  If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

20.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co. to assist with the solicitation of proxies for an estimated fee of $26,500 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareowners to be held on April 21, 2010

The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/coca-cola.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

Election Process

The Company’s By-Laws provide for the annual election of Directors. The Company’s By-Laws also provide that the number of Directors shall be determined by the Board, which has set the number at 14. The Company’s By-Laws further provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, each Director must receive the majority of the votes cast with respect to that Director. If a Director is not elected, he or she has agreed that an irrevocable letter of resignation will be submitted to the Board. The Committee on Directors and Corporate Governance will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Committee on Directors and Corporate Governance and publicly disclose its decision and its rationale within 100 days of the certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Committee on Directors and Corporate Governance or the Board of Directors that concern such resignation.

Director Nominations

The Committee on Directors and Corporate Governance is responsible for identifying and evaluating nominees for Director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareowners. Nominees may be suggested by Directors, members of management, shareowners or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Committee on Directors and Corporate Governance considers, in addition to the requirements set out in the Company’s Corporate Governance Guidelines and its charter, quality of experience, the needs of the Company and the range of talent and experience already represented on the Board.

The Committee on Directors and Corporate Governance will consider recommendations for directorships submitted by shareowners. Shareowners who wish the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. Recommendations by shareowners that are made in accordance with these procedures will receive the same consideration by the Committee on Directors and Corporate Governance as other suggested nominees.

For detailed information concerning Directors’ qualifications, see the discussion beginning on page 14.

2010 Nominees for Director

Upon the recommendation of the Committee on Directors and Corporate Governance, the Board has nominated each of Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Barry Diller, Alexis M. Herman, Muhtar Kent, Donald R. Keough, Maria Elena Lagomasino, Donald F. McHenry, Sam Nunn, James D. Robinson III, Peter V. Ueberroth, Jacob Wallenberg, and James B. Williams for election as Director. All of the nominees are independent under New York Stock Exchange corporate governance rules, except Herbert A. Allen, Muhtar Kent and Donald R. Keough.

Each of our Director nominees currently serves on the Board and was elected by the shareowners at the 2009 Annual Meeting of Shareowners. If elected, all of these Directors will hold office until the 2011 Annual Meeting of Shareowners and until his or her successor is elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

The Board of Directors recommends a vote FOR the election of each of the following nominees.

HERBERT A. ALLEN	Director since 1982 Age 70

Mr. Allen is President, Chief Executive Officer and a Director of Allen & Company Incorporated, a privately held investment firm, and has held these positions for more than the past five years. Over the past five years he served as a Director of Convera Corporation and has not held any other public company directorships during that period.

RONALD W. ALLEN	Director since 1991 Age 68

Mr. Allen is an Advisory Director of Delta Air Lines, Inc., a major U.S. air transportation company. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. He retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997. He is a Director of Aaron’s, Inc., Aircastle Limited, Interstate Hotels & Resorts, Inc. and Guided Therapeutics, Inc. and has not held any other public company directorships during the past five years.

CATHLEEN P. BLACK	Director since 1993 Age 65

Ms. Black is President, Hearst Magazines, a unit of Hearst Corporation, a major media and communications company, and has held this position since November 1995. Ms. Black has been a Director of Hearst Corporation since January 1996. She served as a Director of the Company from April 1990 to May 1991, and was again elected as a Director in October 1993. Ms. Black is a Director of International Business Machines Corporation. She also served as a director of iVillage, Inc. during the past five years.

BARRY DILLER	Director since 2002 Age 68

Mr. Diller is Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, an interactive commerce company. He is also Chairman of the Board and Senior Executive of Expedia, Inc., an online travel company. He has held his position with IAC and its predecessors since August 1995. Mr. Diller has served as the non-executive Chairman of the Board of Live Nation Entertainment, Inc. since January 2010. Mr. Diller served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 25, 2010, the date on which Ticketmaster Entertainment, Inc. merged with Live Nation, Inc. to form Live Nation Entertainment, Inc. He also is a Director of The Washington Post Company and, other than described above, has not held any other public company directorships during the past five years.

ALEXIS M. HERMAN	Director since 2007 Age 62

Ms. Herman serves as Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, and has held these positions since 2001. She serves as Chair of the Business Advisory Board of Sodexho, Inc., an integrated food and facilities management services company and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board. As chair of the Company’s Human Resources Task Force from 2001 to 2006, Ms. Herman worked with the Company to identify ways to improve its human resources policies and practices following the November 2000 settlement of an employment lawsuit. From 1997 to 2001, she served as U.S. Secretary of Labor. She is also a Director of Cummins Inc., Entergy Corporation and MGM Mirage and has not held any other public company directorships during the past five years.

MUHTAR KENT	Director since 2008 Age 57

Mr. Kent is Chairman of the Board and Chief Executive Officer of the Company. He has held the position of Chairman of the Board since April 23, 2009 and the position of Chief Executive Officer since July 1, 2008. From December 2006 through June 2008, Mr. Kent served as President and Chief Operating Officer of the Company. From January 2006 through December 2006, Mr. Kent served as President of Coca-Cola International and from May 2005 through January 2006, he was President and Chief Operating Officer of the Company’s North Asia, Eurasia and Middle East Group. Mr. Kent originally joined the Company in 1978 and held a variety of marketing and operations roles until 1995, when he became Managing Director of Coca-Cola Amatil Limited-Europe. From 1999 until his return to the Company in May 2005, he served as President and Chief Executive Officer of the Efes Beverage Group, the majority shareholder of Turkish bottler Coca-Cola Içecek A.S. Other than the Company, he has not held any other public company directorships during the past five years.

DONALD R. KEOUGH	Director since 2004 Age 83

Mr. Keough is non-executive Chairman of the Board of Allen & Company Incorporated, a privately held investment firm, and non-executive Chairman of the Board of Allen & Company LLC, an investment banking firm, and has held these positions for more than the past five years. He also is Chairman of DMK International, a family investment company. Mr. Keough retired as President, Chief Operating Officer and a Director of the Company in April 1993, positions he had held since March 1981. He was again elected as a Director in February 2004. He is a Director of Berkshire Hathaway Inc. and IAC/InterActiveCorp. He was also a director of Convera Corporation during the past five years.

MARIA ELENA LAGOMASINO	Director since 2008 Age 60

Ms. Lagomasino is Chief Executive Officer of GenSpring Family Offices, LLC, an affiliate of SunTrust Banks, Inc., and has held this position since November 2005. From September 2001 to March 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JPMorgan Private Bank, a division of JPMorgan Chase & Co. Prior to assuming this position, she was managing director of The Chase Manhattan Bank in charge of its Global Private Banking Group. She served as a Director of the Company from April 2003 to April 2006. Ms. Lagomasino is a Director of Avon Products, Inc. and has not held any other public company directorships during the past five years.

DONALD F. McHENRY	Director since 1981 Age 73

Mr. McHenry is Distinguished Professor in the Practice of Diplomacy and International Affairs at the School of Foreign Service, Georgetown University. He has held this position for more than the past five years. From 1981 to May 2007, he was a principal owner and President of the IRC Group, LLC, a Washington, D.C. consulting firm. He also served as a director of AT&T Corporation and International Paper Company during the past five years.

SAM NUNN	Director since 1997 Age 71

Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a position he has held since 2001. The Nuclear Threat Initiative is a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He served as a member of the United States Senate from 1972 through 1996. He is a Director of Chevron Corporation, Dell Inc. and General Electric Company. He also served as a director of Internet Security Systems, Inc. and Scientific-Atlanta, Inc. during the past five years.

JAMES D. ROBINSON III	Director since 1975 Age 74

Mr. Robinson is General Partner of RRE Ventures, a private information technology-focused venture capital firm, and has held this position since 1994. He is also President of JD Robinson, Inc., a strategic advisory firm. From June 2005 until February 2008, he was non-executive Chairman of the Board of Bristol-Myers Squibb Company. He previously served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. Mr. Robinson also served as a director of First Data Corporation and Novell, Inc. during the past five years.

PETER V. UEBERROTH	Director since 1986 Age 72

Mr. Ueberroth is an investor and Chairman of the Contrarian Group, Inc., a business management company, and has held this position since 1989. He is the non-executive Co-Chairman of Pebble Beach Company. Mr. Ueberroth is also a Director of Aircastle Limited. He also served as a director of Adecco SA, Ambassadors International, Inc. and Hilton Hotels Corporation during the past five years.

JACOB WALLENBERG	Director since 2008 Age 54

Mr. Wallenberg is Chairman of the Board of Investor AB, a Swedish industrial holding company, and has held this position since April 2005. Mr. Wallenberg is also Vice Chairman of Skandinaviska Enskilda Banken AB, a North European financial group, having served as its Chief Executive Officer from 1997 to 1998 and as its Chairman of the Board from April 1998 to April 2005. Mr. Wallenberg also serves as Vice Chairman of Atlas Copco AB and SAS AB, both Swedish companies. Since January 2008, Mr. Wallenberg is a Senior Advisor to Foundation Asset Management Sweden AB. From January 2006 until December 2007, he was a Senior Advisor to Thisbe AB. He was acting Chairman of W Capital Management AB from January 2002 to December 2005. He is a Director of ABB Ltd and has not held any other public company directorships during the past five years.

JAMES B. WILLIAMS	Director since 1979 Age 76

Mr. Williams retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, which positions he had held for more than five years. He is a Director of Marine Products Corporation, Rollins, Inc. and RPC, Inc. He also served as a director of Genuine Parts Company and Georgia Pacific Corporation during the past five years.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board and the Committee on Directors and Corporate Governance consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareowners, the Committee on Directors and Corporate Governance considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Committee on Directors and Corporate Governance determines are pertinent in light of the current needs of the Board. The Committee on Directors and Corporate Governance also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Committee on Directors and Corporate Governance require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board conducts interviews of potential Director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities as set forth in the Company’s 2020 Vision and Roadmap for Winning Together (the “2020 Vision”). The 2020 Vision – produced based on collective input from bottlers, associates and other key stakeholders – is an action plan that sets forth a common set of strategies guiding the Coca-Cola system that we believe are essential in order for us to succeed in this changing environment over the next decade.

The Company’s products are sold in over 200 countries around the world and significant areas of future growth are located outside of the United States. The Company’s business is truly global and multicultural. Therefore, the Board believes that international experience or specific knowledge of a key geographic growth area and diversity of race, gender, age, cultural background and professional experiences should be represented on the Board. The Company’s business is multifaceted and involves complex financial transactions in many countries and in many currencies. Therefore, the Board believes that the Board should include some Directors with a high level of financial literacy and some Directors who possess relevant business experience as a Chief Executive Officer or a President. Marketing is the core focus of our business and the Company seeks to develop and deploy the world’s most innovative and effective marketing and technology. Therefore, the Board believes that marketing and technology experience should be represented on the Board. Our business is a complicated global enterprise and most of the Company’s products are manufactured and sold by bottling partners around the world. Therefore, the Board believes that extensive knowledge of the Company’s business, the Coca-Cola system, the industry and manufacturing should be represented on the Board. The Company’s business also requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities. Therefore, the Board believes that governmental, political or diplomatic expertise should be represented on the Board.

Summary of Qualifications of 2010 Nominees for Director

Set forth below are a chart and a narrative disclosure that summarize the specific qualifications, attributes, skills and experiences described above. An “X” in the chart below indicates that the item is a specific reason that the Director has been nominated to serve on the Company’s Board. The lack of an “X” for a particular qualification does not mean that the Director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a Director on which the Board currently relies.

	Herbert	Ronald	Cathleen	Barry	Alexis	Muhtar	Donald	Maria Elena	Donald	Sam	James	Peter	Jacob	James
	A. Allen	W. Allen	P. Black	Diller	M. Herman	Kent	R. Keough	Lagomasino	F. McHenry	Nunn	D. Robinson III	V. Ueberroth	Wallenberg	B. Williams
High level of financial literacy	X	X		X				X		X		X	X	X

Diversity of race, ethnicity, gender, age, cultural background or professional experience			X		X	X		X	X				X

Extensive knowledge of the Company’s business, industry or manufacturing	X	X			X	X	X		X		X	X		X

Marketing/Marketing-related technology experience	X		X	X		X	X			X	X	X

Broad international exposure or specific in-depth knowledge of a key geographic growth area		X	X	X	X		X	X		X			X

Relevant Chief Executive Officer/President experience		X	X	X		X	X	X			X			X

Governmental, political or diplomatic expertise					X				X	X	X		X

Herbert A. Allen

•	High Level of Financial Literacy – Chief Executive Officer, President and Director of Allen & Company Incorporated, a firm that provides venture capital, underwriting, mergers and acquisitions, private placements and money management services. Recognized investor, underwriter and broker to some of the biggest names in entertainment and technology (e.g. Seagram and Universal Studios, Disney and Capital Cities/ABC, and public offering of Google, Inc.). Supervised the firm’s principal financial and accounting officers on all matters related to the firm’s financial position and results of operations and the presentation of its financial statements.

•	Extensive Knowledge of the Company’s Business – Director of the Company since 1982 and through Allen & Company Incorporated has served as financial advisor to the Company and its bottling partners on numerous transactions.

•	Marketing/Marketing-Related Technology Experience – Ten-year public company directorship at Convera Corporation, a company that uses technology to help clients build a loyal online community and increase their internet advertising revenues.

Ronald W. Allen

•	High Level of Financial Literacy – Serves on the Audit Committees of two public companies, Aaron’s, Inc., a leader in lease ownership and specialty retailing of office furniture, consumer electronics, home appliances and electronics, and Aircastle Limited, a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. Served on the Investment Committee of public company Interstate Hotels & Resorts, Inc., a large independent hotel management company.

•	Manufacturing Experience – Thirteen-year public company directorship with Aaron’s, Inc., a furniture manufacturer.

•	Broad International Exposure – Former Chairman and Chief Executive Officer of Delta Airlines, Inc., a public company and major U.S. air transportation company, which operates an extensive domestic and international network, spanning North America, South America, Europe, Asia, Africa, the Middle East, the Caribbean, and Australia. Service as a Director for the past five years for two public companies with global operations, Aircastle Limited and Interstate Hotels & Resorts, Inc.

•	Relevant Chief Executive Officer/President Experience – Served as Chief Executive Officer and President of Delta Airlines, Inc. from 1987 – 1997. During his tenure, known for providing a steady hand through very difficult times, bringing the company back to sustained profitability, establishing a program to lower the airline’s cost structure, while growing the business through expansion into foreign markets.

Cathleen P. Black

•	Diversity – Female; professional experience in marketing, advertising and publishing.

•	Marketing/Marketing-Related Technology Experience – President of Hearst Magazines, a major media and communications company for past 14 years. Recognized as “First Lady of American Magazines”, moved Hearst Magazines into the web 2.0 wave in 2007 through creation of various online magazine sites. Fifteen-year public company directorship with International

Business Machines Corporation (“IBM”), a multinational computer, technology and IT consulting corporation that manufactures and sells computer software and offers infrastructure services, hosting services, and consulting services in areas ranging from mainframe computers to nanotechnology.

•	Broad International Exposure – President of Hearst Magazines, one of the world’s largest publishers of monthly magazines with nearly 200 international editions. Fifteen-year public company directorship with IBM, the world’s largest computer company with nearly 400,000 employees in over 170 countries.

•	Relevant Chief Executive Officer/President Experience – President of Hearst Magazines for the past 14 years, which has experienced steady growth under her leadership. Recognized in 2009 by Fortune as one of the 50 most powerful women in business.

Barry Diller

•	High Level of Financial Literacy – Serves on the Finance Committee of public company The Washington Post Company, a diversified education and media company.

•	Marketing/Marketing-Related Technology Experience – Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, a public and interactive commerce company with several business units that operate in the marketing and technology industries (e.g. IAC Advertising Solutions, Ask.com, Thesaurus.com, Excite.com, Shoebuy.com and Outletbuy.com).

•	Broad International Exposure – Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, with over 50 brands in 40 countries.

•	Relevant Chief Executive Officer/President Experience – Chief Executive Officer of IAC/InterActiveCorp for the past 15 years. Extensive experience in mergers, acquisitions and business combinations (e.g. Silver King Broadcasting, QVC, Ticketmaster and Home Shopping Network).

Alexis M. Herman

•	Diversity – African-American; female; professional experience in government, nonprofit/charitable organizations and business.

•	Manufacturing Experience – Nine-year public company directorship at Cummins Inc., a manufacturer of diesel engines and related technology.

•	Broad International Exposure – Nine-year public company directorship at Cummins Inc., a company that manufactures, sells and services diesel engines and related technology to its customers through its network of 500 company-owned and independent distributor facilities and more than 5,200 dealer locations in over 190 countries and territories. Served as Chair of the Working Party for the Role of Women in the Economy for the Organisation for Economic Co-operation and Development (“OECD”).

•	Governmental, Political or Diplomatic Expertise – Former U.S. Cabinet Member serving as U.S. Secretary of Labor from 1997 – 2001 under U.S. President Bill Clinton and has been praised for her handling of the UPS workers strike in 1997. Prior to her appointment, she was Assistant to President Clinton and Director of the White House Office of Public Liaison. Served as Director of the Labor Department’s Women’s Bureau under U.S. President Jimmy

Carter. Former Chief of Staff and former Vice Chair of the Democratic National Committee. Served as Co-Chair of the Bush Clinton Katrina Fund. Served as Chair of the Working Party for the Role of Women in the Economy for OECD, an international organization helping governments tackle the economic, social and governance challenges of a globalized economy. Serves as Chair of the Community Affairs Committee for MGM Mirage, a public company with significant holdings in gaming, hospitality and entertainment.

Muhtar Kent

•	Diversity – Turkish; Director of Catalyst, the leading nonprofit membership organization working globally with businesses and the professions to build inclusive workplaces and expand opportunities for women and business.

•	Extensive Knowledge of the Company’s Business, Industry and Manufacturing – Over 30 years of Coca-Cola system experience including extensive experience in international markets. Chairman of the Board (since 2009), Chief Executive Officer (since 2008) and President (since 2006) of the Company. Chief Operating Officer of the Company from December 2006 – June 2008. Joined the Company in 1978 and held a variety of marketing and operations roles during his tenure and also held leadership roles at two bottlers in the Coca-Cola system. Responsible for growth in the expansion of the Company’s operations outside of the United States.

•	Marketing/Marketing-Related Technology Experience – Served in various marketing roles at the Company.

•	Relevant Chief Executive Officer/President Experience – In addition to serving as the Company’s Chief Executive Officer, served as President and Chief Executive Officer of Efes Beverage Group, the majority shareholder of Turkish bottler Coca-Cola Içecek A.S. for approximately 6 years.

Donald R. Keough

•	Extensive Knowledge of the Company’s Business – Worked for the Company for over 40 years in a number of roles including serving as President and Chief Operating Officer of the Company. Director of the Company for approximately 20 years.

•	Marketing/Marketing-Related Technology Experience – In addition to marketing roles during his tenure as an employee of the Company, has held a twelve-year public company directorship at IAC/InterActiveCorp., an interactive commerce company with several business units that operate in the marketing and technology industries.

•	Broad International Exposure – Twenty-year directorship at, and former executive officer of, the Company, which operates in over 200 countries. Twelve-year public company directorship at IAC/InterActiveCorp, with over 50 brands in 40 countries.

•	Relevant Chief Executive Officer/President Experience – Served as President of the Company from 1981 to 1993.

Maria Elena Lagomasino

•	High Level of Financial Literacy – Chief Executive Officer of GenSpring Family Offices, LLC, an affiliate of SunTrust Banks, Inc. with over $20 billion of assets under management. In the financial industry over 30 years and is a recognized leader in the wealth management industry.

•	Diversity – Hispanic; female; professional experience in global capital markets and government, including member of the Council on Foreign Relations.

•	Broad International Exposure – During tenure with Chase Bank served as Managing Director of Global Private Banking, Vice President of private banking in Latin America region and head of private banking for the Western Hemisphere.

•	Relevant Chief Executive Officer/President Experience – Former Chief Executive Officer of JPMorgan Private Bank.

Donald F. McHenry

•	Diversity – African-American; professional experience in government, foreign diplomacy and education.

•	Extensive Knowledge of the Company’s Business – Twenty-nine-year directorship with the Company.

•	Governmental, Political or Diplomatic Expertise – Spent most of career working in foreign diplomacy. Serves as Distinguished Professor in the Practice of Diplomacy and International Affairs at the School of Foreign Service, Georgetown University. Began career at U.S. Department of State in 1963; in 1976, served as a member of U.S. President Jimmy Carter’s transition staff at the State Department before joining the U.S. Mission to the United Nations; in March 1977, he was appointed as the U.S. Deputy Representative to the U.N. Security Council. Served as United States Ambassador and Permanent Representative to the United Nations from September 1979 until January 20, 1981.

Sam Nunn

•	High Level of Financial Literacy – Serves on Finance Committee of Dell Inc. Served on Audit Committees of Dell Inc. and Scientific–Atlanta, Inc.

•	Marketing/Marketing-Related Technology Experience – Ten-year public company directorship at Dell Inc., a leading technology company, offering a broad range of product categories, including mobility products, desktop PCs, software and peripherals, servers and networking, services, and storage. Twelve-year public company directorship at General Electric Company (“GE”), a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. Twelve-year public company directorship at Chevron Corporation, one of the world’s largest integrated energy companies.

•	Broad International Exposure – Twelve-year public company directorship at GE, which serves customers in more than 100 countries and employs more than 320,000 people worldwide. Twelve-year public company directorship at Chevron Corporation, which conducts business in more than 100 countries. Ten-year public company directorship at Dell Inc., which is the number one supplier of computer systems in the United States and the number two supplier worldwide.

•	Governmental, Political or Diplomatic Expertise – Served for 24 years as a United States Senator from Georgia (1972 until 1997) as a member of the Democratic Party. During his tenure in the U.S. Senate, served as Chairman of the U.S. Senate Committee on Armed Services and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Recognized leader in the United States on national security and foreign policy. Distinguished Professor of Foreign Affairs at Georgia Institute of Technology (“Georgia Tech”). Host of annual Sam Nunn Policy Forum at Georgia Tech, a policy meeting that brings together noted academic, government, and private-sector experts on technology, public policy, and international affairs to address issues of immediate importance. Chair of the Public Responsibilities Committee at GE and Chair of the Public Policy Committee at Chevron Corporation.

James D. Robinson III

•	Extensive Knowledge of the Company’s Business – Thirty-five-year directorship at the Company.

•	Marketing/Marketing-Related Technology Experience – Nine-year public company directorship at Novell, Inc., a company that develops, sells and installs enterprise-quality software. As co-founder and General Partner of RRE Ventures, has been actively involved as a venture capital investor in over 140 early stage information technology companies.

•	Relevant Chief Executive Officer/President Experience – Served as Chief Executive Officer of American Express Company from 1977 to 1993. During tenure at American Express, engineered a number of strategic acquisitions and dispositions.

•	Governmental, Political or Diplomatic Expertise – Member of the Council on Foreign Relations, Chairman of the Advisory Committee on Trade Policy and Negotiations and Honorary Trustee of the Brookings Institution, a nonprofit, public policy organization, based in Washington, D.C., that conducts research and education in the social sciences, primarily in economics, metropolitan policy, governance, foreign policy, and global economy and development.

Peter V. Ueberroth

•	High Level of Financial Literacy – Investor and Chairman of Contrarian Group, a financial services company. As organizer of the 1984 Los Angeles Olympic Games, employed innovative strategies to ensure financial success, resulting in significant budget surplus.

•	Extensive Knowledge of the Company’s Business – Twenty-four-year directorship at the Company; experience from a customer perspective in the hospitality industry, including as a Director of Hilton Hotels from 2000 to 2007; significant involvement with the Olympic Games.

•	Marketing/Marketing-Related Technology Experience – As former Commissioner of Major League Baseball, increased attendance, improved financial condition of teams and doubled national television revenue.

Jacob Wallenberg

•	High Level of Financial Literacy – An owner of Skandinaviska Enskilda Banken (“SEB”), a financial group. Extensive career in finance and investment management, starting with J.P. Morgan in 1981. Currently serving as Vice Chairman having served as Chairman, Chief Executive Officer and President of SEB, Chairman of Investor AB (Investment Company) and a Member of the International Advisory Board of The Blackstone Group. Serves as a member of the Audit Committees of Investor AB and ABB Ltd. Director of the Peterson Institute for

International Economics, a research institution devoted to the study of international economic policy.

•	Diversity – Swedish national.

•	Broad International Exposure – Entire career focused outside of the United States with a number of international companies including SAS, the Nordic Airline and Atlas Copco AB, an electric tools and equipment company. Mayor of Shanghai’s International Business Leaders Advisory Council.

•	Governmental, Political or Diplomatic Expertise – Member of the International Advisory Board of the Council on Foreign Relations and member of the European Round Table of Industrialists.

James B. Williams

•	High Level of Financial Literacy – Designated as a “financial expert” for SEC purposes for the Audit Committee of two public companies – Rollins, Inc., a premier North American consumer and commercial services company and RPC, Inc. a holding company that provides oilfield services and equipment to independent and major oilfield companies in exploration, production and development of oil and gas properties, domestically and in selected international markets.

•	Extensive Knowledge of the Company’s Business and Manufacturing – Thirty-one-year directorship at the Company. Nine-year public company directorship at Marine Products, Inc., one of the top four manufacturers of stern-drive powerboats in the United States.

•	Relevant Chief Executive Officer/President Experience – Served as Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998.

The Board believes that the combination of the various qualifications, skills and experiences of the 2010 Director nominees would contribute to an effective and well-functioning Board. The Board and the Committee on Directors and Corporate Governance believe that, individually and as a whole, the Directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Information about the Board of Directors and Corporate Governance

The Board is elected by the shareowners to oversee their interest in the long-term health and the overall success of the business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareowners. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareowners. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, an independent Director serving as Presiding Director and strong, active independent Directors.

Under the Company’s By-Laws, the Chairman of the Board presides over meetings of the Board of Directors, presides over meetings of shareowners, consults and advises the Board of Directors and its committees on the business and affairs of the Company, and performs such other duties as may be assigned by the Board. The Chief Executive Officer is in general charge of the affairs of the Company, subject to the overall direction and supervision of the Board of Directors and its committees and subject to such powers as reserved by the Board. Muhtar Kent serves as both Chairman of the Board and Chief Executive Officer.

The Company also has designated the Chairman of the Committee on Directors and Corporate Governance, who must be an independent Director, as the Presiding Director. James D. Robinson III serves in this position. The Presiding Director:

•	presides at all meetings of non-employee Directors;

•	presides at all meetings of independent Directors;

•	leads the evaluation of the performance of the Chief Executive Officer;

•	encourages and facilitates active participation of all Directors;

•	confers with the Chief Executive Officer and other members of the Board on meeting agendas;

•	monitors and coordinates with management on corporate governance issues and developments;

•	performs any other duties requested by the other non-employee Directors; and

•	acts as a liaison between shareowners and the Board where appropriate.

Importantly, all Directors play an active role in overseeing the Company’s business both at the Board and Committee level. As set forth in our Corporate Governance Guidelines, the core responsibility of the Directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareowners. Our Board is comprised of one Director who serves as a member of management and 13 non-employee Directors. Our non-employee Directors are skilled and experienced leaders in business, education, government and public policy. They currently serve or have served as CEOs and members of senior management of Fortune 500 companies and investment banking firms and members of the U.S. Cabinet, the U.S. Senate and academia. In these roles, our non-employee Directors have been called upon to provide answers to various complex issues, and most importantly are expected to, and do, ask hard questions of management. We believe that this is one of the many reasons our non-employee Directors are well-equipped to oversee the success of the business and to provide advice and counsel to the Chief Executive Officer and other senior officers of the Company.

Under our By-Laws, regular meetings of the Board are held at such times as the Board may determine. As part of each regularly scheduled Board meeting, the non-employee Directors meet without the Chief Executive Officer present. These meetings allow non-employee Directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. In addition, at each regularly scheduled Board meeting, the independent Directors meet separately. Also, pursuant to our By-Laws, a majority of the Directors may call a special meeting of the Board in addition to the Chief Executive Officer or the Secretary of the Company. All of the Board Committees, except the Management Development Committee and the Executive Committee, are chaired by independent Directors.

The Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a Presiding Director, active and strong non-employee Directors, and Committees led primarily by independent Directors – is the most effective for the Company at this time. The Company’s business is complex and our products are sold in more than 200 countries around the world. Because the Chief Executive Officer travels extensively and is closest to the many facets of our business, the Board believes the Chief Executive Officer is in the best position to lead most effectively and to serve in the critical role of Chairman of the Board. In addition, as he is directly involved in managing the Company, having a Chairman who also serves as the Chief Executive Officer allows timely communication with the Board on critical business matters given the complexity and global reach of our business. Further, most of the Company’s products are manufactured and sold by bottling partners around the world, most of which are separate, unconsolidated companies. This franchise structure requires our leader to have strong relationships with the leaders of the bottlers. Having a single person in both roles is important so that the Company is represented by a single voice to bottlers, customers and consumers. The Board believes that leadership of both the Board and the Company by Mr. Kent is the optimal structure to guide the Company and maintain the focus required to achieve the business goals set forth in the Company’s 2020 Vision. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by non-employee Directors.

Board Meetings and Committees

In 2009, the Board of Directors held six meetings and Committees of the Board of Directors held a total of 30 meetings. Overall attendance at such meetings was approximately 96%. Each Director attended 75% or more of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during 2009.

The Board of Directors has an Audit Committee, a Compensation Committee, a Committee on Directors and Corporate Governance, an Executive Committee, a Finance Committee, a Management Development Committee and a Public Issues and Diversity Review Committee. The Board of Directors has adopted a written charter for each of these Committees. The Company has adopted a Code of Business Conduct for Non-Employee Directors. In addition, the Company has adopted a Code of Business Conduct applicable to the Company’s employees, including the Named Executive Officers. The full text of each Committee charter, the Company’s Corporate Governance Guidelines and the Company’s Codes of Business Conduct is available on the Company’s website located at www.thecoca-colacompany.com, click on “Investors”, click on “Corporate Governance”.

The following table describes the current members of each of the Committees and the number of meetings held during 2009.

PUBLIC
			DIRECTORS				ISSUES
			AND				AND
			CORPORATE			MANAGEMENT	DIVERSITY
NAME	AUDIT	COMPENSATION	GOVERNANCE	EXECUTIVE	FINANCE	DEVELOPMENT	REVIEW
Herbert A. Allen				X	X	X
Ronald W. Allen*	X	X
Cathleen P. Black*		Chair					X
Barry Diller*			X		X	X
Alexis M. Herman*		X					X
Muhtar Kent				Chair
Donald R. Keough						Chair	X
Maria Elena Lagomasino*		X	X
Donald F. McHenry*	X		X				Chair
Sam Nunn*					X		X
James D. Robinson III*[1]		X	Chair			X
Peter V. Ueberroth*	Chair				X
Jacob Wallenberg*			X				X
James B. Williams*[2]	X			X	Chair	X

Number of Meetings	9	6	4	0	5	2	4

* Independent Director

1 Presiding Director

2 The Board of Directors has appointed Mr. Williams to the Audit Committee even though he serves on the audit committees of three other public companies. The Board of Directors believes its decision is in the best interests of shareowners. Mr. Williams is retired and has extensive experience with and knowledge of the Company. The other three companies are related in that they share a common management and are under common control. As a result, the Board of Directors believes that service on the audit committees of these other companies is less burdensome than would be the case for three unrelated public companies.

The following summarizes the responsibilities of the various committees. The complete committee charters are located at www.thecoca-colacompany.com, click on “Investors”, click on “Corporate Governance”.

Audit Committee

Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the Company’s compliance with legal and regulatory requirements and its ethics program, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the performance of its independent auditors.

Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange, the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the Company’s Corporate Governance Guidelines. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The “audit committee financial expert” designated by the Board is Peter V. Ueberroth.

Compensation Committee

Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving compensation plans, policies and programs of the Company applicable primarily to elected officers and senior executives of the Company.

The Compensation Committee also makes decisions that affect a larger group of employees. The Compensation Committee approves proposed plans and rewards systems applicable to more persons than the senior executives. For example, the Compensation Committee approves all stock option awards and all awards of restricted stock and performance share units that may be awarded to employees who are not elected officers or senior executives.

To assist the Compensation Committee with its responsibilities, it has retained the services of the compensation consulting firm, Towers Perrin (now known as Towers Watson). The consultant reports to Cathleen P. Black, the Compensation Committee Chair. Additional information regarding the Compensation Committee’s engagement of Towers Perrin is disclosed beginning on page 57.

Each member of the Compensation Committee meets the independence requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Tax Code”), and the Company’s Corporate Governance Guidelines.

Committee on Directors and Corporate Governance

Under the terms of its charter, the Committee on Directors and Corporate Governance is responsible for considering and making recommendations concerning the function and needs of the Board, and the review and development of corporate governance guidelines. As discussed on page 22, the Chairman of the Committee on Directors and Corporate Governance is designated as the Presiding Director.

Each member of the Committee on Directors and Corporate Governance meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Executive Committee

Under the terms of its charter, the Executive Committee has the authority to exercise the power and authority of the Board between meetings, except the powers reserved for the Board or the shareowners by Delaware Law.

Finance Committee

Under the terms of its charter, the Finance Committee helps the Board fulfill its responsibilities relating to oversight of the Company’s financial affairs, including reviewing and recommending capital expenditures and dividend policy to the Board.

Management Development Committee

Under the terms of its charter, the Management Development Committee helps the Board fulfill its responsibilities relating to oversight of talent development for senior positions and succession planning.

Public Issues and Diversity Review Committee

Under the terms of its charter, the Public Issues and Diversity Review Committee helps the Board fulfill its responsibilities relating to public issues and diversity. The Public Issues and Diversity Review Committee reviews the Company’s policy and practice relating to significant public issues of concern to shareowners, the Company, the business community and the general public.

The Board’s Role in Risk Management

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve the objectives set forth in its 2020 Vision.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:

•	understand critical risks in the Company’s business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its Committees;

•	evaluate the Company’s risk management processes and see they are functioning adequately;

•	facilitate open communication between management and Directors; and

•	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. These include an enterprise risk management program, a risk management committee co-chaired by the Chief Financial Officer and the General Counsel, regular internal management disclosure committee meetings, Codes of Business Conduct, robust product quality standards and processes, a strong ethics and compliance office, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Codes of Business Conduct. The Audit Committee members meet separately with the Company’s General Counsel, Chief of Internal Audit and representatives of the independent auditing firm.

•	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion & Analysis beginning on page 45, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

•	The Finance Committee oversees certain financial matters and risks relating to pension plan investments, currency risk and hedging programs, mergers and acquisitions, and capital projects.

•	The Public Issues and Diversity Review Committee oversees issues that could pose significant reputational risk to the Company.

•	The Management Development Committee oversees management development and succession planning across senior management positions.

In addition, annually, one meeting of the full Board of Directors is dedicated primarily to evaluating and discussing risk, risk mitigation strategies, and the Company’s internal control environment. Topics examined at this meeting include, but are not limited to, financial risks, political and regulatory risks, legal risks, supply chain and quality risks, information technology risks, economic risks, and risks related to the Company’s transformation efforts. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

The Company believes that its leadership structure, discussed in detail beginning on page 21, supports the risk oversight function of the Board. While the Company has a combined Chairman of the Board and Chief Executive Officer, strong Directors chair the various committees involved with risk oversight, there is open communication between management and Directors, and all Directors are actively involved in the risk oversight function.

Independence and Related Person Transactions

Independence Determinations

Under the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Guidelines, the Board of Directors must consist of a majority of independent Directors. In making independence determinations, the Board observes

NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance rules, to be considered independent:

•	the Director must not have a disqualifying relationship as defined in the NYSE corporate governance rules; and

•	the Board must affirmatively determine that the Director otherwise has no material relationship with the Company directly, or as an officer, shareowner or partner of an organization that has a relationship with the Company.

To aid in the Director independence assessment process, the Board has adopted categorical standards that identify categories of relationships that the Board has determined would not affect a Director’s independence. As a result, these relationships are not considered by the Board in determining Director independence. The categorical standards, which are part of the Company’s Corporate Governance Guidelines, provide that the following will not be considered material relationships that would impact a Director’s independence:

1.	The Director is an executive officer or employee or any member of his or her immediate family is an executive officer of any other organization that does business with the Company and the annual sales to, or purchases from, the Company are less than $1 million or 1% of the consolidated gross revenues of such organization, whichever is more;

2.	The Director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than $1 million or 1% of the total consolidated assets of the organization on which the Director or any member of his or her immediate family serves as an executive officer, whichever is more;

3.	The Director is a director or trustee, but not an executive officer, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company;

4.	The Director or any member of his or her immediate family holds a less than 10% interest in any other organization that has a relationship with the Company; or

5.	The Director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross revenues, whichever is more.

In addition, the Board did not consider transactions with entities in which the Director or an immediate family member served only as a director or trustee. Nor did the Board consider transactions of less than $120,000 or transactions with entities in which the Director or an immediate family member had a less than 10% interest.

The Board, through its Committee on Directors and Corporate Governance, annually reviews all relevant business relationships any Director or nominee for Director may have with the Company. As a result of its annual review, the Board has determined that none of the following Directors/2010 nominees for Director has a material relationship with the Company and, as a result, such Directors/2010 nominees for Director are independent: Ronald W. Allen, Cathleen P. Black, Barry Diller, Alexis M. Herman, Maria Elena Lagomasino, Donald F. McHenry, Sam Nunn, James D. Robinson III,

Peter V. Ueberroth, Jacob Wallenberg and James B. Williams. None of the Directors/2010 nominees for Director who were determined to be independent had any relationships that were outside the categorical standards identified above.

The Board examined the Company’s relationship with Hearst Corporation and its subsidiaries. Cathleen P. Black, one of our Directors, is Senior Vice President and a director of Hearst Corporation. She is also Senior Vice President and a director of Hearst Communications, Inc. and President of its Hearst Magazines unit. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of both the Company and Hearst Corporation, (ii) the payments were for print and media advertising in the ordinary course of business, and (iii) the Company has had a relationship with Hearst Corporation for many years prior to Ms. Black’s relationship with either the Company or Hearst Corporation. This relationship is within the rules of the NYSE and falls within categorical standard number 1 above. The relationship is consistent with Ms. Black’s status as an independent Director.

The Board examined payments made by the Company to IAC/InterActiveCorp and its subsidiaries (“IAC”) where Barry Diller, one of our Directors, is Chairman of the Board and Chief Executive Officer. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of both the Company and IAC, (ii) the payments were for online advertising and ticket sales service fees in the ordinary course of business, and (iii) the Company has had a relationship with the predecessors of IAC for many years prior to Mr. Diller’s service as a Director of the Company. This relationship is within the rules of the NYSE and falls within categorical standard number 1 above. The relationship is consistent with Mr. Diller’s status as an independent Director.

The Board examined the Company’s charitable donations and sponsorships to Points of Light Institute, where a daughter of Sam Nunn, one of our Directors, serves as Chief Executive Officer and a Director. The Board determined that this relationship was not material since (i) the amounts involved were a small percentage of the revenues or donations received by Points of Light Institute and a small percentage of the Company’s overall charitable donations and sponsorships, and (ii) the donations and sponsorships were within the Company’s philosophy of supporting local and civic organizations in the communities where we operate. This relationship is within the rules of the NYSE and falls within categorical standard number 5 above. The relationship is consistent with Mr. Nunn’s status as an independent Director.

The indirect relationship between the Company and James D. Robinson III, one of our Directors, is described on page 31. The Board determined that this relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of both the Company and Delaware North Companies, Inc. (“Delaware North”), (ii) the marketing and sponsorship payments and the payments made to purchase fountain syrups and other products were in the ordinary course of business, (iii) the interest is indirect, and (iv) the Company has had a business relationship with Delaware North for over 75 years. This relationship is within the rules of the NYSE and falls within categorical standard number 1 above. The relationship is consistent with Mr. Robinson’s status as an independent Director.

A daughter of Peter V. Ueberroth, one of our Directors, is an executive officer of the National Basketball Association (the “NBA”) with which the Company has a contractual relationship. The relationship is described on page 31. The Board determined that this indirect relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of both the Company and the NBA, and (ii) the Company’s relationship with the NBA has been in existence since the late 1980’s, long before Mr. Ueberroth’s daughter served as an executive officer of that organization. This relationship is within the rules of the NYSE and falls within categorical standard number 1 above. The relationship is consistent with Mr. Ueberroth’s status as an independent Director.

During 2009, E. Neville Isdell served as executive Chairman of the Board of Directors of the Company until his retirement in April 2009 and therefore, was determined not to be independent during his service as a Director in 2009. Muhtar Kent, the Chairman of the Board of Directors since April 2009, also serves as the Company’s Chief Executive Officer and is therefore currently determined not to be independent. Even though neither Herbert A. Allen nor Donald R. Keough currently is determined to be independent, both of these Directors have contributed greatly to the Board of Directors and the Company through their wealth of experience, expertise and judgment.

All of our Directors who serve as members of the Audit Committee, Compensation Committee and Committee on Directors and Corporate Governance are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also must satisfy a separate SEC independence requirement that provides that no member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than compensation for services as a Director.

Certain Related Person Transactions

Herbert A. Allen

Herbert A. Allen, one of our Directors, is President, Chief Executive Officer and a Director of Allen & Company Incorporated (“ACI”) and a principal shareowner of ACI’s parent. ACI is an indirect equity holder of Allen & Company LLC (“ACL”). ACI transferred its investment and financial advisory services business to ACL in September 2002.

ACI has leased and subleased office space since 1977 in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. In June 2005, ACI assigned the lease and sublease to ACL. In 2009, ACL paid approximately $4.9 million in rent and related expenses and it is expected that ACL will pay a similar amount in 2010 under the terms of the current lease. In the opinion of management, the terms of the lease are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of the execution of the lease.

In 2009, the Company paid ACL $1.0 million for investment banking services it provided in connection with the proposed business combination transaction between the Company and Coca-Cola Enterprises Inc. Under the terms of the investment banking services agreement, the Company is required to pay ACL a success fee equal to $15 million, less any advisory fees payable under the agreement, upon consummation of any transactions or series of transactions involving Coca-Cola Enterprises Inc. For more information regarding the transaction see page 94. In the opinion of management, the terms of the investment banking services agreement are fair and reasonable and as favorable to the Company as those that could be obtained from unrelated third parties.

Donald R. Keough

A son of Donald R. Keough, one of our Directors, is an executive officer of, and holds a significant equity interest in, Marsys Digital, LLC (“Marsys Digital”). In 2009, the Company and Marsys Digital entered into a five-year services agreement relating to the Company’s use of Marsys Digital’s platform technology and infrastructure. In 2009, the Company paid Marsys Digital approximately $5 million for infrastructure design associated with a digital infrastructure platform. Under the terms of the services agreement, the Company is required to pay Marsys Digital $2.9 million annually over the next five years for services associated with the operation, maintenance and support of the platform technology and infrastructure. In 2009, the Company paid Marsys Digital approximately $507,000 for such services and additional hardware. In 2009, the Company also entered into a warrant agreement with Marsys Digital whereby the Company was granted the right to purchase, for a period of up to six years, a 5% equity interest in Marsys Digital for an exercise price that is to be determined by the terms of the warrant agreement. The exercise price is based on a formula dependent on the fair market value of such equity interest and is subject to credit adjustments based on revenues recognized by Marsys Digital pursuant to its services agreement with the Company. Since Marsys Digital is a startup company, the value of the Company’s equity interest is not currently determinable.

James D. Robinson III

A daughter-in-law of James D. Robinson III, one of our Directors, has an indirect minority equity interest in Delaware North. The Company has a sponsorship agreement with Delaware North relating to the TD Banknorth Garden in Boston, which was renewed in 2009 for an additional period of five years. In 2009, the Company paid Delaware North approximately $749,000 in marketing and sponsorship payments in the ordinary course of business. In 2009, Delaware North and its subsidiaries made payments totaling approximately $2.7 million to the Company directly and through bottlers and other agents to purchase fountain syrups and other products in the ordinary course of business. The Company has had a relationship with Delaware North for more than 75 years. In the opinion of management, the terms of the sponsorship agreement are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of the execution of the agreement.

Peter V. Ueberroth

A daughter of Peter V. Ueberroth, one of our Directors, is an executive officer of the NBA. The Company and the NBA have entered into a marketing agreement. The Company made payments totaling approximately $17.6 million to the NBA’s affiliated companies in 2009 for marketing, media placement, advertising, and sponsorship in the ordinary course of business. The Company has had a relationship with the NBA since the late 1980’s. In the opinion of management, the terms of the agreement are fair and reasonable.

Berkshire Hathaway Inc. (“Berkshire Hathaway”)

Berkshire Hathaway’s holdings constituted approximately 8.68% of the Company’s outstanding Common Stock as of February 22, 2010. Business Wire, Inc. (“Business Wire”) is a wholly owned subsidiary of Berkshire Hathaway. In 2009, the Company paid approximately $132,000 to Business Wire to disseminate news releases for the Company in the ordinary course of business. This business relationship was in place prior to Berkshire Hathaway’s acquisition of Business Wire in 2006, is fair and reasonable, and is on terms as favorable to the Company as those that could have been obtained from unrelated third parties.

FlightSafety International, Inc. (“FlightSafety”) is a wholly owned subsidiary of Berkshire Hathaway. In August 2009, the Company agreed to a new five-year agreement with FlightSafety to provide pilot training services to the Company. FlightSafety continues to provide flight attendant and mechanic training services to the Company under a five-year agreement entered into in March 2006. In 2009, the Company paid FlightSafety approximately $673,000 for providing pilot, flight attendant and mechanic training services to the Company in the ordinary course of business. In the opinion of management, the terms of the FlightSafety agreements pursuant to which these services are provided are fair and reasonable, and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of the execution of the agreements.

International Dairy Queen, Inc. (“IDQ”) is a wholly owned subsidiary of Berkshire Hathaway. In 2009, IDQ and its subsidiaries made payments totaling approximately $2.1 million to the Company directly and through bottlers and other agents to purchase fountain syrup and other products for its corporate stores in the ordinary course of business. Payments from franchised stores are not included. Also in 2009, IDQ and its subsidiaries received promotional and marketing incentives based on the volume of both corporate and franchised stores, totaling approximately $1.5 million from the Company in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway’s acquisition of IDQ, is fair and reasonable, and is on terms substantially similar to the Company’s relationships with other customers.

McLane Company, Inc. (“McLane”) is a wholly owned subsidiary of Berkshire Hathaway. In 2009, McLane made payments totaling approximately $145.5 million to the Company to purchase fountain syrup and other products in the ordinary course of business. Also in 2009, McLane received from the Company approximately $5.5 million in agency commissions, marketing payments and other fees relating to the sale of the Company’s products to customers in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway’s acquisition of McLane in 2003, is fair and reasonable, and is on terms substantially similar to the Company’s relationships with other customers.

Berkshire Hathaway also holds a significant equity interest in American Express Company (“American Express”). In 2009, the Company paid fees of approximately $410,000 for credit card memberships, business travel and other services in the ordinary course of business to American Express or its subsidiaries. The Company received from American Express approximately $1.1 million in rebates and incentives in the ordinary course of business. The relationship with American Express is fair and reasonable.

Berkshire Hathaway holds a significant equity interest in Moody’s Corporation (“Moody’s”). In 2009, the Company paid fees of $262,000 to a subsidiary of Moody’s for rating our commercial paper programs. Also in 2009, the Company paid fees of $875,000 to a subsidiary of Moody’s for rating the Company’s offering of debt securities. The relationship with Moody’s is fair and reasonable and is on terms substantially similar to the Company’s relationships with similar companies.

Berkshire Hathaway also holds a significant equity interest in The Washington Post Company (“Washington Post”). In 2009, the Company paid fees of approximately $313,000 to Washington Post for print media advertising in the ordinary course of business. The relationship with Washington Post is fair and reasonable, and is on terms as favorable to the Company as those that could have been obtained from unrelated third parties.

BlackRock, Inc.

BlackRock, Inc.’s holdings constitute approximately 5.42% of the Company’s outstanding Common Stock as of February 22, 2010. The Coca-Cola Company Master Retirement Trust (the “Trust”), a trust established by the Company for purposes of providing retirement benefits under certain employee benefit plans, and BlackRock Realty Advisors, Inc., a subsidiary of BlackRock, Inc., have entered into an investment management agreement. Certain assets of the Company’s U.S. defined benefit pension plans (the “Trust Assets”) are invested in the BlackRock Granite Property Fund, Inc. (the “Fund”), an investment fund which is managed by BlackRock Realty Advisors, Inc. In 2009, the Trust paid fees of approximately $473,000 to BlackRock Realty Advisors, Inc. for its services as an investment manager to the Company’s U.S. defined benefit pension plans in the ordinary course of business. The Trust Assets have been invested in the Fund since the 1990s, when it was managed by an entity that was acquired by BlackRock, Inc. in 2006. The relationship with BlackRock Realty Advisors, Inc. is fair and reasonable and is on terms substantially similar to the Company’s relationship with other investment managers.

Approval of Related Person Transactions

Our policies and procedures regarding related person transactions are in writing in the committee charters for the Committee on Directors and Corporate Governance and the Audit Committee, and in our Codes of Business Conduct. These documents can be found on the Company’s website, www.thecoca-colacompany.com, under the “Investors’’ section.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to Directors or shareowners who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. Under our policy, there is no threshold amount applicable to Executive Officers with regard to Related Person Transactions.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, a Director of the Company or a nominee for Director or an Executive Officer;

•	any person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, nominee for Director, Executive Officer or more than 5% beneficial owner of the Common Stock, and any person (other than a tenant or employee) sharing the household of such Director, nominee for Director, Executive Officer or more than 5% beneficial owner of the Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Related Person Transactions Involving Directors

In general, the Company will enter into or ratify Related Person Transactions only when the Board of Directors, acting through the Committee on Directors and Corporate Governance, determines that the Related Person Transaction is reasonable and fair to the Company.

When a new Related Person Transaction is identified, it is brought to the Committee on Directors and Corporate Governance to determine if the proposed transaction is reasonable and fair to the Company. The Committee on Directors and Corporate Governance considers, among other things, the evaluation of the transaction by employees directly involved and the recommendation of the Chief Financial Officer.

However, many transactions that constitute Related Person Transactions are ongoing and some arrangements predate any relationship with the Director or predate the Director’s relationship with the Company. For example, ACI’s lease of space at 711 Fifth Avenue predates Mr. Herbert Allen’s service as a Director and was in place when the Company acquired the property as part of the purchase of Columbia Pictures in 1982.

When a transaction is ongoing, any amendments or changes are reviewed and the transaction is reviewed annually for reasonableness and fairness to the Company.

Identifying possible Related Person Transactions involves the following procedures in addition to the completion and review of the customary Directors’ Questionnaires.

The Company annually requests each Director to verify and update the following information:

•	a list of entities where the Director is an employee, director or executive officer;

•	each entity where an immediate family member of a Director is an executive officer;

•	each firm, corporation or other entity in which the Director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the Director or an immediate family member is an employee, executive officer, director or trustee.

A nominee for Director also is required to provide the Company with the foregoing information.

Related Person Transactions Involving Executive Officers

Likewise, each Executive Officer is required to complete an Executive Officers’ Questionnaire annually. In addition, any Related Person Transaction involving an Executive Officer must be preapproved by the Chief Executive Officer. Any such transaction involving the Chief Executive Officer must be submitted to the Audit Committee for approval.

Related Person Transactions Involving Shareowners With More Than 5% Ownership

The process for evaluating transactions involving a shareowner who has an ownership interest of more than 5% is essentially the same as that used for Directors, except that the transactions are submitted to the Audit Committee for approval. The Company annually requests that a shareowner (other than a passive investor) who has an ownership interest of more than 5% complete a Principal Shareowner Questionnaire that is similar to the questionnaires completed by Directors and Executive Officers.

Verification Process

When the Company receives the requested information, the Company compiles a list of all such persons and entities, including all subsidiaries of the entities identified. The Office of the Secretary reviews the updated list and expands the list if necessary, based on a review of SEC filings, Internet searches and applicable websites.

Once the list of persons and entities, generally totaling approximately 2,300 entities when shareowners who have an ownership interest of more than 5% are included, has been reviewed and updated, it is distributed within the Company to identify any potential transactions. This list also is sent to each of the Company’s approximately 318 accounting locations to be compared to payments and receipts.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. The information is reviewed and relevant information is presented to the Committee on Directors and Corporate Governance or the Audit Committee, as the case may be, in order to obtain approval or ratification of the transactions and to review in connection with its recommendations to the Board on the independence determinations of each Director.

DIRECTOR COMPENSATION

Directors who also serve as employees of the Company do not receive payment for services as Directors. The Committee on Directors and Corporate Governance is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to fees and retainers paid to Directors for Board, Committee and Committee Chair services. Under the Committee’s charter, the Committee is authorized to engage consultants or advisors in connection with its compensation review and analysis. The Committee did not engage any consultants in 2009.

In making non-employee Director compensation recommendations, the Committee on Directors and Corporate Governance takes various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and the forms of compensation paid to directors by comparable corporations. The Board reviews the Committee’s recommendations and determines the form and amount of Director compensation.

The current compensation program for non-employee Directors, The Coca-Cola Company Compensation and Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Plan”), has been in effect since January 1, 2009. The Board believes that non-employee Director compensation should be designed:

•	to align Directors’ interests with the long-term interests of shareowners;

•	to link a significant portion of the compensation to our Common Stock;

•	in a way that is simple, transparent and easy for shareowners to understand; and

•	in a manner that is fair based on the work required of directors serving an entity of the Company’s size and scope.

Prior Directors’ Plan

In 2006, the Board of Directors adopted the Compensation Plan for Non-Employee Directors of The Coca-Cola Company, which was amended on December 13, 2007 (the “Prior Directors’ Plan”).

The Prior Directors’ Plan, which was effective through December 31, 2008, ties the Directors’ annual pay to the Company’s performance over a three-year period. For all of the performance periods, the Board set a target of 8% compound annual growth in comparable earnings per share. For the 2006–2008 performance period, the Company’s 2005 comparable earnings per share of $2.17 was used as the base for this calculation. For the 2007–2009 performance period, the Company’s 2006 comparable earnings per share of $2.37 was used as the base for this calculation. For the 2008–2010 performance period, the Company’s 2007 comparable earnings per share of $2.70 is used as the base for this calculation. For all performance periods, the calculation of comparable earnings per share growth is adjusted for significant structural changes, accounting changes and non-recurring charges and gains.

Under the Prior Directors’ Plan, each Director, except a new Director, was credited with share units as compensation for each year in an amount equal to the number of shares of Common Stock that could be purchased for $175,000 on the date of the first regularly-scheduled board meeting that occurred in February. When a dividend is paid on Common Stock, the number of units is increased by the number of shares of Common Stock that could be purchased with the amount of the dividend on the dividend payment date. If the performance goal is met at the end of the three-year period, each participating Director is paid in cash an amount equal to the number of units multiplied by the fair market value of a share of Common Stock on the date the Audit Committee certifies performance results. If performance goals are not met, the Directors receive nothing for that year of service. Pursuant to the terms of this plan, new Directors were paid $175,000 in cash for their first twelve months of service and thereafter were eligible to participate in the performance portion of this plan.

In February 2009, the Audit Committee reviewed and certified the Company’s comparable earnings per share performance for the 2006–2008 performance period. Each Director participating in the Prior Directors’ Plan for that performance period was credited with 4,587 share units as of February 18, 2009 and earned $195,617 for 2006 compensation.

In February 2010, the Audit Committee reviewed and certified that the performance target of 8% compound comparable earnings per share growth for the 2007–2009 performance period was achieved. As of February 17, 2010, each Director participating in the Prior Directors’ Plan for this performance period, other than Ms. Herman, had accrued 3,986 share units for 2007 compensation. Based on the average of the high and low prices of the Common Stock on February 17, 2010, these Directors earned $219,861 for this performance period upon the Board’s authorization of payout on February 18, 2010. As a new 2007 Director, Ms. Herman was not eligible to participate in the performance portion of this plan. Mr. Wallenberg and Ms. Lagomasino did not participate in the 2007–2009 performance plan because they became Directors in 2008.

The performance plan for 2008 compensation (the 2008–2010 performance period) is the final plan in progress under the Prior Directors’ Plan and will pay out in February 2011, if the performance criterion is met. Currently, it is not known whether the target for this period will be met. As of the end of 2009, we believed it was not probable that the target would be achieved for this period based on performance through 2009. The volatility in the global economic environment and the impact of currency over the remaining year of the performance period will have a significant impact on whether or not the program ultimately pays out.

2009 Annual Compensation

Under the Directors’ Plan, 2009 annual compensation of $175,000 was paid or credited to each non-employee Director. Of this amount, $50,000 (or approximately 29%) was paid in cash in quarterly installments and $125,000 (or approximately 71%) was credited in deferred share units (“DSUs”). Non-employee Directors have the option of deferring all or a portion of their cash compensation in DSUs. The number of DSUs is equal to the number of shares of Common Stock that could be purchased for $125,000 based on the average of the high and low prices of a share of Common Stock on April 1st (or the next business day if April 1st is not a business day). Each DSU is equal in value to a share of Common Stock, but does not have voting rights. DSUs are credited with hypothetical dividends to the extent dividends on Common Stock are received by shareowners. The DSUs will be paid out in cash to non-employee Directors on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months after the Director leaves the Board. Directors may elect to take their DSU cash payment in a lump sum or in up to five annual installments. The Board believes that the Directors’ Plan:

•	ties the majority of Directors’ compensation to shareowner interests because the value of the units fluctuates up or down depending on the stock price;

•	focuses on the long term, since the share units are not paid until the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months after the Director leaves the Board;

•	is simple to understand and communicate; and

•	is equitable based on the work required of directors serving an entity of the Company’s size and scope.

In addition, each non-employee Director who served as a Committee Chair in 2009 received an additional $20,000 in cash. Directors do not receive fees for attending Board or committee meetings. Non-employee Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.

2009 Director Compensation

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Herbert A. Allen	$50,000	$125,000	$0	$0	$0	$3	$175,003
Ronald W. Allen	50,000	125,000	0	0	0	614	175,614
Cathleen P. Black	70,000	125,000	0	0	0	357	195,357
Barry Diller	50,000	125,000	0	0	0	614	175,614
Alexis M. Herman	50,000	125,000	0	0	0	403	175,403
Donald R. Keough	70,000	125,000	0	0	0	0	195,000
Maria Elena Lagomasino	50,000	125,000	0	0	0	3	175,003
Donald F. McHenry	70,000	125,000	0	0	0	21,036	216,036
Sam Nunn	50,000	125,000	0	0	0	33,906	208,906
James D. Robinson III	70,000	125,000	0	0	0	11,036	206,036
Peter V. Ueberroth	70,000	125,000	0	0	0	21,906	216,906
Jacob Wallenberg	50,000	125,000	0	0	0	3	175,003
James B. Williams	70,000	125,000	0	0	0	21,274	216,274

E. Neville Isdell served as the executive Chairman of the Board of Directors from January 2009 through April 2009 when he retired. No compensation information is included in the table above for Mr. Isdell because in 2009 he was an executive officer of the Company, other than a Named Executive Officer (as defined on page 40), who did not receive any additional compensation for his services as a Director.

Fees Earned or Paid in Cash (Column (b))

As required under the terms of the Directors’ Plan, $50,000 of the $175,000 annual retainer was paid in cash to each of the non-employee Directors named in the table above for 2009 Board service. Each of Ms. Black and Messrs. Keough, McHenry, Robinson, Ueberroth and Williams received an additional $20,000 in cash for 2009 Committee Chair service.

Stock Awards (Column (c))

The amounts reported in the Stock Awards column reflect the grant date fair value associated with each Director’s DSUs under the Directors’ Plan, calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB Topic 718”).

All Other Compensation (Column (g))

The amounts reported in the All Other Compensation column reflect, where applicable, the premiums for business travel accident insurance, life insurance (including accidental death and dismemberment coverage), medical and dental insurance, and Company matching gifts to non-profit organizations for Directors who participated in that program.

For Directors who elected coverage prior to 2006, the Company provides health and dental insurance coverage on the same terms and cost as available to U.S. employees and life insurance coverage, which includes $30,000 term life insurance and $100,000 group accidental death and dismemberment insurance. The premiums for life insurance (including accidental death and dismemberment) were: for each of Messrs. Ronald Allen and Diller $611; for Ms. Black $354; and for each of Messrs. McHenry, Nunn, Robinson, Ueberroth and Williams $1,033. Group travel accident insurance coverage of $200,000 is provided to all Directors while traveling on Company business, at a Company cost of $3 per Director. The total cost for these insurance benefits to all of the non-employee Directors in 2009 was $42,759.

The Directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S. based employees and retirees. In 2009, this program matched up to $10,000 of charitable contributions to tax-exempt arts, cultural, environmental or educational organizations, on a two for one basis. The total cost of matching contributions on behalf of the non-employee Directors for 2009 was $68,000. Mr. Nunn’s and Mr. McHenry’s designated charities received $20,000 each. Mr. Robinson’s and Mr. Williams’ designated charities received $10,000 each. Mr. Ueberroth’s designated charity received $8,000.

The Company also provides its products to Directors. The total cost of Company products provided during 2009 to all of the non-employee Directors was approximately $16,040, which is not reflected in the table.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the Summary Compensation Table on page 65 (the “Named Executive Officers”), and our Directors and Executive Officers as a group, all as of February 22, 2010.

	Aggregate Number		Percent of
	of Shares		Outstanding
Name	Beneficially Owned		Shares[19]

Herbert A. Allen	8,853,320	[1]	*
Ronald W. Allen	12,000	[2]	*
Cathleen P. Black	10,200	[3]	*
Barry Diller	1,011,000	[4]	*
Alexis M. Herman	1,000	[5]	*
Donald R. Keough	5,040,938	[6]	*
Maria Elena Lagomasino	2,000	[7]	*
Donald F. McHenry	25,919	[8]	*
Sam Nunn	1,000	[9]	*
James D. Robinson III	61,925	[10]	*
Peter V. Ueberroth	61,000	[11]	*
Jacob Wallenberg	1,000	[7]	*
James B. Williams	99,717,486	[12]	4.33%
Muhtar Kent	1,309,218	[13]	*
Alexander B. Cummings, Jr.	1,127,872	[14]	*
Gary P. Fayard	1,648,752	[15]	*
Irial Finan	836,241	[16]	*
José Octavio Reyes	1,300,209	[17]	*
All Directors and Executive Officers as a Group (28 Persons)	125,193,121	[18]	5.41%

* Less than 1% of issued and outstanding shares of Common Stock.

1 Includes 2,847,920 shares held by ACI and 5,400 shares held in three trusts in which Mr. Allen, in each case, is one of five trustees. Does not include 18,348 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

2 Includes 2,000 shares held by Mr. Allen’s wife. Mr. Allen has disclaimed beneficial ownership of such shares. Does not include 17,135 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

3 Includes 10,200 shares jointly held with Ms. Black’s husband. Does not include 40,217 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

4 Does not include 23,787 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

5 Does not include 2,917 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 808 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

6 Includes 6,000 shares held by a trust of which a management company in which Mr. Keough holds a significant interest is the trustee. Also includes 131,000 shares held by a foundation of which he is one of eight trustees. Mr. Keough disclaims beneficial ownership of these 137,000 shares held by the trust and the foundation. Also includes 366,600 shares held by two limited liability companies in which Mr. Keough’s children hold a majority of the economic interest. Mr. Keough and his wife have investment control over these shares. Mr. Keough disclaims beneficial ownership of these 366,600 shares except to the extent of his pecuniary interest therein. Does not include 15,585 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

7 Does not include 2,917 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board.

8 Includes 520 shares held by Mr. McHenry’s grandchildren. Does not include 19,939 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

9 Does not include 34,764 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include

3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

10 Includes 29,698 shares held by a trust of which Mr. Robinson is a co-trustee. Does not include 1,580,000 shares held by a trust of which Mr. Robinson is a beneficiary with no voting or investment power. Does not include 34,534 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

11 Includes 22,000 shares held by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares held by his wife and 8,000 shares held by a foundation of which he is one of six directors. Does not include 44,502 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

12 Includes 83,880,786 shares held by four foundations of which Mr. Williams is, in all cases, one of five trustees, and 15,786,700 shares held by a foundation of which he is one of three trustees. Does not include 58,376 share units deferred under the Directors’ Plan, which are settled in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board or (ii) six months following the date on which the Director leaves the Board. Does not include 3,199 share units credited under the Prior Directors’ Plan, which are subject to the achievement of performance goals.

13 Includes 30,104 shares credited to Mr. Kent’s accounts under The Coca-Cola Company Thrift & Investment Plan (the “Thrift Plan”), 97,387 shares of restricted stock, 50,000 shares that are subject to performance criteria and 1,121,526 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010. Does not include 9,280 share units credited to his account under The Coca-Cola Company Supplemental Thrift Plan (the “Supplemental Thrift Plan”), which are settled in cash after retirement.

14 Includes 6,961 shares credited to Mr. Cummings’ accounts under the Thrift Plan, 83,607 shares of restricted stock, and 989,852 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010. Does not include 6,939 share units credited to his account under the Supplemental Thrift Plan, which are settled in cash after retirement.

15 Includes 8,317 shares credited to Mr. Fayard’s accounts under the Thrift Plan, 107,217 shares of restricted stock, 50,000 shares that are subject to performance criteria, and 1,451,471 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010. Does not include 9,985 share units credited to his account under the Supplemental Thrift Plan, which are settled in cash after retirement.

16 Includes 82,125 shares of restricted stock, 50,000 shares that are subject to performance criteria, and 705,261 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010. Does not include 5,837 share units credited to Mr. Finan’s account under The Coca-Cola Export Corporation International Thrift Plan (the “International Thrift Plan”), which are settled in cash after retirement.

17 Includes 103,116 shares held by a trust in which Mr. Reyes has an indirect beneficial interest. Also includes 1,109,043 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010. Does not include 88,050 unvested restricted stock units, which will be settled in shares upon vesting, and 822 share units credited to Mr. Reyes’ account under the International Thrift Plan, which are settled in cash after retirement.

18 Includes 574,847 shares of restricted stock, 184,000 shares that are subject to performance criteria, 8,923,642 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 23, 2010 and 95,589 shares credited to accounts under the Thrift Plan. Does not include 315,938 share units deferred under the Directors’ Plan, 32,798 share units credited under the Prior Directors’ Plan which are subject to the achievement of performance goals, 248,535 unvested restricted stock units, which will be settled in shares upon vesting, 16,223 share units credited to accounts under the International Thrift Plan and 50,265 share units credited to accounts under the Supplemental Thrift Plan.

19 Share units credited under the Directors’ Plan, the Prior Directors’ Plan, the International Thrift Plan and the Supplemental Thrift Plan are not included as outstanding shares in calculating these percentages. Unvested restricted stock units, which will be settled in shares upon vesting, also are not included.

Principal Shareowners

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Common Stock.

		Percent of Class
	Number of Shares	as of
Name and Address	Beneficially Owned	February 22, 2010[3]

Berkshire Hathaway Inc.[1]	200,000,000	8.68%
3555 Farnam Street, Suite 1440
Omaha, Nebraska 68131

BlackRock, Inc.[2]	124,937,129	5.42%
40 East 52nd Street
New York, New York 10022

1 Berkshire Hathaway, a diversified holding company, has informed the Company that, as of December 31, 2009, it held an aggregate of 200,000,000 shares of Common Stock through subsidiaries.

2 The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010 reporting beneficial ownership as of December 31, 2009. BlackRock, Inc. reported that it has sole voting and dispositive power with respect to these shares of Common Stock.

3 The ownership percentages set forth in this column are based on the Company’s outstanding shares of Common Stock on February 22, 2010 and the assumption that each of the principal shareowners continued to own the number of shares reflected in the table above on February 22, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive Officers, Directors and certain persons who own more than 10% of the outstanding shares of Common Stock are required by Section 16(a) of the 1934 Act and related regulations:

•	to file reports of their ownership of Common Stock with the SEC and the NYSE; and

•	to furnish us with copies of the reports.

We received written representations from each such person who did not file an annual statement on Form 5 with the SEC that no Form 5 was due. Based on our review of the reports and representations, we believe that all Section 16(a) reports were filed timely in 2009, except one. On February 12, 2010, one late Form 4 was filed with respect to the September 29, 2009 sale of 1,902 shares of Common Stock held by a trust where Mr. Robinson, a Director, serves as co-trustee with Wachovia Bank N.A.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation programs are designed to reward employees for producing sustainable growth for our shareowners and to attract and retain world-class talent. Most compensation for senior executives is tied to the Company’s performance and, therefore, is not guaranteed. If the Company or the executive does not perform, executives may receive only a fraction of their total direct compensation.

In 2009, the Company continued to deliver solid operating performance in line with our long-term growth targets despite global macroeconomic challenges. Specifically, in 2009, the Company achieved:

•	worldwide unit case volume growth of 3%;

•	comparable currency neutral operating income growth of 7%;

•	strong cash flow generation, with full-year cash from operations up 8% to $8.2 billion;

•	continued global nonalcoholic ready-to-drink beverage volume and value share gains; and

•	significant savings from productivity initiatives.

In addition, the Company’s total return to shareowners, reflecting stock price appreciation and dividends, was approximately 30%, which was higher than the average total shareowner return of the Dow Jones Industrial Average companies.

The Company’s performance was reflected in elements of compensation earned or awarded to executives in 2009 as follows:

•	Annual Incentive: As described in further detail beginning on page 50, annual incentive amounts reflect the solid performance of the Company against volume and comparable earnings per share targets. However, no Named Executive Officer received the maximum payout.

•	Stock Options: Due to the increase in the Company’s stock price, the intrinsic value of some outstanding stock options also increased. However, no Named Executive Officer exercised any stock options in 2009. As of February 22, 2010, 30% of the outstanding stock options held by Named Executive Officers remain “underwater,” including the special premium-priced options granted to Mr. Kent in 2008. Our stock option plans prohibit repricing of options without shareowner approval and the Company has a clear position against repricing options.

•	Performance Share Units: As described in further detail on page 54, Company performance against economic profit growth targets resulted in the 2007–2009 performance share units being earned at just below the target level. Performance in 2009, most notably the impact of currency, also influenced the currently projected payout of the 2008–2010 performance share units at the threshold (50%) level.

Our Compensation Philosophy and Risk Considerations

Philosophy

Our compensation philosophy is to drive and support the Company’s business goals as set forth in the Company’s 2020 Vision, by paying for measurable performance and achievement of approved individual goals. The 2020 Vision – produced based on collective input from bottlers, associates and other key stakeholders – is an action plan that sets forth a common set of strategies guiding the Coca-Cola system that we believe are essential in order for us to succeed in this changing environment over the next decade.

Awards are made with due consideration to balancing risk and reward. We design compensation programs to:

•	pay for performance and encourage behaviors that reinforce the values underlying the 2020 Vision, including leadership, collaboration, integrity, accountability, passion, diversity and quality;

•	reinforce a high-performing culture;

•	optimize our investment in our people by focusing on compensation programs that drive sustainable growth and that employees value;

•	establish a clear connection between the performance of each of our employees, including the Named Executive Officers; their rewards; and the Company’s overall performance; and

•	be transparent in intent and simple in design.

We seek to provide the highest performing employees with the highest rewards. Executives are encouraged to meet both business goals and their personal goals, such as developing talent, achieving diversity, and personal skills development.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount. Base salary is a relatively small percentage of total direct compensation for executives. We have not increased the relative weighting of base salary because we believe there is also risk to the Company if executives are too conservative.

•	The annual Performance Incentive Plan is designed to reward achievement of short-term results when measured against performance metrics. Plan design together with Board and management processes mitigate undue risk-taking. Specifically:

•	Multiple Performance Factors. The Performance Incentive Plan uses multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure.

•	Award Cap. The plan caps the maximum award payable to any individual as described on page 50.

•	Clawback Provision. The Performance Incentive Plan allows the Company to recapture awards from current and former employees in certain situations, including restatement of financial results, as described on page 58.

•	Management Processes. Board and management processes are in place to oversee risk associated with the Performance Incentive Plan, including, but not limited to: monthly and quarterly business performance reviews by management and regular business performance review by the Audit Committee and the Company’s internal disclosure committee.

•	A number of factors mitigate risks inherent in long-term equity compensation, specifically:

•	Stock Ownership Guidelines. The Company has substantial stock ownership requirements for senior executives, as described on page 63.

•	Retention of Shares. Stock option grants in 2009 and 2010 contain a provision requiring any senior executive who has not met his or her ownership guidelines within the required period to retain all shares necessary to satisfy the guidelines after paying the exercise price and taxes.

•	Permission to Sell Shares. Executive Officers also must obtain permission from the Company’s General Counsel before the sale of any shares, even during an open trading period.

•	Hold until Separation. In some circumstances, the Compensation Committee also may require that senior executives retain net shares obtained upon exercise of stock options until separation from the Company, as it did with the special grants made to Mr. Kent in 2008.

•	Additional Holding Period After Performance. The performance share unit program requires an additional holding period of one or two years after the performance period has ended.

•	Clawback Provision. In the event an equity plan participant engages in a “Prohibited Activity” (as defined under our equity plan agreements) at any time during the term of the award or the later of (i) within one year after termination of the participant’s employment or (ii) within one year after exercise of all or any portion of the award, the award may be rescinded and, if applicable, any gain associated with any exercise of an award may be forfeited and repaid to the Company.

Management and the Compensation Committee evaluate regularly the risks involved with all compensation programs globally and do not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

What We Pay and Why: Elements of Compensation

Total direct compensation is comprised of base salary, annual incentive and long-term equity compensation. When we evaluate the market competitiveness of executive pay practices, we consider total direct compensation. Each element is intended to encourage and foster the following results and behaviors:

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. This generally comprises 15-20% of total direct compensation for executives and it is usually a smaller percentage for the highest level executives. Since several other elements of compensation are driven by base salary, the Compensation Committee is careful to set the appropriate level of base salary.

For each salaried position in the Company, including the Named Executive Officers, we assign a job grade. Each job grade has a salary range. The salary range is informed by a survey of our peer group’s (as set forth beginning on page 56) pay practices, noting the 50th, 60th and 75th percentiles. The salary range may be narrowed or broadened for a particular job grade based on the various jobs within the job grade. The salary range also may be broadened if necessary to facilitate the movement of senior executive talent around the globe.

These ranges are used as guidelines in determining individual salaries. Then, base salaries for Named Executive Officers are individually determined by the Compensation Committee within their salary range after consideration of various factors. The salary is set by considering:

•	breadth, scope and complexities of the role;

•	fairness;

•	the employee’s current compensation; and

•	individual performance.

Fairness in this context means ensuring that employees with similar responsibilities, experience and historical performance are rewarded comparably. We do not set the base salary of any employee, including any Named Executive Officer, at a certain multiple of the salary of another employee.

Finally, a review is conducted by comparing the recommended salary to a reference point. We do not target a specific percentile of our peer group’s pay for any job. The reference point is typically the midpoint of the range for the job grade and job position. This reference point is determined by evaluating a number of factors including an analysis of competitive pay for all jobs within each job grade, fairness, and a comparison of the reference point for each job grade to ensure a logical progression from grade to grade. The reference point is used for the Compensation Committee to see where in the range the recommended base pay falls and to evaluate market competitiveness.

There are three situations that may warrant an adjustment to base pay: annual merit increases, promotions or changes in role, and market adjustments.

Annual merit increases.  Senior executives did not receive merit increases in 2009 based on the Compensation Committee’s evaluation of the global economic environment at the time. Merit increases for senior executives have been approved for 2010, effective April 1, based on the Compensation Committee’s review of market data and the solid performance of the Company. Individual increases are determined after a case-by-case evaluation by the employee’s manager. While all individuals are reviewed annually, not all individuals receive an increase. Any adjustments take into account the individual’s performance, responsibilities, and experience, as well as fairness and external market practices. These increases generally are awarded based on a pre-established budget approved by the Compensation Committee.

Mr. Kent did not receive a salary increase for 2010. The Committee discussed Mr. Kent’s base pay in light of his strong performance. Mr. Kent’s base pay is competitive from a market perspective when compared with the data from the peer group. The Committee determined not to increase Mr. Kent’s base pay at this time and instead focus on variable rewards related to performance.

Promotions or changes in role.  We also may recommend a salary increase to recognize an increase in responsibilities resulting from a change in an employee’s role or a promotion to a new position. Increases are not guaranteed for a promotion or change in role. No increases were awarded to Named Executive Officers in 2009 based on promotions or changes in role.

Market adjustments.  Market adjustments are awarded to individuals who are performing successfully when we recognize a significant gap between the market data and the individuals’ base salaries. These gaps can be driven by inflation or by scarce supply of talent for a particular role. In general, market adjustments are determined as part of the annual merit review process and are not automatic. No Named Executive Officers received market adjustments in 2009.

Annual Incentive

The Company pays annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The annual incentive generally comprises 15-20% of total direct compensation for executives. The Compensation Committee recognizes that short-term results against defined performance measures contribute directly to achieving long-term goals.

Annual incentives are awarded under the Company’s Performance Incentive Plan. As discussed in the Company’s 2009 Definitive Proxy Statement, the business performance factors used in prior years were competitively sensitive. In order to protect competitively-sensitive information from disclosure and to ensure tax deductibility of the payments, for 2009, the formula was redesigned for executive officers. For these reasons, the business performance factors used for executive officers are different than those used for the general population of eligible employees. The Compensation Committee approved the same plan design for executive officers for 2010.

Annual Performance Incentive Plan Formula.  For the Named Executive Officers for 2009, the formula was as follows:

Base Salary X Target Award Percentage X Business Performance Factor

The formula is designed to yield the maximum payment that may be awarded to a Named Executive Officer. Once the maximum amount is determined, the Compensation Committee may use its discretion to pay any amount, from zero to the maximum determined by the formula, to each Named Executive Officer.

Annual Performance Incentive Plan Payouts.  The following table summarizes the annual Performance Incentive Plan payouts, showing the target percentages, the maximum plan payment, the range of potential payouts based on business results, and the actual amounts awarded.

			Range of Potential
	Target Percentage		Payouts Based on
Name	of Base Salary	Maximum Plan Payment	Business Results	Actual Award
Mr. Kent	200%	$7,200,000	$0 - 5,832,000	$5,500,000
Mr. Cummings	125%	2,625,000	0 - 2,126,250	1,200,000
Mr. Fayard	125%	2,781,000	0 - 2,252,610	1,680,000
Mr. Finan	125%	2,953,125	0 - 2,392,031	1,505,000
Mr. Reyes	125%	2,267,625	0 - 1,627,021	1,400,000

Business Performance Factor.  For Named Executive Officers, the measures and targets used for the Business Performance Factor were determined in February 2009. For Messrs. Kent, Cummings, Fayard, and Finan, the measures were (i) overall Company volume growth and (ii) comparable currency neutral earnings per share growth, each weighted equally. For Mr. Reyes, who leads the Latin America Group, 50% of the Business Performance Factor was based on total Company performance (identical to the other Named Executive Officers) and 50% was based on Latin America Group volume and profit results.

These factors were selected because they are part of the Company’s long-term growth model and together contribute to sustainable growth and improved productivity. Earnings per share growth is calculated after adjusting for the impact of currency and certain other items affecting comparability. We believe these adjustments are appropriate because they are consistent with how the Company measures performance against its long-term growth targets and they ensure a more consistent comparison against the prior year.

The specific measures comprising the Business Performance Factor for overall Company performance for 2009 were as follows:

			Earnings Per Share
Unit Case			Growth (comparable
Volume Growth	Factor to be Applied	PLUS	currency neutral)	Factor to be Applied
4.0%	150%		8.0%	150%

3.0%	100%		6.0%	100%

1.0%	50%		1.0%	50%

0.9% or lower	0%		0.9% or lower	0%

The factor for unit case volume growth is added to the factor for earnings per share growth to determine the total Business Performance Factor. Results are rounded to the nearest tenth of a percentage point and the factor is extrapolated between each level on a linear basis. The results in 2009 for overall Company performance were as follows:

Unit Case Volume Growth Factor	93%
PLUS
Comparable Currency Neutral Earnings Per Share Growth Factor	150%
EQUALS
TOTAL BUSINESS PERFORMANCE FACTOR	243%

As noted above, earnings per share growth is adjusted for currency and certain other items affecting comparability. This number, therefore, differs from earnings per share growth as reported using U.S. Generally Accepted Accounting Principles. The impact of currency was the most significant difference. Earnings per share was also adjusted for non-recurring items including asset impairments/restructuring, productivity initiatives, equity investees, transaction gain and certain tax matters.

For Mr. Reyes, the total business performance factor was 215%, reflecting both the total Company business performance and the Latin America Group business performance. The specific targets for the Latin America Group are not disclosed because they relate to a specific geography and disclosure would result in competitive harm. The targets are set to be challenging but reasonably attainable. The maximum award is intended to be difficult to achieve.

Quantitative and Qualitative Factors.  No Named Executive Officer received the maximum award permitted under the formula. In utilizing its discretion to determine the amount of each Named Executive Officer’s actual award, the Compensation Committee considered a number of quantitative and qualitative factors, including, but not limited to, global volume and value share gains, share of sales, currency gains and losses, total return to shareowners, including share price appreciation and dividends, impact of significant acquisitions and innovations, and internal equity and fairness. In addition, the Compensation Committee considered performance against individual goals as follows:

•	Mr. Kent: Mr. Kent continued to lead and focus our Company and our system on not wasting the global economic crisis, resulting in solid and strong results for 2009. Despite the very challenging global economic environment, the Company delivered consistent, sustainable, quality growth: growing volume and profits in line with the Company’s long-term targets on a full-year basis. Through Mr. Kent’s leadership, the 2020 Vision was developed and deployed across the Coca-Cola system, providing the foundation for long-term sustainable growth of shareowner value. He has maintained focus on the representation of women in key leadership positions and worked closely with the Board of Directors to deepen their relationships with key talent of the Company.

•	Mr. Cummings: Mr. Cummings led the successful implementation of the 2020 Vision in his organization. He provided effective leadership in the area of productivity and delivered sustainable savings as part of our three-year $500 million transformation plan. He enhanced our innovation pipeline and laid the groundwork for further enhancements.

•	Mr. Fayard: Mr. Fayard contributed to the Company’s bottom line through effective leadership in the areas of Tax, Treasury, Audit and Merger and Acquisitions strategies. He continued to co-lead the Company’s transformation efforts and delivered productivity savings surpassing 2009 targets for the Finance function. The Company realized significant achievements in the Investor Relations area culminating in a very successful investor meeting in Atlanta in November 2009.

•	Mr. Finan: Mr. Finan delivered another good year in the Bottling Investments Group. He continued to show excellent leadership in the stewardship of our large public bottlers who performed well despite the challenging global economic conditions. He has driven tangible improvement in both supply chain and procurement and has delivered significant improvement in employee engagement scores outperforming the Towers Perrin Global Manufacturing Norm in eight of nine categories.

•	Mr. Reyes: Despite a very challenging macroeconomic environment in Latin America, Mr. Reyes achieved or surpassed all key metrics (volume, profit and market share) in all markets in the Latin America Group and continued to drive best practices around consumer marketing, commercial leadership and franchise leadership in all business units. In addition, he led the successful integration of Jugos del Valle and Matte Leão, laying the foundation for continued growth in Latin America.

Long-Term Equity Compensation

General.  We provide performance-based long-term equity compensation to our senior executives, including the Named Executive Officers, to reward employees for overall long-term Company performance thereby tying the interests of these individuals directly to the interests of our shareowners. We also believe that long-term equity compensation is an important retention tool. Long-term equity compensation generally comprises 60-70% of total direct compensation for executives.

The Compensation Committee set ranges for long-term equity compensation for each job within a job grade using the same process it uses to set the base salary ranges, as described above. This includes surveying our peer group’s (as set forth beginning on page 56) equity compensation practices, and noting the 50th, 60th and 75th percentiles to gain an understanding of the range of competitive pay. There is no specific target within the ranges for any individual. The actual value of long-term equity compensation within the range awarded to each employee, including Named Executive Officers, is individually determined after considering:

•	skills, experience, potential and time in role;

•	fairness;

•	individual performance; and

•	peer group market competitiveness.

After a value is determined using this process, a review is conducted by comparing the recommended amount to a reference point. The reference point is typically the midpoint of the range for the job grade and job position. This reference point is used by the Compensation Committee to see where in the range the recommended long-term equity value falls and to validate the market competitiveness of long-term equity compensation. The value awarded to a particular senior executive may be higher or lower than this reference point. For 2009 long-term equity compensation, actual awards to Named Executive Officers were higher than the reference point due to strong Company and individual performance.

In recent years, we had awarded long-term equity compensation to senior executives through a combination of 60% stock options and 40% performance share units. In 2009, due to the volatility and uncertainty in the world economy, it was exceptionally difficult to set reliable three-year economic profit targets. We therefore decided not to award performance share units as part of the annual long-term equity compensation awards. Stock options comprised 100% of the long-term equity award to all eligible employees in 2009. For 2010, because it is possible to set three-year economic profit targets, the Company has returned to using a mix of 60% stock options and 40% performance share units. The Compensation Committee believes that a mix of different equity vehicles is appropriate. The value of both types of equity is tied to the Company’s stock price. The value of options is tied directly to any increase in value recognized by shareowners while performance share units also focus executives on the sustained long-term performance of the Company.

The threshold, target and maximum economic profit growth targets for the 2010–2012 performance share units are 5.7%, 8.7% and 10.7%, respectively, and were set after taking into consideration the Company’s three-year business plan. Economic profit growth was chosen as the performance measure because it is an important measure of the Company’s long-term health and is historically correlated with stock price over time. Economic profit is our net operating profit after tax less the cost of our capital used in our business. A three-year performance period was selected to mirror our long-term business planning cycle. Additional details concerning our long-term equity compensation plans can be found beginning on page 91.

Long-term equity awards play no role in the calculation of retirement benefits.

Stock Options.  We believe stock options are performance-based because the exercise price is no less than the fair market value of the Common Stock on the date the option is granted. Therefore, the employee will recognize value only if the market value of the Common Stock and the investment of our shareowners appreciate over time. When the stock price does not increase, the stock options do not have value.

In 2009, we granted stock options to approximately 4,700 employees, including all Named Executive Officers. There is no relationship between the timing of our equity award grants and our release of material, non-public information. The options are granted with an exercise price no less than the average of the high and low prices of the Common Stock on the date of grant. The Company believes that the methodology used in its plans, the average of the high and low prices of the Common Stock on the grant date, is more representative of the fair market value than the closing market price. This methodology has been used by the Company for over 20 years. The laws of certain foreign jurisdictions require additional restrictions on the calculation of the option price. Except to comply with foreign regulations, including tax regulations, the grant date is the date the Compensation Committee takes action. We do not, and have not, backdated or repriced options.

Performance Share Units for Prior Years.  Performance share units provide an opportunity for employees to receive restricted stock if a performance criterion is met for a three-year performance period. The stock is generally restricted for one or two additional years. Dividends are paid only once the performance criterion is met, except in the case of retirement for awards prior to 2008. The following describes the status of all outstanding performance share units.

Threshold, Target
and Maximum
Performance	Performance	Performance
Period	Criterion	Measures[1]		Status
2006–2008	Compound annual growth in comparable currency neutral earnings per share	Threshold Target Maximum	= 6% = 8% = 10%	Results certified in February 2009. Maximum was achieved, resulting in 150% of target number of shares awarded. Shares are subject to an additional holding period through December 2010.

2007–2009	Compound annual growth in economic profit	Threshold Target Maximum	= 5.7% = 8.3% = 10.3%	Results certified in February 2010. Results were below target, resulting in 98% of target number of shares awarded. Shares are subject to an additional holding period through December 2011.

2008–2010	Compound annual growth in economic profit	Threshold Target Maximum	= 6.5% = 9% = 11%	Through December 31, 2009, payout is projected at the threshold level (50% of target). However, the global economic environment and the impact of currency over the remaining year of the performance period will have a significant impact on the number of shares, if any, earned.

1 Participants receive 50% (for the 2008–2010 and 2007–2009 periods) or 60% (for the 2006–2008 period) of the award at the threshold level, 100% of the award at the target level, and 150% of the award at the maximum level. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.

Restricted Stock.  Awards of restricted stock are generally limited to our senior executives. The awards may be performance-based or time-based. No Named Executive Officer was awarded restricted stock in 2009.

How We Make Compensation Decisions

Decision-Making Process and Role of Executive Officers

The following describes how compensation decisions are made for the Named Executive Officers, including the role of Executive Officers:

Step 1:	The People function (human resources) develops competitive pay guidelines for base salary, annual incentive and long-term equity compensation using:

•	data provided by the Compensation Committee consultant,

•	data from Hewitt Associates and Fredrick W. Cook & Co., Inc. on general industry trends, and

•	internal comparisons.

These guidelines are informed by an analysis of our peer group’s (as set forth beginning on page 56) pay practices, fairness and affordability. The Compensation Committee discusses and then modifies or agrees to suggested guidelines.

Step 2:	The Compensation Committee reviews and discusses the Board’s evaluation of the Chairman and Chief Executive Officer and makes preliminary determinations on base salary, annual incentive and long-term equity compensation.

The Chairman and Chief Executive Officer considers performance and makes individual recommendations to the Compensation Committee for other senior executives on base salary, annual incentive, and long-term equity compensation. The Compensation Committee reviews, discusses and modifies as appropriate these compensation recommendations.

Step 3:	The Compensation Committee discusses compensation recommendations for the Chairman and Chief Executive Officer with the Board and considers its input. The Compensation Committee then makes final compensation decisions with regard to the Chairman and Chief Executive Officer.

The Compensation Committee also approves recommendations for other senior executives.

Step 4:	The Compensation Committee communicates its decisions to the Chairman and Chief Executive Officer. Managers communicate compensation decisions to their direct reports.

Peer Group

We use a peer group of companies as a reference for determining competitive total compensation packages. For 2009 compensation, our peer group consisted of the following companies:

3M Company	Johnson & Johnson
Abbott Laboratories	Kimberly-Clark Corporation
Altria Group, Inc.	Kraft Foods Inc.
American Express Company	McDonald’s Corporation
Bank of America Corporation	Merck & Co., Inc.
Bristol-Myers Squibb Company	Microsoft Corporation
Citigroup Inc.	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
Eli Lilly and Company	PepsiCo, Inc.
General Electric Company	Pfizer Inc.
General Mills, Inc.	Schering-Plough Corporation[1]
Hewlett-Packard Company	The Home Depot, Inc.
H.J. Heinz Company	The Procter & Gamble Company
Intel Corporation	The Walt Disney Company
International Business Machines Corporation	Unilever PLC
Wyeth[2]

1 Schering-Plough merged with Merck & Co., Inc. in 2009

2 Wyeth was acquired by Pfizer Inc. in 2009

The Compensation Committee established this peer group in 2003, and reviewed it regularly thereafter. These companies were selected because we shared many distinguishing criteria, including, but not limited to, market capitalization, global operations, significant brand equity, similar distribution system challenges, and/or certain financial similarities. We also compete with these companies for executive talent in some cases. This peer group was used for compensation decisions made in 2009 and for long-term equity compensation awards made in February 2010.

In December 2009, the Compensation Committee reexamined the peer group and in February 2010 approved a new peer group to be used beginning with the next annual awards cycle (February 2011). The Compensation Committee also sought to reduce the number of peer group companies in line with best practices. The new peer group was selected based on the following criteria:

•	Comparable size based on revenue;

•	Major global presence, with sales in a minimum of 100 countries;

•	Large consumer products business; and/or

•	Market-leading brands or category positions, as defined by Interbrand.

Each company selected met at least three of the four criteria. The new peer group companies are:

Abbott Laboratories	Kraft Foods Inc.
Anheuser-Busch InBev SA/NV	McDonald’s Corporation
Colgate-Palmolive Company	Nestlé S.A.
Diageo plc	Nike, Inc.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	Philip Morris International, Inc.
Heineken Holding N.V.	SABMiller plc
H.J. Heinz Company	Sara Lee Corporation
Johnson & Johnson	The Procter & Gamble Company
Kellogg Company	Unilever PLC
Kimberly-Clark Corporation	Yum! Brands, Inc.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. During 2009, the Compensation Committee engaged a representative of Towers Perrin (known as Towers Watson after merging with Watson Wyatt Worldwide effective January 1, 2010) as its independent compensation consultant to provide research, market data, survey information and design expertise in developing compensation programs for executives and equity programs for eligible employees. Towers Perrin also provided market data and recommendations around changes to the peer group of companies. In addition, this representative keeps the Compensation Committee apprised of regulatory developments and competitive practices related to executive compensation practices. This representative does not determine or recommend the exact amount or form of executive compensation for any of the Named Executive Officers. This representative generally attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee Chair or its members outside of meetings. The total fees paid to Towers Perrin for these services for 2009 were $107,509.

The Compensation Committee has a written engagement letter with Towers Perrin. Under the terms of this engagement letter:

•	the representative reports directly to the Chair of the Compensation Committee;

•	the representative shall not provide services or products of any kind to the Company, its affiliates, or management; and

•	the Compensation Committee determines the scope of requested services.

The Compensation Committee adopted an Independence Policy for the Compensation Committee consultant in February 2008 that establishes independence requirements, including that Towers Perrin and its affiliates do not derive more than 1% of their consolidated gross revenues from the Company. The Independence Policy also requires an annual certification from Towers Perrin confirming compliance with the Compensation Committee’s Independence Policy. During 2009, Towers Perrin and its affiliates received substantially less than 1% of their consolidated gross revenues from the Company for consulting and actuarial fees. In addition, the representative provides no other consulting services to the Company. Towers Perrin has established a firewall between the representative and other services provided by Towers Perrin to the Company.

Towers Perrin and Watson Wyatt, now merged as Towers Watson, provided other services to the Company in 2009. These services included benefit consulting services, employee survey support, and actuarial services. The total amount paid for services (excluding the services of the Compensation Committee consultant disclosed above) globally to Towers Perrin in 2009 was $4,173,657 and the total amount paid for services globally to Watson Wyatt was $3,346,331. Management decided to retain these firms to provide these other services. The Compensation Committee reviewed the other services provided by Towers Perrin and Watson Wyatt but did not formally approve them. These services provided in 2009 were in compliance with the Committee’s Independence Policy.

Additional Information

Contracts and Agreements

Generally, we have no employment contracts with our executives or employees, unless required or customary based on local law or practice. We do not have a contract with Mr. Kent, and of the other Named Executive Officers, we have a contract only with Mr. Reyes since all of our employees in Mexico have employment contracts in accordance with Mexican law.

Clawback Provisions

Most of our compensation plans and programs contain provisions that allow the Company to recapture amounts paid to employees under certain circumstances. The annual Performance Incentive Plan allows the Company to recapture any award from a participant if the amount of the award was based on achieving certain financial results that were later required to be restated due to the participant’s misconduct. In addition, all equity awards since 2004 contain provisions under which employees may be required to forfeit equity awards or profits from equity awards if they engage in certain conduct including but not limited to violating Company policies, such as the Code of Business Conduct, or competing against the Company.

Benefits

In the United States, the Named Executive Officers participate in the same benefit plans as the general employee population. International plans vary, but each Named Executive Officer receives only the benefits offered in the relevant broad-based plan. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits help keep employees focused on serving the Company and not distracted by matters related to paying for health care, saving for retirement or similar issues.

Perquisites

The Company provides those perquisites that it feels are necessary to enable the Named Executive Officers to perform their responsibilities efficiently and to minimize distractions. We believe the benefit the Company receives from providing these perquisites significantly outweighs the cost to provide them.

The Board requires Mr. Kent to fly on the Company aircraft for business and personal use. This requirement provides security given the high visibility of the Company and its brands, maximizes his productive time, and ensures his quick availability. Mr. Kent is personally responsible for all taxes associated with personal use. Mr. Kent’s use of a Company car and driver enhances security and productivity. Mr. Kent also is provided with a Company car and driver when in Turkey for security purposes. Mr. Reyes and his spouse each have the use of a Company car and driver for security purposes in Mexico City. Messrs. Cummings, Fayard and Finan are not provided with a Company car or driver.

The Company reimburses its senior executives, including the Named Executive Officers, for financial and tax planning up to $13,000 per year for Mr. Kent and up to $10,000 per year for other Named Executive Officers. This benefit is available only as a reimbursement, not as a guaranteed amount, and if not used in a year, is forfeited. The Company provides this reimbursement for three reasons. First, a significant percentage of our senior executives have dual nationalities and work or have worked outside their home country, which complicates their tax and financial situations. Second, this benefit helps to ensure they are compliant with local country laws. Third, it allows the executive to stay focused on business matters. The complexities of being a global executive were considered in offering this benefit to senior executives.

Mr. Finan, who is not a U.S. citizen, participates in the Company’s International Service Program. Mr. Cummings participated in the International Service Program for a portion of 2008 when he was on assignment in South Africa. Mr. Cummings, who is a U.S. citizen, ceased participating in the International Service Program upon his relocation to Atlanta in October 2008. Mr. Cummings and Mr. Finan were provided only the benefits offered to all employees eligible to participate in the International Service Program.

The Company does not consider security to be a perquisite. It is a necessary, sound procedure and a business necessity to protect our employees given the global visibility of our brands and the extensive locations where we operate. As described further on page 70, the Company provides personal security when circumstances warrant.

For a more detailed discussion of these perquisites and their value, see the discussion of All Other Compensation beginning on page 68.

Post-Termination Compensation

Retirement and Savings Plans

We do not have special retirement or savings plans for any Named Executive Officer. Messrs. Kent, Cummings and Fayard are eligible to participate in the Employee Retirement Plan of The Coca-Cola Company, which has been renamed The Coca-Cola Company Pension Plan as of January 1, 2010 (the “Pension Plan”) and The Coca-Cola Company Supplemental Pension Plan (the “Supplemental Pension Plan”). Substantially all of our non-union U.S. employees participate in the Pension Plan. The Pension Plan and the Supplemental Pension Plan have been redesigned effective January 1, 2010 to include a cash balance formula for future benefit accruals, with certain grandfathering and transition provisions for current employees. These changes, described in more detail beginning on page 87, apply on the same basis to all employees in these plans, including the Named Executive Officers.

Mr. Finan, as a non-U.S. citizen and a participant in the International Service Program, participates in The Coca-Cola Export Corporation Overseas Retirement Plan (the “Overseas Plan”). Mr. Reyes also accrues benefits under the Overseas Plan related to his prior international service.

These plans prohibit duplication of benefits and are designed to provide a career-based retirement benefit, regardless of the country where the employee worked. We have these plans as an additional means to attract and retain employees, many of whom accept international mobility as a basic precept of their employment with the Company. The retirement plans provide employees, including the Named Executive Officers, the opportunity to plan for future financial needs during retirement.

Mr. Reyes participates in the Coca-Cola Mexico Pension Plan (the “Mexico Plan”) along with all other Mexico-based employees and his benefit is calculated in the same manner as all other participants in the Mexico Plan.

These plans generally determine benefits solely on base pay and cash incentive compensation. For a more detailed discussion on the retirement plans and the accumulated benefits under these plans, see the 2009 Pension Benefits table and the accompanying narrative beginning on page 77.

In addition to the retirement plans, the Company provides savings plans, including a Company matching contribution, to encourage all employees to save additional funds for their retirement. The Company matching contribution is provided on the same basis to Named Executive Officers as all other participants in the plans. Messrs. Kent, Cummings and Fayard participate in the Thrift Plan and the Supplemental Thrift Plan. Mr. Finan participates in the International Thrift Plan. Mr. Reyes participates in a Mexico-based thrift plan.

Deferred Compensation Plan

We adopted The Coca-Cola Company Deferred Compensation Plan (the “Deferred Compensation Plan”) in 2002. We offer this program because it provides an opportunity for the U.S. based participants, including the eligible Named Executive Officers, to save for future financial needs at little cost to the Company. The Deferred Compensation Plan essentially operates as an uninsured, tax-advantaged personal savings account of the employee, administered by the Company, and contributes to the Company’s attractiveness as an employer. The Company may hedge the liability, invest the cash retained and/or use the cash in its business. The Deferred Compensation Plan offers a range of deemed investment options, including various equity funds, a bond fund, and a money market fund. The categories of investment options are similar to those in the Thrift & Investment Plan, although fewer choices are allowed in the Deferred Compensation Plan. The Deferred Compensation Plan does not guarantee a return or provide for above-market preferential earnings.

For a more detailed discussion of the Deferred Compensation Plan, see the 2009 Nonqualified Deferred Compensation table and accompanying narrative beginning on page 79.

Severance Plan

The Coca-Cola Company Severance Pay Plan (the “Severance Plan”) for its U.S. based employees and participants in the International Service Program pays benefits in specific circumstances such as when an employee’s position is eliminated. All non-union, non-manufacturing U.S. employees, including the U.S. based Named Executive Officers, are covered by the Severance Plan. Payments are based on job grade level and/or length of service. For the U.S. based Named Executive Officers, the maximum payment under the Severance Plan is two times base salary. This amount was determined to be appropriate for senior employees, including the Named Executive Officers, to assist in transition to new employment, as it may take a longer period of time for a more senior executive to find comparable employment. Mr. Reyes’ separation arrangements are governed by Mexican law. The Company has no separate termination arrangements with any of the Named Executive Officers. For a more detailed discussion of the Severance Plan, see page 92 and Payments on Termination or Change in Control beginning on page 80.

Change in Control

The Company has change in control provisions in its annual Performance Incentive Plan, its equity compensation plans and its retirement plans. These provisions apply equally to all plan participants, including the Named Executive Officers. The provisions require that the event that triggers the change in control, such as an acquisition, actually be completed. The Board can determine prior to the potential change in control that no change in control will be deemed to have occurred.

We do not provide a tax gross-up for any change in control situation. We have no additional change in control agreements or arrangements with any of the Named Executive Officers.

The change in control provisions were adopted to ensure that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction will not be tempted to act in their own interests rather than the interests of the shareowners in general. Thus, the provisions are designed to make any transaction neutral to the employees’ economic interests. Employees likely would not be in a position to influence the Company’s performance after a change in control and might not be in a position to earn their incentive awards or vest in their equity awards. Therefore, the Company believes that the change in control provisions are fair and protect shareowner value.

The annual incentive plan provides that the annual incentive be paid at target (and in no event above target) upon a change in control, prorated for the actual number of months worked in the year.

Generally, our equity compensation plans provide that restricted stock and stock options vest in full upon a change in control. Beginning in 2008, the performance share units contain a provision that provides that participants are entitled to receive the target number of shares upon a change in control. However, if restricted stock has been awarded after the performance goals have been met, any additional service-based restrictions will lapse upon a change in control.

The Company’s retirement plans also contain change in control provisions that affect all participants equally, including the Named Executive Officers. The employee must actually leave the Company within two years of a change in control in order to receive this benefit. There are no additional credited years of service. Under the Pension Plan and the Supplemental Pension Plan, for benefits accrued under the defined benefit formula, upon a change in control, the earliest retirement age is reduced from age 55 with ten years of service to age 50 with ten years of service. In addition, employees terminating prior to earliest retirement age will receive an early retirement subsidy calculated as if they had reached earliest retirement age. A change in control has no effect on the cash balance portion of the Pension Plan.

The Overseas Plan contains the same provision as the Pension Plan and, in addition, normal retirement age is reduced to age 60, resulting in a larger retirement benefit. The Company believes these provisions provide some security with respect to pension benefits in the event of a change in control.

For a more detailed discussion of change in control arrangements, see Payments on Termination or Change in Control beginning on page 80.

Tax Compliance Policy

Section 162(m) of the Tax Code limits deductibility of certain compensation for the chief executive officer and the three other executive officers (other than the chief financial officer) who are highest paid and employed at year-end (“Covered Employees”) to $1 million per year. If certain conditions are met, performance-based compensation may be excluded from this limitation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the Company where possible and where the design does not add a layer of complexity to the plans or their administration. Our shareowner-approved incentive plans, stock option plans and certain awards under The Coca-Cola Company 1989 Restricted Stock Award Plan (the “1989 Restricted Stock Plan”) meet the conditions necessary for deductibility. However, if following the requirements of Section 162(m) would not be in the interests of shareowners, the Compensation Committee may exercise discretion to pay nondeductible compensation.

Tax and Accounting Implications of Each Form of Compensation

•	Salary is expensed when earned and is not deductible over $1 million for Covered Employees. In 2009, $200,000 of salary was not deductible.

•	Annual incentives are expensed during the year when payout is probable. The portion paid under shareowner-approved measures meets the requirements of Section 162(m) of the Tax Code and is deductible. Any discretionary amount paid under non-objectively verifiable criteria is not deductible over $1 million for Covered Employees. All annual incentive payments for 2009 to Named Executive Officers were deductible.

•	Stock options are expensed in accordance with FASB Topic 718, which is generally over the vesting period. The stock option plans have been approved by shareowners and the amounts realized are deductible upon exercise of the options.

•	Performance share units are expensed in accordance with FASB Topic 718, which is generally over the performance period and the subsequent holding period. They are expensed when payout is probable. The plan has been approved by shareowners and awards are deductible when shares are released.

•	Performance-based restricted stock is expensed in accordance with FASB Topic 718, which is generally over the performance period when payout is probable. The plan has been approved by shareowners and awards are deductible when shares are released.

•	Time-based restricted stock is expensed in accordance with FASB Topic 718, which is generally over the restriction period. The plan has been shareowner-approved but time-based restricted stock is not deductible over $1 million for Covered Employees. No non-deductible restricted stock grants were made to any Named Executive Officer in 2009.

Ownership Guidelines

For many years, the Company has had share ownership guidelines for senior executives, including the Named Executive Officers. The ownership guidelines are:

Role	Value of Common Stock to be Owned
Chief Executive Officer	8 times base salary

Executive Vice Presidents and Group Presidents	4 times base salary

Other Senior Executives	2 times base salary

Business Unit Presidents Below Senior Executive Level	1 time base salary

The Chairman of the Board and Chief Executive Officer and the Compensation Committee monitor compliance annually. Each executive has five years from the date he or she becomes a senior executive to meet his or her target. If an executive is promoted and the target is increased, an additional two-year period is provided to meet the target. Messrs. Cummings, Fayard, Finan and Reyes have met or exceeded their share ownership targets. Mr. Kent’s share ownership target was increased from 5 to 8 times base salary in 2008 when he became Chief Executive Officer of the Company. Mr. Kent has achieved 79% of his current share ownership target. Per program guidelines, he has until 2014 to achieve his share ownership objective. Shares counted toward the guidelines include:

•	shares held of record or in a brokerage account by the senior executive or his or her spouse;

•	shares and share units held in the Thrift Plan, the International Thrift Plan, and the Supplemental Thrift Plan, including any Company match;

•	shares of time-based restricted stock;

•	shares of performance-based restricted stock or performance-based restricted stock units after the necessary performance criteria have been satisfied; and

•	shares of restricted stock or restricted stock units awarded upon satisfaction of the necessary performance criteria under the performance share unit program.

In recognition of achievement of the ownership objective, the Compensation Committee has the discretion to increase the annual long-term incentive award 5%–15% once the objective has been met and maintained for a year. As an example, any executive who had achieved his or her objective as of December 31, 2008 is eligible for the additional value as part of their 2010 annual long-term incentive award. This additional value is awarded one time only. None of the Named Executive Officers received this additional award in 2009; however, Messrs. Cummings, Fayard, Finan and Reyes received one-time awards in 2010.

Further, to ensure compliance with the guidelines, management has the discretion, with Compensation Committee approval, to withhold a portion of up to 50% of the annual cash incentive if an individual is not compliant at the end of the achievement period. The Committee also may mandate the retention of 100% of net shares, after settlement of taxes and transaction fees, acquired pursuant to equity awards made January 1, 2009 and after.

Trading Controls

Executive Officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into transactions in Company securities, including those involving derivatives, other than the exercise of employee stock options. Permission is not granted for hedging transactions. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including the Named Executive Officers, may enter into a trading plan under SEC Rule 10b5-1. These trading plans may be entered into only during an open trading period and must be approved by the Company. The Executive Officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without preapproval or when trading is restricted. The Company does not restrict pledges as pledging can provide a more attractive interest rate for personal loans. All shares held in brokerage margin accounts can be considered “pledged” and the Company has not forbidden margin accounts. However, as of December 31, 2009, no Executive Officers have pledged shares of Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Cathleen P. Black, Chair
Ronald W. Allen
Alexis M. Herman
Maria Elena Lagomasino
James D. Robinson III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent Directors listed above. Other than James D. Robinson III, Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the Chief Executive Officer, other Executive Officers of the Company, other than his or her directorship.

A daughter-in-law of James D. Robinson III, one of our Directors and a member of the Compensation Committee, has an indirect minority equity interest in Delaware North. The Company’s relationship with Delaware North is described on page 31.

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated Executive Officers during 2009.

2009 Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Muhtar Kent	2009	$1,200,000	$0	$0	$7,433,790	$5,500,000	$4,019,949	$659,274	$18,813,013
Chairman of the Board and	2008	1,100,000	4,500,000	2,999,975	10,280,428	0	2,792,762	748,182	22,421,347
Chief Executive Officer	2007	1,000,000	0	1,999,995	2,924,141	3,797,500	1,125,995	749,353	11,596,984
Alexander B. Cummings, Jr.[1]	2009	700,000	0	0	2,319,604	1,200,000	487,013	66,046	4,772,663
Executive Vice President and	2008	643,127	950,000	1,451,950	3,065,935	0	450,641	617,726	7,179,379
Chief Administrative Officer
Gary P. Fayard	2009	741,600	0	0	2,319,604	1,680,000	953,558	60,774	5,755,536
Executive Vice President and	2008	732,777	1,100,000	1,849,997	2,260,602	0	1,081,237	98,391	7,123,004
Chief Financial Officer	2007	687,387	0	1,480,021	2,163,859	1,915,900	547,014	87,789	6,881,970
Irial Finan	2009	787,500	0	0	2,141,174	1,505,000	576,604	414,285	5,424,563
Executive Vice President and	2008	778,125	1,350,000	1,451,950	1,774,271	0	310,201	677,479	6,342,026
President, Bottling	2007	750,000	0	1,319,998	1,929,929	1,598,400	155,726	372,727	6,126,780
Investments and Supply Chain
José Octavio Reyes[2]	2009	617,871	0	0	2,676,470	1,400,000	1,400,898	522,288	6,617,527
President, Latin America	2008	606,081	1,250,000	1,649,992	2,016,214	0	495,457	399,036	6,416,780
Group	2007	568,842	0	1,584,007	2,315,913	1,364,800	970,873	544,534	7,348,969

[1]	Compensation for Mr. Cummings is provided only for 2009 and 2008 because he was not a Named Executive Officer for 2007.

[2]	Compensation for Mr. Reyes, a Mexico-based employee, is delivered in Mexican pesos. In calculating the dollar equivalent for recurring items that are not denominated in U.S. dollars, the Company converts each payment into dollars based on the average exchange rate in effect for the month in which the payment was made. For purposes of converting the pension value into dollars, the December 31 exchange rate is used.

Bonus (Column (d))

The Company paid annual incentives to the Named Executive Officers for 2009 based on pre-determined performance metrics. These payments, which were made under the Company’s annual Performance Incentive Plan, are reported in the Non-Equity Incentive Plan Compensation column (column (g)). As described in the Company’s 2009 Definitive Proxy Statement beginning on page 38, the Company paid discretionary bonuses to the Named Executive Officers for 2008. Therefore, the annual incentive amount for 2008 is reflected in this column (d).

Stock Awards (Column (e))

The amount in the Stock Awards column is the grant date fair value of stock awards determined pursuant to FASB Topic 718. All of the awards to Named Executive Officers in 2008 and 2007 are Performance Share Units (“PSUs”). No stock awards were made to Named Executive Officers in 2009.

PSUs provide an opportunity for employees to receive restricted stock if certain performance criteria are met for a three-year performance period. If the minimum performance criterion is not met, no award is earned. If at least the minimum performance criterion is attained, awards can range from 50% of the target number of shares to 150% of the target number of shares. The amounts in the table above reflect the value of the PSUs at the target (or 100%) level. The charts below provide the potential value of the PSUs at the threshold, target and maximum levels for each of these awards. The status of each program is described on page 54 of the Compensation Discussion & Analysis.

2008–2010 Performance Share Units
Granted 02/21/2008

		Value at Target
	Value at Threshold	(100%) (Reported in	Value at Maximum
Name	Level (50%)	Column (e) Above)	Level (150%)
Mr. Kent	$1,499,988	$2,999,975	$4,499,963
Mr. Cummings	725,975	1,451,950	2,177,925
Mr. Fayard	924,999	1,849,997	2,774,996
Mr. Finan	725,975	1,451,950	2,177,925
Mr. Reyes	824,996	1,649,992	2,474,988

2007–2009 Performance Share Units
Granted 02/15/2007

		Value at Target
	Value at Threshold	(100%) (Reported in	Value at Maximum
Name	Level (50%)	Column (e) Above)	Level (150%)
Mr. Kent	$999,998	$1,999,995	$2,999,993
Mr. Cummings	n/a1	n/a1	n/a1
Mr. Fayard	740,011	1,480,021	2,220,032
Mr. Finan	659,999	1,319,998	1,979,997
Mr. Reyes	792,004	1,584,007	2,376,011

1 Not reported because Mr. Cummings was not a Named Executive Officer in 2007.

The Company cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s performance, stock price, and continued employment. Additional information on all outstanding stock awards is reflected in the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 74.

The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 9 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”). The Company grants PSUs and restricted stock under the 1989 Restricted Stock Plan. The material provisions of the 1989 Restricted Stock Plan are described on page 91.

To see the value actually received by the Named Executive Officers in 2009, refer to the 2009 Option Exercises and Stock Vested table on page 76.

Option Awards (Column (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of the Named Executive Officers, calculated in accordance with FASB Topic 718. Even though the awards may be forfeited, the amounts do not reflect this contingency.

The Company cautions that the amounts reported in the 2009 Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price and continued employment. Additional information on all outstanding option awards is reflected in the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 74.

The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 9 to the Company’s consolidated financial statements in the Form 10-K. The options were awarded under The Coca-Cola Company 1999 Stock Option Plan (the “1999 Stock Option Plan”), The Coca-Cola Company 2002 Stock Option Plan (the “2002 Stock Option Plan”), or The Coca-Cola Company 2008 Stock Option Plan (the “2008 Stock Option Plan”). The material provisions of the plans are described on page 91.

To see the value actually received by the Named Executive Officers upon exercise of options and vesting of stock in 2009, refer to the 2009 Option Exercises and Stock Vested table on page 76.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each Named Executive Officer under the Company’s annual Performance Incentive Plan in 2009 and 2007. The material provisions of that plan are described on page 90. As discussed in the Company’s 2009 Definitive Proxy Statement beginning on page 38, discretionary bonuses were paid for 2008, as reported in Column (d).

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2009, 2008, and 2007 are comprised entirely of changes between December 31, 2008 and December 31, 2009, between December 31, 2007 and December 31, 2008, and between December 31, 2006 and December 31, 2007, respectively, in the actuarial present value of the accumulated pension benefits of each of the Named Executive Officers.

The assumptions used by the Company in calculating the change in pension value are described on page 78.

The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (Column (h)) are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the fiscal years ended December 31, 2009, December 31, 2008, December 31, 2007, and December 31, 2006. As described on page 78, the Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, which apply to all participants under such plans. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

None of the Named Executive Officers received above-market or preferential earnings (as these terms are defined by the SEC) on their nonqualified deferred compensation accounts. The material provisions of the Company’s retirement plans and Deferred Compensation Plan are described beginning on page 87 and on page 92.

All Other Compensation (Column (i))

The amounts reported in the All Other Compensation column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount of any tax reimbursements; (iii) the amounts contributed by the Company to the Thrift Plan, the Supplemental Thrift Plan, the International Thrift Plan and the Mexico Plan (collectively, the “Company Thrift Plans”); and (iv) the dollar value of life insurance premiums paid by the Company. Amounts contributed to the Company Thrift Plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company Thrift Plans are described beginning on page 89.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by SEC rules to be separately quantified. A dash indicates that the Named Executive Officer received the perquisite or personal benefit but the amount was not required to be disclosed under SEC rules. The narrative following the table describes all categories of perquisites and other personal benefits provided by the Company in 2009.

		Perquisites and Other Personal Benefits						Additional All Other Compensation
						International			Company
						Service			Contributions	Life
		Aircraft	Car and	Club		Program	Financial	Tax	to Company	Insurance
Name	Year	Usage	Driver	Memberships	Security	Benefits	Planning	Reimbursement	Thrift Plans	Premiums
Mr. Kent	2009	$130,930	$166,481	$0	$102,741	N/A	—	$73,502	$171,000	$1,620
	2008	229,484	204,754	0	65,348	$61,294	—	27,865	146,925	1,512
	2007	42,621	163,058	0	66,707	361,879	—	19,385	84,299	1,404
Mr. Cummings	2009	0	0	0	0	5,430	—	0	49,500	1,116
	2008	0	0	0	0	557,607	$0	2,398	56,677	1,044
Mr. Fayard	2009	—	0	0	0	N/A	—	0	55,248	1,620
	2008	—	0	0	0	N/A	—	7,319	79,460	1,512
	2007	—	0	0	0	N/A	—	5,825	71,049	1,404
Mr. Finan	2009	37,346	0	0	0	298,526	0	13,244	64,125	1,044
	2008	0	0	0	0	599,110	0	6,137	71,296	936
	2007	0	0	0	0	303,295	0	5,857	62,747	828
Mr. Reyes	2009	0	370,495	0	118,224	N/A	0	0	15,868	17,701
	2008	0	220,239	N/A	138,681	N/A	0	0	15,892	24,224
	2007	0	389,939	N/A	108,484	N/A	—	0	14,947	22,461

Aircraft Usage

The Company owns and operates business aircraft to allow employees to safely and efficiently travel for business purposes around the world. Given the Company’s significant global presence, we believe it is a business imperative for senior leaders to be on the ground at our overseas operations. The Company-owned aircraft allow employees to be far more productive than if commercial flights were utilized, as the aircraft provide a confidential and highly productive environment in which to conduct business without the schedule constraints imposed by commercial airline service.

The Company aircraft were made available to the Named Executive Officers for their personal use in the following situations:

•	Mr. Kent is required by the Board to use the Company aircraft for all travel, both business and personal. This is required for security purposes due to the high profile and global nature of our business and our highly symbolic and well recognized brands, as well as to ensure that he can be immediately available to respond to business priorities from any location around the world. This arrangement also allows travel time to be used productively for the Company. Mr. Kent and his immediate family traveling with him use the Company aircraft for a reasonable number of personal trips. Mr. Kent is not provided a tax reimbursement for personal use of aircraft.

•	No other Named Executive Officers use Company aircraft for personal purposes except in extraordinary circumstances. Mr. Finan had one trip on Company aircraft in 2009 for personal reasons due to a death in his family. Mr. Finan was not provided a tax reimbursement for personal use of aircraft. No other Named Executive Officer used the Company aircraft solely for personal purposes in 2009.

•	Infrequently, spouses and guests of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company. Income is imputed to the Named Executive Officer for income tax purposes, but no tax reimbursement is provided since such persons are not traveling for a business purpose.

In determining the incremental cost to the Company of the personal use of Company aircraft, the Company calculates, for each aircraft, the direct variable operating cost on an hourly basis, including all costs that may vary by the hours flown. Items included in calculating this cost are:

•	aircraft fuel and oil;

•	travel, lodging and other expenses for crew;

•	prorated amount of repairs and maintenance;

•	prorated amount of rental fee on airplane hangar;

•	catering;

•	logistics (landing fees, permits, etc);

•	telecommunication expenses and other supplies; and

•	the amount, if any, of disallowed tax deductions associated with such use.

When the aircraft is already flying to a destination for business purposes, only the direct variable costs associated with the additional passenger (for example, catering) are included in determining the aggregate incremental cost to the Company. While it happens very rarely, if an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost.

Car and Driver

Mr. Kent is provided with a car and driver both for security purposes and to maximize his efficiency during business hours. When not being utilized by Mr. Kent, the cars and drivers are used for other Company business. However, the Company has included the entire cost of the cars and drivers, including all salary, benefits and related employment costs. Mr. Kent also is provided with a car and driver in Turkey for security purposes. Mr. Reyes and his spouse are each provided with a specially equipped car and driver for security purposes in Mexico City. The vehicle cost below for Mr. Reyes reflects the Company’s purchase in 2009 of a new vehicle outfitted for security for the Reyes family.

The cost to the Company in 2009 was as follows:

Mr. Kent: cars $33,071; drivers $133,410; and
Mr. Reyes: cars $180,140; drivers $190,355.

Club Memberships

Club memberships are provided to the Named Executive Officers when necessary for business purposes. Monthly dues are paid by the Company; however, the Named Executive Officers are taxed on a pro-rata portion of the dues associated with any personal use of the clubs, even though the Named Executive Officer pays for the direct cost of any personal use. The Company does not provide any tax reimbursement in connection with the personal use of the clubs. All Named Executive Officers reimbursed the Company for any personal costs, including a pro-rata portion of the dues. Therefore, there was no personal benefit to any Named Executive Officer associated with use of clubs in 2009.

Security

The Company provides a comprehensive security program, including monitoring, for Mr. Kent. This includes monitoring equipment at his homes and Company-paid security personnel. Mr. Reyes, based in Mexico City, is provided with security personnel at his residence as well as monitoring of his car and his wife’s car. No other Named Executive Officer is provided with Company-paid security, except where necessary when traveling overseas.

International Service Program Benefits

The Company provides benefits to International Service Associates under the International Service Program, the material provisions of which are described on page 92. Currently there are approximately 350 participants in the program. The International Service Program is designed to relocate and support employees who are sent on an assignment outside of their home country. The purpose of the program is to make sure that when the Company requests that an employee move outside his or her home country, economic considerations do not play a role. This helps the Company quickly meet its business needs around the world and develop its employees.

Mr. Kent participated in the International Service Program in 2006 when he was based in Hong Kong. Mr. Kent ceased participating in the International Service Program when he relocated to the United States in 2006. The amounts reported in 2008 and 2007 for Mr. Kent relate to his prior assignment in Hong Kong. Mr. Cummings participated in the International Service Program in 2008 and 2007 when he was based in the United Kingdom and South Africa. Mr. Cummings ceased participating in the International Service Program when he returned to the United States in October 2008. The amount reported in the table for 2009 relates to this prior assignment. Mr. Finan, who is based in Atlanta, outside his home country, participated in the International Service Program in 2009, 2008 and 2007. The amounts reported include payments for housing expenses, auto expenses, home leave, relocation, tax equalization, education, currency protection and other program allowances.

Under the tax equalization program, an International Service Associate, economically, pays tax at the same federal and state income tax rates as a resident of the State of Georgia on base salary, incentive compensation and personal income. The amount of tax equalization could be deemed a tax reimbursement; however, since an International Service Associate is subject to hypothetical taxes pursuant to the International Service Program, these amounts are more properly characterized as International Service Program benefits. Payments for tax equalization often occur in years following the actual tax year.

The costs to the Company were as follows:

					Host				Other
		Housing	Auto	Home	Country		Tax		Program	Currency	Transition
Name	Year	Expenses	Expenses	Leave	Allowance	Relocation	Equalization	Education	Allowances	Protection	Payment
Mr. Kent	2009 2008 2007	$0 0 82,500	$0 4,180 0	$0 0 0	$0 0 0	$0 0 0	$0 57,114 256,429	$0 0 22,950	$0 0 0	$0 0 0	$0 0 0

Mr. Cummings[1]	2009 2008	0 82,064	0 47,221	0 22,554	0 34,900	0 55,491	5,430 105,392	0 0	0 19,985	0 0	0 190,000
Mr. Finan	2009 2008 2007	158,508 158,508 121,394	0 0 0	50,032 45,748 25,412	0 0 0	0 0 0	35,811 147,185 121,904	5,885 9,664 34,105	2,980 480 480	45,310 237,525 0	0 0 0

1 Mr. Cummings participated in the International Service Program in 2007. Information for Mr. Cummings is provided only for 2009 and 2008 because he was not a Named Executive Officer for 2007.

Financial Planning

The Company provides a taxable reimbursement to the Named Executive Officers for financial planning services, which may include tax preparation and estate planning services. No tax reimbursements are provided to the Named Executive Officers for this benefit.

Additional All Other Compensation

Tax Reimbursement.  The amounts reported in the table above on page 68 represent tax reimbursements paid to each Named Executive Officer. All amounts are related to business use of the Company aircraft. No Named Executive Officer is provided a tax reimbursement for personal use of aircraft, but Named Executive Officers are provided a tax reimbursement for taxes incurred when his spouse travels for business purposes. These taxes are incurred because of the Internal Revenue Service’s extremely limited rules concerning business travel by spouses. It is often necessary for spouses to accompany Named Executive Officers to business functions. In contrast to personal use, the Company does not believe an employee should pay personally when travel is required or important for business purposes.

The Company imputes income to the executive when the use of Company aircraft is considered income for tax purposes. To calculate taxable income, the Standard Industry Fare Level rates set by the Internal Revenue Service are used. Where a tax reimbursement is authorized, it is calculated using the highest marginal federal tax rate, applicable state rate and Medicare rates. The rate used to calculate taxable income has no relationship to the incremental cost to the Company associated with the use of the aircraft.

Company Contributions to Company Thrift Plans.  The Company makes matching contributions to each Named Executive Officer’s account under the Company Thrift Plans, as applicable, on the same terms and using the same formulas as other participating employees.

The amounts reflected above represent the following contributions made by the Company in 2009:

•	for Mr. Kent, $7,350 to the Thrift Plan and $163,650 to the Supplemental Thrift Plan;

•	for Mr. Cummings, $7,350 to the Thrift Plan and $42,150 to the Supplemental Thrift Plan;

•	for Mr. Fayard, $7,350 to the Thrift Plan and $47,898 to the Supplemental Thrift Plan;

•	for Mr. Finan, $64,125 to the International Thrift Plan; and

•	for Mr. Reyes, $1,907 to a savings fund and $13,961 contributed to the defined contribution portion of the Mexico Plan.

Life Insurance Premiums.  The Company provides limited life insurance to all U.S. based employees, including the U.S. based Named Executive Officers, equal to the lesser of their base salary or $300,000. The Company provides life insurance to all Mexico-based employees equal to 30 months of base salary. The amounts reported in the table above on page 68 represent the Company premiums paid for this insurance, which are on the same terms and the same cost as other employees.

2009 Grants of Plan-Based Awards

		Estimated Future Payouts			All Other Option	Exercise or		Grant Date
		Under Non-Equity Incentive			Awards: Number	Base Price		Fair Value
		Plan Awards			of Securities	of Option	Closing	of Stock
		Threshold	Target	Maximum	Underlying	Awards	Price on	and Option
Name	Grant Date	($)	($)	($)	Options (#)	($/Sh)	Grant	Awards
(a)	(b)	(c)	(d)	(e)	(j)	(k)	Date	(l)
Muhtar Kent	02/19/2009 02/19/2009	$0	$2,400,000	$7,200,000	1,167,000	$43.20	$43.30	$7,433,790
Alexander B. Cummings, Jr.	02/19/2009 02/19/2009	0	875,000	2,625,000	364,145	43.20	43.30	2,319,604
Gary P. Fayard	02/19/2009 02/19/2009	0	927,000	2,781,000	364,145	43.20	43.30	2,319,604
Irial Finan	02/19/2009 02/19/2009	0	984,375	2,953,125	336,134	43.20	43.30	2,141,174
José Octavio Reyes	02/19/2009 02/19/2009	0	755,875	2,267,625	420,168	43.20	43.30	2,676,470

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Incentive)

The amounts represent the awards made under the annual Performance Incentive Plan in February 2009 to each of the Named Executive Officers as described beginning on page 50 of the Compensation Discussion & Analysis. Actual payments under these awards have already been determined, will be paid on March 15, 2010 and are included in the Non-Equity Incentive Plan Compensation column (Column (g)) of the 2009 Summary Compensation Table.

All Other Option Awards (Stock Options)

The awards represent stock option grants made in 2009. Options granted in 2009 to Named Executive Officers were granted under the 2002 Stock Option Plan and the 2008 Stock Option Plan. All options granted in 2009 to Named Executive Officers have a term of ten years from the grant date and vest 25% on the first, second, third and fourth anniversaries of the grant date.

Under the 2002 Stock Option Plan and the 2008 Stock Option Plan, the option exercise price may not be less than 100% of the fair market value of Common Stock on the date the option is granted. The fair market value of a share of Common Stock is based on the average of the high and low prices of the Common Stock on the date of grant. The Company believes that using the high and low prices of the Common Stock is more representative of the fair market value than the closing price.

The Company cautions that the amounts reported in the 2009 Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price and continued employment.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity Incentive
									Equity Incentive	Plan Awards:
									Plan Awards:	Market or
									Number of	Payout Value
							Number of	Market Value	Unearned	of Unearned
	Number of		Number of				Shares or	of Shares or	Shares, Units	Shares, Units
	Securities		Securities				Units of	Units of	or Other	or Other
	Underlying		Underlying		Option		Stock That	Stock That	Rights That	Rights That
	Unexercised		Unexercised		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)		Options (#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($)	(#)	($)
(a)	(b)		(c)		(e)	(f)	(g)*	(h)[27]	(i)*	(j)[27]
Muhtar Kent	80,000	[1]			$43.4300	05/01/2015	97,387 [17]	$5,551,059	78,259 [18]	$4,460,763
	150,000	[2]			41.1850	12/13/2015
	172,414	[3]	172,414	[3]	47.8400	02/14/2017
	91,464	[4]	274,389	[4]	58.1450	02/20/2018
	158,228	[5]	474,683	[5]	50.5300	07/16/2018
			289,352	[6]	58.1095	07/16/2018
			1,167,000	[7]	43.2000	02/18/2019
Alexander B. Cummings, Jr.	9,880	[8]			53.4063	10/20/2014	83,607 [19]	4,765,599	13,677 [20]	779,589
	10,000	[9]			54.3438	02/15/2015
	38,860	[10]			57.8438	10/17/2015
	125,000	[11]			48.2100	05/29/2016
	85,313	[12]			44.6550	12/17/2017
	112,000	[13]			49.8000	12/17/2013
	125,000	[14]			41.2700	12/15/2014
	125,000	[2]			41.1850	12/13/2015
	119,483	[3]	119,483	[3]	47.8400	02/14/2017
	44,269	[4]	132,804	[4]	58.1450	02/20/2018
			231,481	[15]	58.1095	07/16/2018
			364,145	[7]	43.2000	02/18/2019
Gary P. Fayard	31,250	[8]			53.4063	10/20/2014	107,217 [21]	6,111,369	67,427 [22]	3,843,339
	50,000	[9]			54.3438	02/15/2015
	83,000	[10]			57.8438	10/17/2015
	300,000	[11]			48.2100	05/29/2016
	175,000	[12]			44.6550	12/17/2017
	112,000	[13]			49.8000	12/17/2013
	125,000	[14]			41.2700	12/15/2014
	180,000	[2]			41.1850	12/13/2015
	127,586	[3]	127,586	[3]	47.8400	02/14/2017
	56,403	[4]	169,206	[4]	58.1450	02/20/2018
			364,145	[7]	43.2000	02/18/2019
Irial Finan	97,000	[16]			44.1350	08/01/2014	82,125 [23]	4,681,125	63,677 [24]	3,629,589
	125,000	[14]			41.2700	12/15/2014
	140,000	[2]			41.1850	12/13/2015
	113,793	[3]	113,793	[3]	47.8400	02/14/2017
	44,269	[4]	132,804	[4]	58.1450	02/20/2018
			336,134	[7]	43.2000	02/18/2019
José Octavio Reyes	33,750	[8]			53.4063	10/20/2014	88,050 [25]	5,018,850	15,543 [26]	885,951
	35,000	[9]			54.3438	02/15/2015
	50,000	[10]			57.8438	10/17/2015
	90,000	[11]			48.2100	05/29/2016
	57,813	[12]			44.6550	12/17/2017
	112,000	[13]			49.8000	12/17/2013
	160,000	[14]			41.2700	12/15/2014
	160,000	[2]			41.1850	12/13/2015
	136,552	[3]	136,551	[3]	47.8400	02/14/2017
	50,305	[4]	150,914	[4]	58.1450	02/20/2018
			420,168	[7]	43.2000	02/18/2019

* Column (g) reflects time-based restricted stock and restricted stock or restricted stock units issued upon satisfaction of the performance criteria under the 2006–2008 and 2007–2009 PSU programs. Column (i) reflects performance-based restricted stock and PSUs. The PSUs in Column (i) reflect the threshold award level for the 2008–2010 PSU program.

1 These options were granted on May 2, 2005. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

2 These options were granted on December 14, 2005. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

3 These options were granted on February 15, 2007. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

4 These options were granted on February 21, 2008. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

5 These options were granted on July 17, 2008. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

6 These options were granted on July 17, 2008. The options vest 100% on the fourth anniversary of the grant date.

7 These options were granted on February 19, 2009. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.

8 These options were granted on October 21, 1999. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

9 These options were granted on February 16, 2000. The options vested 100% on the third anniversary of the grant date.

10 These options were granted on October 18, 2000. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

11 These options were granted on May 30, 2001. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

12 These options were granted on December 18, 2002. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

13 These options were granted on December 18, 2003. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

14 These options were granted on December 16, 2004. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

15 These options were granted on July 17, 2008. The options vest 100% on the third anniversary of the grant date.

16 These options were granted on August 2, 2004. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

17 Reflects 52,500 shares of restricted stock issued upon satisfaction of the performance criterion under the 2006–2008 PSU program and 44,887 shares of restricted stock issued upon satisfaction of the performance criterion under the 2007–2009 PSU program.

18 Reflects 50,000 shares of performance-based restricted stock that would vest in February 2011 if the performance criterion is satisfied; and 28,259 PSUs for the 2008–2010 PSU program.

19 Reflects 52,500 shares of restricted stock issued upon satisfaction of the performance criterion under the 2006–2008 PSU program and 31,107 shares of restricted stock issued upon satisfaction of the performance criterion under the 2007–2009 PSU program.

20 Reflects 13,677 PSUs for the 2008–2010 PSU program.

21 Reflects 14,000 shares of restricted stock which vest on Mr. Fayard’s retirement but no earlier than age 62; 60,000 shares of restricted stock issued upon satisfaction of the performance criterion under the 2006–2008 PSU program; and 33,217 shares of restricted stock issued upon satisfaction of the performance criterion under the 2007–2009 PSU program.

22 Reflects 50,000 shares of performance-based restricted stock that would vest in February 2011 if the performance criterion is satisfied; and 17,427 PSUs for the 2008–2010 PSU program.

23 Reflects 52,500 shares of restricted stock issued upon satisfaction of the performance criterion under the 2006–2008 PSU program and 29,625 shares of restricted stock issued upon satisfaction of the performance criterion under the 2007–2009 PSU program.

24 Reflects 50,000 shares of performance-based restricted stock that would vest in February 2012 if the performance criterion is satisfied; and 13,677 PSUs for the 2008–2010 PSU program.

25 Reflects 52,500 restricted stock units issued upon satisfaction of the performance criterion under the 2006–2008 PSU program and 35,550 restricted stock units issued upon satisfaction of the performance criterion under the 2007–2009 PSU program.

26 Reflects 15,543 PSUs for the 2008–2010 PSU program.

27 Market value was determined by multiplying the number of shares of stock or units, as applicable, by $57.00, the closing price of the Common Stock on December 31, 2009.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Muhtar Kent	0	$0	0	$0
Alexander B. Cummings, Jr.	0	0	57,935	3,405,999
Gary P. Fayard	0	0	63,369	3,725,464
Irial Finan	0	0	60,000	3,527,400
José Octavio Reyes	0	0	52,500	3,086,475

None of the Named Executive Officers exercised any stock options during 2009. The amounts in Column (e) for Messrs. Cummings, Fayard, Finan and Reyes represent shares underlying the PSUs for the 2005–2007 performance period. Net shares, after withholding for taxes, were released to Messrs. Cummings, Fayard, Finan and Reyes on December 16, 2009. Messrs. Cummings, Fayard, Finan and Reyes have not sold these shares. The amount reflected is based upon $58.79 per share, the average of the high and low prices of the Common Stock on the date the shares were released.

2009 Pension Benefits

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Muhtar Kent	Pension Plan	21.9167	$604,229	$0
	Supplemental Pension Plan	— [1]	8,409,218	0
Alexander B. Cummings, Jr.	Pension Plan	12.5000	271,714	0
	Supplemental Pension Plan	— [1]	1,786,484	0
Gary P. Fayard	Pension Plan	15.7500	450,849	0
	Supplemental Pension Plan	— [1]	4,126,844	0
Irial Finan	Overseas Plan[2]	5.4167	1,312,108	0
José Octavio Reyes	Mexico Plan	23.1000	4,005,374	0
	Overseas Plan[2]	12.5000 [3]	1,660,906	0

1 For each person, the same years of service apply to both the Pension Plan and the Supplemental Pension Plan, which work in tandem.

2 The Overseas Plan benefit may be subject to offset by amounts payable from other Company-sponsored retirement plans, statutory payments and social security that are not currently determinable.

3 Mr. Reyes has 29.3 years of total service with the Company and its affiliates. There are 6.3 years of credited service that overlap between the Mexico Plan and the Overseas Plan. Mr. Reyes’ Overseas Plan benefit is offset by the value of the Mexico Plan benefit earned during this period of overlapping service.

The Company provides retirement benefits from various plans to its employees, including the Named Executive Officers. Due to the Company’s global operations, it maintains different plans to address different market conditions, various legal and tax requirements and different groups of employees.

The Company’s retirement plans operate in the same manner for all participants and there is no special formula for the Chief Executive Officer or any other Named Executive Officer. The formulas used to calculate benefits under the Pension Plan, the Supplemental Pension Plan, the Overseas Plan and the Mexico Plan are the same for each participant in each plan. The material terms of the Pension Plan, the Supplemental Pension Plan, the Overseas Plan and the Mexico Plan are described beginning on page 87.

The table above reflects the present value of benefits accrued by each of the Named Executive Officers from the various plans in which they participate. As a result of the Tax Code limitations on the amount of compensation that may be considered under the Pension Plan, a portion of the benefit that would be payable under the Pension Plan without those limitations is paid from the Supplemental Pension Plan.

Compensation used for determining pension benefits under the Pension Plan, the Supplemental Pension Plan and the Overseas Plan generally includes only salary and cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan. In some cases the payments may be reduced by benefits paid by other Company-sponsored retirement plans, statutory payments, or social security.

Under the Mexico Plan, compensation used for determining pension benefits generally includes salary, annual incentive, savings fund and other payments made in accordance with Mexican law and customary business practice.

The Pension Plan, the Supplemental Pension Plan and the Overseas Plan take into account the employee’s career at the Company as a whole and calculate the pension benefit based on years of credited service and the average eligible compensation using the five highest consecutive years out of the last 11 years of service.

In Mr. Reyes’ case, 23.1 years are recognized under the Mexico Plan and 12.5 years are recognized under the Overseas Plan. There are 6.3 years of credited service that overlap between the Mexico Plan and the Overseas Plan. Mr. Reyes’ Overseas Plan benefit is offset by the value of the Mexico Plan benefit earned during this period of overlapping service. Mr. Reyes’ benefit under the Overseas Plan will increase only as a result of changes in compensation.

The Company generally does not grant additional years of benefit service. In rare circumstances, the Company may give credit to a new hire to compensate for pension amounts forfeited at a previous employer or as a hiring incentive. No Named Executive Officer has been credited with additional years of benefit service.

The assumptions used by the Company in calculating the present value of accumulated benefits are incorporated herein by reference to Note 10 to the Company’s consolidated financial statements in the Form 10-K. The calculations assume that the Named Executive Officer continues to live until the earliest age at which an unreduced benefit is payable.

The Company cautions that the values reported in the Present Value of Accumulated Benefit column (Column (d) of the table on page 77) are theoretical and are calculated pursuant to SEC requirements. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, which apply to all participants under the plan.

For example, the Overseas Plan generally pays benefits in a lump sum. The benefit is converted to a lump sum, for all participants, using the interest rates and mortality tables prescribed under the Pension Protection Act of 2006, a U.S. pension law. The Supplemental Pension Plan pays benefits in the form of an annuity if the employee has reached at least age 55 with 10 years of service at the time of his or her separation from the Company. Therefore, Messrs. Kent and Fayard will be required to take their Supplemental Pension Plan benefit in the form of an annuity.

The change in pension value from year to year is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

2009 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance at Last
	Last FY	in Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Muhtar Kent	N/A	N/A	N/A	N/A	N/A
Alexander B. Cummings, Jr.	N/A	N/A	N/A	N/A	N/A
Gary P. Fayard	$0	$0	$73,074	$0	$1,657,390
Irial Finan	N/A	N/A	N/A	N/A	N/A
José Octavio Reyes	N/A	N/A	N/A	N/A	N/A

Mr. Fayard is the only Named Executive Officer who has participated in the Deferred Compensation Plan. Messrs. Kent and Cummings are eligible, but have not elected to participate. Mr. Finan, who is an International Service Associate, and Mr. Reyes, who is based in Mexico, are not eligible to participate.

The amounts above reflect each Named Executive Officer’s individual contributions to the Deferred Compensation Plan, the material provisions of which are described on page 92. The Company does not match any employee deferral or guarantee a return on deferred amounts.

No amounts reported in Column (d) are reported in the 2009 Summary Compensation Table because the plan does not provide for above-market returns. The amount reflected in Column (f) for Mr. Fayard, with the exception of the aggregate earnings reflected in Column (d), has been reported in prior Company annual proxy statements.

The Deferred Compensation Plan allows eligible U.S. based employees to elect, before earned, to save on a tax-deferred basis a portion of their salary and/or annual incentive. Up to 80% of base salary and, for 2009, 95% of annual incentive could have been deferred. We chose these percentages to provide maximum deferral flexibility, while requiring a portion of salary to be available to meet tax and certain other payroll-based items. The employee then becomes an unsecured creditor of the Company when these amounts, fully earned, would otherwise have been paid. Amounts deferred by the employee are shown in the Summary Compensation Table when earned. The employee elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Tax Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The categories of investment options are similar to those in the Thrift & Investment Plan, although the number of fund choices is smaller in the Deferred Compensation Plan. Participants may change deemed investment elections daily. The investment risk is borne entirely by the employee. The cash deferred is retained by the Company. The program is designed to be as broad as permitted under tax and labor regulations.

Gains and losses are credited based on the participant’s deemed investment choices. Participants’ accounts may or may not appreciate and may depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (as that term is defined by the SEC). All deferrals are paid out in cash upon distribution and subject to income tax at that time.

All contributions by the Named Executive Officers are voluntary elections to defer receipt of compensation that they were entitled to be paid in the current year. None of the Named Executive

Officers has ever received a Company contribution to his account in the Deferred Compensation Plan. Accordingly, the earnings reflected in Column (d) of the table above represent deemed investment earnings or losses solely from voluntary deferrals.

The Company has the benefit of full unrestricted use of all amounts deferred under the Deferred Compensation Plan until such amounts are required to be distributed to the plan participants.

Payments on Termination or Change in Control

General

Most of the Company’s plans and programs contain specific provisions detailing how payments are treated upon termination or change in control. Generally, other than the Company’s broad-based Severance Plan, the Company does not have any separation or severance agreements with senior executives, including the Named Executive Officers. The Company’s Severance Plan applies to all U.S. based non-union, non-manufacturing employees and International Service Associates and pays benefits in the event that an employee is involuntarily terminated without cause or in connection with a position elimination. The amount of severance varies based on the employee’s grade level and length of service and the reason for termination. The maximum amount of severance, which applies to all U.S. based Named Executive Officers, is two years of base pay.

Mr. Reyes’ separation arrangements are determined by Mexican law. In the event that an employee is involuntarily terminated without cause or in connection with a position elimination, Mexican law requires payment of the following to the employee: (i) 3 months of base salary, Christmas bonus, vacation premiums and bonus; (ii) 20 days of base salary, Christmas bonus, vacation premiums and bonus for each year of employment; (iii) seniority premium equal to 12 days’ salary per year of employment (capped at 2 times the minimum wage); (iv) proportional share of vacation, annual bonus, and profit sharing for the year in which the employment was terminated; and (v) base salary accrued from the date of termination to the date of payment.

The change in control provisions in the various Company plans are designed so that employees are neither harmed nor given a windfall in the event of a change in control. The provisions are intended to ensure that executives evaluate business opportunities in the best interests of shareowners. The change in control provisions under these plans generally provide for accelerated vesting, and do not provide for extra payments. The Company does not have individual change in control agreements and no tax gross-up is provided for any taxes incurred as a result of a change in control payment.

The Board can determine prior to the potential change in control that no change in control will be deemed to have occurred. Generally, the Company’s plans provide that a change in control is deemed to have occurred upon:

(i)	any person acquiring beneficial ownership, directly or indirectly, of securities representing 20% or more of the combined voting power for election of Directors of the Company;

(ii)	during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the Directors then still in office who were directors at the beginning of the period;

(iii)	the shareowners approve any merger or consolidation resulting in the Common Stock being changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company), any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company and such merger, consolidation, liquidation or sale is completed; or

(iv)	the shareowners approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation beneficially own less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger or consolidation is completed.

The results of specific termination and change in control events under the plans are described below. These provisions apply to all participants in each plan.

Annual Incentive Plan

Change in Control

Upon a change in control, employees generally receive the target amount of the incentive after the end of the performance year. This amount is prorated if the employee leaves during the year.

Termination Provisions

Generally, employees must be employed on December 31 to receive a cash incentive for the year. If an employee is eligible for retirement, he or she generally receives a prorated incentive based on actual business unit performance and the portion of the year actually worked.

Deferred Compensation Plan

Change in Control

Upon a change in control, any Company contributions to deferred compensation accounts vest. None of the Named Executive Officers has received a Company contribution. There are no other special change in control provisions.

Termination Provisions

Employees who terminate employment after age 50 with five years of service receive payments based on elections made at the time they elected to defer compensation. Other employees receive a lump sum at termination. Individuals who are designated as “specified employees” under Section 409A of the Tax Code may not receive payments from the Deferred Compensation Plan for at least six months following termination of employment to the extent the amounts were deferred after January 1, 2005.

Equity Plans

Change in Control

All unvested options, restricted shares and restricted stock units vest upon a change in control. For PSUs granted in 2008 and 2010, the target number of shares would be granted just prior to a change in control. For PSUs granted prior to 2008, there is no provision for a change in control and, as a result, the terms of the PSUs continue to apply.

Termination Provisions

The treatment of equity upon termination of employment depends on the reason for the termination and the employee’s age and length of service at termination. The chart below details the termination provisions of the various equity plans.

Summary of Separation Provisions in Equity Plans

	Separation Prior to	Separation After
	Meeting Age/Service	Meeting Age/Service
Plan	Requirements[1]	Requirements[1]

Stock Option Plans	Employees have six months to exercise vested options. Unvested options are forfeited.	All options held at least 12 months vest. Employees retain the full remaining term to exercise the options.
Restricted Stock Plans	Shares are forfeited unless held until the time specified in the grant and performance criteria, if any, are met.	Shares are forfeited unless held until the time specified in the grant and performance criteria, if any, are met. Some grants vest upon meeting age and service requirements.
2006–2008 PSUs and 2007–2009 PSUs	All PSUs are forfeited.	For grants held at least 12 months, the target number of PSUs are converted to shares prior to meeting age and service requirements. The shares remain restricted. If the performance criterion is met, the shares are released.
2008–2010 PSUs	All PSUs are forfeited.	For grants held at least 12 months, the employee receives the same number of earned shares as active employees when the results are certified.

[1]	For options granted prior to 2009, the age and service requirements for acceleration of vesting under the stock option plans is generally age 55 with at least ten years of service, or age 60 with at least one year of service. For options granted in 2009 and after, the age and service requirements for acceleration of vesting under the stock option plans generally is age 60 with at least ten years of service. For PSUs granted prior to 2008, the requirement is age 55 with at least five years of service. For the PSUs granted in 2008, the requirement is age 55 with at least ten years of service. For PSUs granted in 2010 and after, the requirement is age 60 with at least ten years of service.

Death

If an employee dies, all options from all option plans vest. For options granted prior to 2007, the employee’s estate has 12 months from the date of death to exercise the options. For options granted in 2007 and after, the employee’s estate has five years from the date of death to exercise the options. Restricted stock vests and is released to the employee’s estate. For PSUs, the performance period is shortened and the performance is calculated. The employee’s estate receives a cash payment based on the performance results for the shortened period. For PSUs granted prior to 2008, this payment is prorated for time worked in the performance period. For PSUs granted in 2008 and after, this payment is not prorated.

Disability

If an employee becomes disabled, all options from all option plans vest. The employee retains the full original term to exercise the options. Restricted stock granted from both restricted stock plans vests and is released to the employee. For all PSUs, the employee receives shares or a cash payment equal to the value of the number of shares that the employee would have earned based on actual performance after the end of the performance period. For PSUs granted prior to 2008, this amount is prorated for time worked in the performance period. For PSUs granted in 2008, this amount is not prorated.

Retirement and Thrift Plans

Change in Control

The Pension Plan, the Supplemental Pension Plan and the Overseas Plan, the material provisions of which are described beginning on page 87, contain special provisions for change in control. To receive these benefits, the employee must actually leave the Company within two years of a change in control. There are no additional credited years of service. Upon a change in control, the earliest retirement age is reduced from age 55 with ten years of service to age 50 with ten years of service. This means that employees terminating prior to earliest retirement age will receive an early retirement subsidy calculated as if they had reached earliest retirement age. In addition, the Overseas Plan contains a provision reducing the normal retirement date to age 60, which also increases the value of the benefit.

The Thrift Plan and the Supplemental Thrift Plan, the material provisions of which are described beginning on page 88, do not have special provisions for change in control.

Under the International Thrift Plan, participants vest upon a change in control.

Termination Provisions

No payments may be made under the Pension Plan, the Supplemental Pension Plan and the Overseas Plan until an employee has separated from service and met eligibility requirements. No payment may be made under the Thrift Plan, the Supplemental Thrift Plan or the International Thrift Plan until separation from service, except distributions may be taken from the Thrift Plan after age 59 1/2, whether or not the employee has terminated.

The benefit under the Supplemental Pension Plan vests according to the same schedule as the Pension Plan. For participants who separated from service between January 1, 2009 and December 31, 2009, the benefit vested after five years of service. For participants who separate from service beginning January 1, 2010, vesting occurs after three years of service. However, if a participant separates prior to age 55 with 10 years of service, the maximum compensation that is considered in calculating the benefit under the Supplemental Pension Plan is four times the compensation limit set by the Tax Code ($245,000 for 2009). If a participant separates after age 55 with 10 years of service, all eligible compensation is taken into account.

Individuals who are designated as “specified employees” under Section 409A of the Tax Code, which include the U.S. based Named Executive Officers, may not receive payments from the Supplemental Pension Plan, the Supplemental Thrift Plan, the Overseas Plan or the International Thrift Plan for at least six months following termination of employment.

Quantification of Termination/Change in Control Payments

The amounts shown in the tables below assume that the event that triggered the payment occurred on December 31, 2009. The tables do not include the value of pension benefits that are disclosed in the 2009 Pension Benefits table on page 77, but do include any pension enhancement triggered by the event, if applicable. The tables also do not include the value of any benefits (such as retiree health coverage) provided on the same basis to substantially all other employees in the country in which the Named Executive Officer works.

Voluntary Separation

Messrs. Kent, Fayard and Reyes have satisfied the age and service requirements for acceleration of vesting of certain equity awards under the Company’s equity plans in effect on December 31, 2009. For these Named Executive Officers, the amounts below reflect (i) the intrinsic value of the acceleration of vesting of any stock options that vest on separation (intrinsic value is the difference between the exercise price of an unvested stock option and the closing price of a share of Common Stock, which was $57.00 on December 31, 2009); and (ii) the value of the shares or share units issued upon satisfaction of the performance criteria under the 2006–2008 and 2007–2009 PSU programs, which would be released early upon separation. For Mr. Reyes, the total also includes an amount required under Mexican law to be paid upon separation. No amounts are included for the 2008–2010 PSU program because the PSUs remain subject to performance requirements even after retirement. Messrs. Cummings and Finan have not satisfied the age and service requirements for acceleration of equity and therefore no additional payments would be triggered upon their voluntary separation.

Voluntary Separation
Name	Severance Payments	Acceleration of Vesting of Stock Options	Restricted Stock and PSUs	Pension Enhancement	Total

Mr. Kent	$0	$1,579,312	$5,551,059	$0	$7,130,371

Mr. Cummings	0	0	0	0	0

Mr. Fayard	0	1,168,688	5,313,369	0	6,482,057

Mr. Finan	0	0	0	0	0

Mr. Reyes	40,621	1,250,807	5,018,850	0	6,310,278

Involuntary Termination

Messrs. Kent, Fayard and Reyes have satisfied the age and service requirements for acceleration of vesting of certain equity awards under the Company’s equity plans in effect on December 31, 2009. These provisions apply in the event of a separation, including an involuntary separation. For these Named Executive Officers, the amounts below reflect (i) all of the amounts described above under “Voluntary Separation” and (ii) for Messrs. Kent and Fayard, severance due under the Severance Plan and for Mr. Reyes, the severance amount required under Mexican law. For Messrs. Cummings and Finan, the amounts below reflect severance due under the Severance Plan.

Involuntary Termination
Name	Severance Payments[1]	Acceleration of Vesting of Stock Options[2]	Restricted Stock and PSUs[2]	Pension Enhancement	Total

Mr. Kent	$2,400,000	$1,579,312	$5,551,059	$0	$9,530,371

Mr. Cummings	1,400,000	0	0	0	1,400,000

Mr. Fayard	1,483,200	1,168,688	5,313,369	0	7,965,257

Mr. Finan	1,575,000	0	0	0	1,575,000

Mr. Reyes	2,536,319	1,250,807	5,018,850	0	8,805,976

[1]	In the event of involuntary termination for cause, no severance would be payable for U.S. based Named Executive Officers and the amount payable to Mr. Reyes would be approximately $40,621 pursuant to Mexican law.

[2]	Since 2004, equity awards have contained provisions that allow the Company to cancel awards or recover amounts under certain circumstances. If an employee was terminated for cause and the Company enforced this provision, these amounts would be zero for all Named Executive Officers.

Disability

The amounts below reflect (i) the intrinsic value of the acceleration of stock options, (ii) the value of the shares or share units issued upon satisfaction of the performance criteria under the 2006–2008 and 2007–2009 PSU programs, which would be released early upon disability, (iii) for Messrs. Kent and Fayard, the value of performance-based restricted shares that would be released early upon disability; (iv) for Mr. Fayard, the value of time-based restricted shares that would be released early upon disability; and (v) for Mr. Reyes, a severance amount required under Mexican law. No amounts are included for the 2008–2010 PSU program because the PSUs remain subject to performance criteria even after disability.

Disability
Name	Severance Payments	Acceleration of Vesting of Stock Options	Restricted Stock and PSUs	Pension Enhancement	Total

Mr. Kent	$0	$20,755,111	$8,401,059	$0	$29,156,170

Mr. Cummings	0	6,119,665	4,765,599	0	10,885,264

Mr. Fayard	0	6,193,889	8,961,369	0	15,155,258

Mr. Finan	0	5,680,993	7,531,125	0	13,212,118

Mr. Reyes	138,296	7,049,126	5,018,850	0	12,206,272

Death

The amounts below reflect (i) the intrinsic value of the acceleration of stock options; (ii) the value of the shares or share units issued upon satisfaction of the performance criteria under the 2006–2008 and 2007–2009 PSU programs, which would be released early upon death; (iii) the value of a number of shares earned under the 2008–2010 PSU program based on performance through 2009, which would be paid to the Named Executive Officer’s estate upon death; (iv) for Messrs. Kent, Fayard and Finan, the value of performance-based restricted shares that would be released early upon death; (v) for Mr. Fayard, the value of time-based restricted shares that would be released early upon death; and (vi) for Mr. Reyes, amounts required to be paid under Mexican law.

Death
Name	Severance Payments	Acceleration of Vesting of Stock Options	Restricted Stock and PSUs	Pension Enhancement	Total

Mr. Kent	$0	$20,755,111	$8,401,059	$0	$29,156,170

Mr. Cummings	0	6,119,665	4,765,599	0	10,885,264

Mr. Fayard	0	6,193,889	8,961,369	0	15,155,258

Mr. Finan	0	5,680,993	7,531,125	0	13,212,118

Mr. Reyes	40,621	7,049,126	5,018,850	0	12,108,597

Change in Control

The amounts below reflect (i) the intrinsic value of the acceleration of stock options; (ii) the value of the shares or share units issued upon satisfaction of the performance criteria under the 2006–2008 and 2007–2009 PSU programs, which would be released early upon a change in control; (iii) for Messrs. Kent, Fayard and Finan, the value of performance-based restricted shares that would be released early upon change in control; (iv) for Mr. Fayard, the value of time-based restricted shares that would be released early upon a change in control; (v) for Mr. Cummings, the value of the more favorable early retirement subsidy provided for employees between ages 50 and 55 with at least ten years of service in the event of a change in control and subsequent termination; and (vi) for Messrs. Finan and Reyes, the value of the more favorable early retirement subsidy provided under the Overseas Plan for certain participants under age 60 with at least five years of service in the event of a change in control and subsequent termination. For PSUs granted in 2008, the target number of shares is granted just prior to a change in control. The Company has no separate change in control agreements with any Named Executive Officer and no tax gross-up is provided for any taxes incurred as a result of change in control payments.

Change in Control
Name	Severance Payments	Acceleration of Vesting of Stock Options	Restricted Stock and PSUs	Pension Enhancement	Total

Mr. Kent	$0	$20,755,111	$11,622,585	$0	$32,377,696

Mr. Cummings	0	6,119,665	6,324,777	867,584	13,312,026

Mr. Fayard	0	6,193,889	10,947,990	0	17,141,879

Mr. Finan	0	5,680,993	9,090,303	951,687	15,722,983

Mr. Reyes	0	7,049,126	6,790,695	676,389	14,516,210

Summary of Plans

The following section provides information on Company-sponsored plans noted in the Compensation Discussion and Analysis or in the tables. For the convenience of our shareowners, the descriptions of the plans are in one location.

Retirement Plans

The Pension Plan.  The Pension Plan is a broad-based tax-qualified defined benefit plan that applies on the same terms for substantially all U.S. non-union employees. Generally, pension benefits are based on a percentage of the employee’s final average compensation (the five highest consecutive calendar years of compensation out of the employee’s last eleven years) up to the limit for each year as set by the Tax Code ($245,000 for 2009), multiplied by the employee’s years of credited service. The term “compensation” for determining the pension benefit includes salary, overtime, commissions and cash incentive awards, but excludes any amounts related to stock options, PSUs or restricted stock. It also excludes deferred compensation and any extraordinary payments related to hiring or termination of employment.

Under the Pension Plan, a participant becomes vested after completing five years of service or attaining age 60 with one year of service. Effective for employees terminating in 2010 and thereafter, a participant becomes vested after completing three years of service or attaining age 65 with one year of service. Normal retirement is age 65. For employees terminating prior to 2009, reduced benefits became payable as early as age 55 with 10 years of service or age 60 with one year of service. Effective for employees terminating in 2009 and thereafter, the Pension Plan provides for payment of a reduced benefit prior to age 55 after termination of employment. In addition, beginning in 2009 a lump sum payment option is available for employees.

In 2009, a participant could receive no more than $195,000 annually from the Pension Plan and no compensation in excess of $245,000 per year could be taken into account for calculating benefits under the Pension Plan.

The Company made changes to the Pension Plan to better meet the needs of the Company’s increasingly diverse and mobile workforce. Beginning January 1, 2010, a cash balance formula replaced the current benefit calculation formula described above. Participants employed as of

December 31, 2009 retain the pension benefit they accrued under the prior benefit calculation formula based on years of credited service completed as of December 31, 2009 and final average compensation earned through December 31, 2019 (known as the Part A benefit). Effective January 1, 2010, participants began accruing a pension benefit under the new cash balance formula (known as the Part B benefit). As a result, beginning in 2010, a participant’s benefit under the Pension Plan will be based on two formulas – Part A (prior benefit calculation formula) plus Part B (new cash balance formula).

Under the new cash balance formula, the Company makes an annual pay credit allocation to each active participant’s account on December 31, ranging from 3% to 8% of compensation, based on the participant’s age as of January 1 of the same year. The term “compensation” under the new cash balance formula has substantially the same meaning as the term under the current benefit calculation formula. In addition, on December 31 of each year, the Company makes an annual interest credit allocation based on the value of the participant’s account as of January 1 of the same year.

Realizing the importance of these changes, the Company decided that certain participants employed as of December 31, 2009 would be eligible for one or more special transition benefits. As discussed above, the benefit under the current formula (Part A) will be based on a participant’s final average compensation earned through December 31, 2019, which includes pay increases and decreases. Second, participants whose age plus years of service equaled at least 55 as of December 31, 2009 will receive an additional 2% of pay credited under the new cash balance formula (Part B) each year while they are working. Third, participants who are eligible for early retirement as of December 31, 2009 will receive the greater of: (i) the benefit calculated under the current formula without change; or (ii) the combination of the Part A and Part B benefits, when benefits commence at retirement.

The Thrift Plan.  The Thrift Plan is a broad-based tax-qualified defined contribution plan that applies on the same terms for most U.S. non-union employees. The Company contributes to each participant’s account an amount equal to 100% of the participant’s contributions but not more than (i) 3% of the participant’s compensation or (ii) the amount allowable under the limits imposed under the Tax Code, whichever is lower. For 2009, compensation over $245,000 may not be taken into account under the Thrift Plan. The Company’s matching contribution is invested originally in Common Stock but participants may move the contribution to any other available investment option. Employees hired after March 31, 2002 are vested in Company matching contributions one-third per year over three years. Employees hired on or before March 31, 2002 are immediately vested in all Company matching contributions.

Beginning January 1, 2010, an automatic enrollment feature was added to the Thrift Plan for eligible employees hired or rehired on or after January 1, 2010. For employees who do not make an affirmative election to participate in the Thrift Plan, the automatic enrollment feature presumes such employee elects to contribute on a before-tax basis at a rate of 3% of pay. Employees who are automatically enrolled have the flexibility to change their contribution rate or discontinue their contributions at any time.

The Supplemental Pension Plan.  The Supplemental Pension Plan makes employees whole when the Tax Code limits the benefit that otherwise would accrue under the Pension Plan. The Supplemental Pension Plan applies on the same terms for all U.S. non-union employees who exceed the limits set by the Tax Code. The Supplemental Pension Plan also operates to keep employees whole when they defer part of their salary or bonus under the Deferred Compensation Plan.

Otherwise, electing to defer would reduce an employee’s retirement benefits. For participants who separate from service on or after January 1, 2009, the benefit under the Supplemental Pension Plan vests according to the same schedule as the Pension Plan. However, if a participant separates prior to age 55 with 10 years of service or attainment of age 60, the maximum compensation that is considered in calculating the benefit is four times the compensation limit set by the Tax Code, and the benefit is paid in a lump sum. If a participant separates after age 55 with 10 years of service or attainment of age 60, all eligible compensation is taken into account and the benefit is paid as a monthly annuity.

Benefits under the Supplemental Pension Plan are calculated in the same manner as if the participant’s otherwise eligible compensation or full annual benefit were able to be included under the Pension Plan. Accordingly, the changes made to the Pension Plan effective January 1, 2010 also were made in the same manner to the Supplemental Pension Plan. These changes include the replacement of the current benefit calculation formula with the new cash balance formula, the provision for special transition benefits for certain participants employed as of December 31, 2009, and the lessening of the vesting requirements to three years of service or attainment of age 65 with one year of service.

The Supplemental Thrift Plan.  The Supplemental Thrift Plan makes employees whole when the Tax Code limits the Company matching contributions that otherwise would be credited to them under the Thrift Plan. The Supplemental Thrift Plan also operates to keep employees whole when they defer part of their salary or bonus under the Deferred Compensation Plan. The Company makes up for amounts that cannot be credited under the Thrift Plan by crediting the employee with the Company matching contributions in hypothetical share units. The value of the accumulated share units, including dividend equivalents, is paid in cash after separation from service. Participants are immediately vested in their Supplemental Thrift Plan benefit. Employees are not permitted to make contributions to the Supplemental Thrift Plan.

The Overseas Plan.  The Overseas Plan provides a retirement benefit to International Service Associates of the Company who are not U.S. citizens. The Overseas Plan applies on the same terms to the general population of International Service Associates worldwide. Payments under the Overseas Plan are reduced by benefits paid by other Company-sponsored plans, statutory payments and social security. Generally, the Overseas Plan pays benefits in a lump sum after separation from service. Under the Overseas Plan, a participant becomes vested after five years of service or attainment of age 60 while employed.

The International Thrift Plan.  The International Thrift Plan provides a benefit similar to that received by U.S. citizens under the Supplemental Thrift Plan to International Service Associates who are not U.S. citizens. The International Thrift Plan applies on the same terms to the general population of International Service Associates worldwide. The International Thrift Plan provides a credit in hypothetical Company share units equivalent to 3% of the International Service Associate’s eligible compensation. The value of the accumulated share units, including dividend equivalents, is paid in cash to the individual after separation from service. Employees are vested in their International Thrift Plan benefit after four years of service. Employees are not permitted to make contributions to the International Thrift Plan.

The Mexico Plan.  The Mexico Plan consists of a traditional defined benefit plan, a pension equity plan, and a defined contribution plan. Eligible employees receive whichever plan formula (either the traditional defined benefit plan or the sum of the pension equity plan and the defined contribution plan) results in the larger benefit. For Mr. Reyes, the traditional defined benefit plan currently results in the larger benefit.

The traditional defined benefit plan is based on a percentage of the employee’s final eligible earnings, determined over the last 36 months prior to retirement, multiplied by the employee’s years of credited service. The benefit is then reduced by an offset for the benefit provided under the Savings Systems for Retirement. The monthly pension benefit cannot be less than the pension that is provided by the termination indemnity required by Mexican law. The monthly pension benefit cannot exceed 70% of the final salary at retirement. The term “eligible earnings” for determining the pension benefit includes salary, vacation bonus, savings fund, and long-term incentive program. No stock options or restricted stock are included in the pension earnings.

The pension equity plan pays a lump sum amount at retirement, based on the employee’s final average salary and points accumulated during employment. An employee earns points for each year of service based on age. The defined contribution plan is a savings plan in which employees can contribute up to 5% of their compensation on a pre-tax basis. The Company makes a matching contribution equal to 50% of the employee’s contribution.

Under the Mexico Plan, a participant becomes eligible for a reduced benefit as early as age 55 with at least 10 years of service.

Incentive Plans

Annual Incentive Plan.  The Company maintains the Performance Incentive Plan for employees.

Approximately 8,900 employees participated in the incentive plan in 2009. The Compensation Committee may designate one or more performance criteria from the list contained in the plan. Possible performance measures, which have been approved by shareowners, are:

•	net revenue
•	net income
•	return on assets
•	operating income
•	brand contribution
•	gross profit
•	operating expenses
•	profit before tax
•	economic profit
•	return on capital
•	unit case volume
•	earnings before interest, taxes, depreciation and amortization
•	earnings per share
•	increase in cash flow
•	increase in shareowner value
•	return on invested capital
•	return on shareowners’ equity
•	revenue growth
•	operating profit or operating margins
•	goals relating to acquisitions or divestitures
•	value share of nonalcoholic ready-to-drink segment
•	volume share of nonalcoholic ready-to-drink segment
•	quality as determined by the Company’s Quality Index

Target annual incentives are established for each participant. Below a threshold level of performance no payments can be made under the incentive plan. The program is designed to satisfy the requirements of Section 162(m) of the Tax Code.

Long-Term Incentive Plans

Stock Option Plans.  Stock option plans provide equity compensation, which depends on the increase in the price of Common Stock and the creation of shareowner value.

The Company currently has outstanding options under the 2008 Stock Option Plan, the 2002 Stock Option Plan and the 1999 Stock Option Plan. These plans generally provide that the option price must be not less than 100% of the fair market value of Common Stock on the date the option is granted. The fair market value of a share of Common Stock is the average of the high and low prices on the date of grant. In certain foreign jurisdictions, the law requires additional restrictions on the calculation of the option price. The grants provide that stock options generally may not be exercised during the first twelve months after the date of grant. Generally, options vest 25% on the first, second, third and fourth anniversaries of the grant date and have a term of ten years.

The 2008 Stock Option Plan, the 2002 Stock Option Plan and the 1999 Stock Option Plan each allow shares of Common Stock to be used to satisfy any resulting federal, state and local tax liabilities. Change of control, death, disability and retirement after a specified age, with certain exceptions, cause the acceleration of vesting.

Restricted Stock Plan.  The 1989 Restricted Stock Plan is designed to focus executives on the long-term performance of the Company. The 1989 Restricted Stock Plan allows flexibility related to grant terms and conditions.

There are currently three types of awards under the 1989 Restricted Stock Plan that are outstanding:

Restricted Stock.  Awards of restricted stock are generally limited to our senior executives. The awards may be performance-based or time-based. Shares of stock are granted and transferred into the employee’s name. Shares remain subject to forfeiture until the shares are released under the terms of the awards. The Compensation Committee uses time-based restricted stock sparingly for purposes of attraction and retention.

Promise to Grant Restricted Stock.  The award may be performance-based or time-based. Restricted stock is granted after pre-determined performance criteria are met or on a certain date in the future. This contractual arrangement is used primarily outside the U.S. Employees may or may not receive dividend equivalents during the term. No Named Executive Officers have such promises.

Performance Share Units.  PSUs provide an opportunity for employees to receive restricted stock when certain Company performance-related criteria are met. The performance period is generally three years and if performance targets are met, shares are granted with an additional restriction period of one or two years. For some executives overseas, due to international tax considerations, the restricted shares are not issued until the end of the additional restriction period. Dividends or, when applicable, dividend equivalents are paid during the additional restriction period. The possible performance measures, which have been approved by shareowners, are the same as those listed above for the Performance Incentive Plan.

The majority of outstanding grants are PSUs tied to Company long-term performance measures.

Other Plans

The Deferred Compensation Plan.  The Deferred Compensation Plan is a non-qualified and unfunded deferred compensation program offered to approximately 600 U.S. based employees who are not International Service Associates. Eligible participants may defer up to 80% of base salary and, for 2009, up to 95% of their incentive. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. The Company does not match any employee deferral or guarantee a return. Participants’ accounts may or may not appreciate and may depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates. All deferrals are paid out in cash upon distribution. Participants may schedule a distribution during employment, or may opt to receive their balance after separation from service. Participants who are considered “specified employees” under the Tax Code (generally, the top 50 highest paid executives) may not receive a post-termination distribution for at least six months following separation from the Company. On occasion, the Company may provide a one-time credit to make up for benefits lost at a prior employer. The Company has not provided any credits for any of the Named Executive Officers.

The International Service Program.  Currently, there are approximately 350 International Service Associates. The International Service Program benefits include a housing allowance and, where appropriate, a host country allowance (a cash adjustment designed to provide equivalent purchasing power), a cash allowance recognizing differences in living conditions in the host location, a home leave allowance and currency protection. The program also provides tax preparation services and tax equalization. Under the tax equalization program, an International Service Associate, economically, pays tax at the same federal and state income tax rates as a resident of the State of Georgia on base salary, incentive compensation and personal income. The Company assumes responsibility for foreign taxes while on assignment. This is to ensure that there is no undue hardship or windfall due to taxes while on assignment in a foreign location.

The Severance Plan.  The Severance Plan provides cash severance benefits to eligible employees who are involuntarily terminated. Eligible employees include regular, full-time, non-union, non-manufacturing U.S. employees and International Service Associates. Generally, benefits are payable when an employee is terminated involuntarily due to specific circumstances such as when an employee’s position is eliminated. Benefits are not payable if the employee is offered substantially equivalent employment with the Company or its affiliates, is terminated for cause, or has entered into a separate agreement. In the case of a reorganization where the employee’s position is eliminated, the benefit payable is determined based on job grade level and/or length of service. The minimum benefit is four weeks of base pay and the maximum benefit is two years of base pay.

EQUITY COMPENSATION PLAN INFORMATION

					Number of Securities
					Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under
	be Issued Upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
	Warrants and Rights		Warrants and Rights		Reflected in Column(a))
Plan Category	(a)		(b)		(c)

Equity Compensation Plans Approved by Security Holders	194,059,628	[1]	$47.90	[2]	151,605,988	[3]
Equity Compensation Plans Not Approved by Security Holders	0		N/A		0

Total	194,059,628				151,605,988

1 Represents shares issuable pursuant to outstanding options under the 1999 Stock Option Plan, the 2002 Stock Option Plan and the 2008 Stock Option Plan. In addition, there are 4,970,146 full-value awards of shares outstanding under the 1989 Restricted Stock Plan and the 1983 Restricted Stock Award Plan of The Coca-Cola Company (the “1983 Restricted Stock Plan”) (including shares that may be issued pursuant to outstanding performance share units, assuming the target award is met).

2 The weighted-average term of the outstanding options is 6.8 years.

3 Represents 126,539,255 options which may be issued pursuant to future awards under the 1999 Stock Option Plan and the 2008 Stock Option Plan and 25,066,733 shares of Common Stock that may be issued pursuant to the 1983 Restricted Stock Plan and the 1989 Restricted Stock Plan (including shares that may be issued pursuant to outstanding performance share units, assuming the target award is met). The maximum term of the options is 10 years.

All numbers in the table above are as of December 31, 2009.

Share units credited under the Supplemental Thrift Plan, the International Thrift Plan, the Prior Directors’ Plan and the Directors’ Plan are not included since they are paid in cash.

The Company provides a matching contribution in Common Stock under various plans throughout the world. No shares are issued by the Company under any of these plans. Shares are purchased on the open market by a third-party trustee. These plans are exempt from the shareowner approval requirements of the NYSE. These plans are as follows:

The Thrift Plan (U.S.).  Under the Thrift Plan, the Company matches employee contributions to a maximum of 3% of an employee’s compensation, subject to limits imposed by the Tax Code. Employees hired prior to April 1, 2002 are immediately vested in the matching contributions and employees hired after that date vest in the matching contributions over three years. Generally, employees may not withdraw the matching contributions until termination of employment.

The Coca-Cola Export Corporation Employee Share Savings Scheme (UK).  Under this plan, the Company matches employee contributions to a maximum of £1,500 per year. The employee is vested in the matching contributions once a month when matching shares of Common Stock are purchased. However, the matching shares of Common Stock may not be withdrawn before a five-year holding period without adverse tax consequences.

Employees’ Savings and Share Ownership Plan of Coca-Cola Ltd. (Canada).  Under this plan, the Company matches 50% of an employee’s contributions to a maximum of 4% of the employee’s salary and incentive, where applicable. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn until termination of employment.

Employee Stockholding Program (Japan).  Under this plan, the employee must be employed for at least three years in order to participate, and the Company matches contributions up to 3% of an employee’s salary. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn until the employee terminates from the Company, or if the employee requests to terminate from the plan (specific regulations apply for cases when employees request the termination from the plan).

Share Savings Plan (Denmark).  Under this plan, the Company matches contributions up to 3% of an employee’s salary. The employee is immediately vested in the matching contributions. However, the matching contributions may not be withdrawn for five years without tax liability.

The Company also sponsors employee share purchase plans in several jurisdictions outside the United States. The Company does not grant or issue Common Stock pursuant to these plans, but does facilitate the acquisition of Common Stock by employees in a cost-efficient manner. These plans are not equity compensation plans.

COCA-COLA ENTERPRISES INC.

On February 25, 2010, we entered into a definitive agreement with Coca-Cola Enterprises Inc. (“CCE”) that will result in the acquisition of the assets and liabilities of CCE’s North American operations for consideration including the approximate 34% ownership interest in CCE held by the Company and its subsidiaries valued at approximately $3.4 billion, based upon a 30-day trailing average as of February 24, 2010, and the assumption of approximately $8.9 billion of CCE debt. At closing, CCE public shareowners will exchange their current CCE common stock for common stock in a new entity, which will retain the name CCE and hold CCE’s current European operations. This new entity will be 100% owned by the CCE public shareowners. As a result of the transaction, the Company will not own any interest in the new CCE entity. The transaction is subject to CCE public shareowners’ approval and certain regulatory approvals.

In a concurrent transaction, the Company reached an agreement in principle to sell our ownership interests in our Norway bottling operation, Coca-Cola Drikker AS, and our Sweden bottling operation, Coca-Cola Drycker Sverige AB, to the new CCE entity for approximately $822 million in cash. The transactions are subject to certain regulatory approvals.

We expect the transactions will close in the fourth quarter of 2010.

In addition, upon closing of the North America transaction, we will grant the new CCE entity the right to acquire our majority interest in our German bottling operation 18 to 36 months after closing at the then current fair value.

Certain Related Person Transactions with CCE

James D. Robinson III

A daughter-in-law of James D. Robinson III, one of our Directors, has an indirect minority equity interest in Delaware North. In 2009, Delaware North and its subsidiaries made payments totaling approximately $3.1 million to CCE to purchase products in the ordinary course of business. Also in 2009, CCE paid Delaware North approximately $633,000 in marketing related payments in the ordinary course of business.

Berkshire Hathaway

Berkshire Hathaway’s holdings constituted approximately 8.68% of the Company’s outstanding Common Stock as of February 22, 2010. IDQ, McLane and XTRA Lease LLC (“XTRA”) are wholly owned subsidiaries of Berkshire Hathaway. In 2009, IDQ and its subsidiaries made payments totaling approximately $1.2 million to CCE to purchase products in the ordinary course of business. In 2009, McLane made payments totaling approximately $3.5 million to CCE to purchase products in the ordinary course of business. In 2009, CCE paid XTRA approximately $2.3 million for equipment leases of trailers used to store and transport finished product in the ordinary course of business. Berkshire Hathaway holds a significant equity interest in Moody’s. In 2009, CCE paid approximately $470,000 to a subsidiary of Moody’s for providing long-term and short-term credit rating services.

Ownership of Equity Securities in CCE

The following table sets forth information regarding beneficial ownership of the common stock of CCE, if any, by each Director, each Named Executive Officer, and our Directors and Executive Officers as a group, all as of February 22, 2010.

	Aggregate Number	Percent of
	of Shares	Outstanding
Name	Beneficially Owned	Shares

Donald R. Keough	25,508	*
Donald F. McHenry	1,035	*
Gary P. Fayard	24,465	*
Irial Finan	44,907 [1]	*
All Directors and Executive Officers as a Group (28 Persons)	194,284 [2]	*

* Less than 1% of issued and outstanding shares of common stock.

1 Includes stock units credited under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (the “CCE Plan”) that will be paid in 18,237 shares of CCE common stock upon distribution, 18,170 deferred stock units that represent shares of CCE common stock that may be acquired on or before April 23, 2010, and 8,500 shares of CCE common stock that may be acquired upon the exercise of options that are presently exercisable or that will become exercisable on or before April 23, 2010.

2 Includes stock units credited under the CCE Plan that will be paid in 18,237 shares of CCE common stock upon distribution, 18,170 deferred stock units that represent shares of CCE common stock that may be acquired on or before April 23, 2010, and 76,100 shares of CCE common stock that may be acquired upon the exercise of options that are presently exercisable or that will become exercisable on or before April 23, 2010.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee (the “Audit Committee”) is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2009, the Audit Committee held nine meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter complies with all current regulatory requirements. Additionally, the Committee has continued its long-standing practice of having independent legal counsel.

During 2009, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate private sessions, during its regularly scheduled meetings, with the Company’s general counsel or his designee, independent auditors, and the chief of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s chairman and the chief of internal audit.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the chief of internal audit and general counsel, and the independent auditors, the Company’s policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Codes of Business Conduct were also reviewed.

The Audit Committee decided to engage Ernst & Young LLP as our independent auditors for the year ended December 31, 2009, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the chief of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareowners, at their annual meeting, to ratify the appointment of the independent auditors.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions include:

•	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements?

•	Based on the independent auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the independent auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee received and discussed with the independent auditors their annual written report on their independence from the Company and its management, as required by the PCAOB rules. The Audit Committee considered with the independent auditors whether the provision of non-audit services provided by them to the Company during 2009 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Peter V. Ueberroth, Chair
Ronald W. Allen
Donald F. McHenry
James B. Williams

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS

(Item 2)

The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2010, subject to ratification of the appointment by the shareowners. Ernst & Young LLP has served as the Company’s independent auditors for many years and is considered by management to be well qualified.

Audit Fees and All Other Fees

Audit Fees.  Fees for audit services totaled approximately $25.6 million in 2009 and $27.3 million in 2008, including fees associated with the annual audit and the audit of internal control over financial reporting, registration statements in 2009, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Fees for audit-related services totaled approximately $3.0 million in 2009 and $3.8 million in 2008. Audit-related services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions, information systems audits and other attest services.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $4.4 million in 2009 and $3.7 million in 2008.

All Other Fees.  Fees for all other services not described above totaled approximately $39,000 in 2009 and $90,000 in 2008 for training services in certain international locations.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits;

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

•	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

Other Information

The Company has been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

One or more representatives of Ernst & Young LLP will be present at this year’s Annual Meeting of Shareowners. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Shareowners. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote
FOR
the ratification of the appointment of Ernst & Young LLP as independent auditors.

PROPOSALS OF SHAREOWNERS

Items 3 through 6

The following four proposals were submitted by shareowners. If the shareowner proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Shareowners. Approval of each of the following four proposals requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Shareowners. In accordance with federal securities regulations, we include the shareowner proposals plus any supporting statements exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponents and material provided by the Company, we have put a box around material provided by the proponents. If proposals are submitted by more than one shareowner, we will list only the primary filer’s name, address and number of shares held. We will provide the information regarding co-filers to shareowners promptly if we receive an oral or written request for the information.

Shareowner Proposal Regarding an Advisory Vote on Executive Compensation (Item 3)

The Congregation of Benedictine Sisters, 285 Oblate Drive, San Antonio, Texas 78216, owner of 500 shares of Common Stock, and another co-filer, submitted the following proposal:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED — shareholders of Coca Cola recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion/Analysis.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009 shareholders filed nearly 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor. More than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform. The Coca Cola resolution received 36.32%, a significant showing.

Investor, public and legislative concerns about executive compensation have reached new levels of intensity. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation especially when tied to an innovative investor communication program.

Approximately 30 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Prudential, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to case a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

Statement Against Shareowner Proposal Regarding an Advisory Vote on Executive Compensation

The Board has thoughtfully considered the idea of an advisory vote on compensation and whether or not it would be a valuable tool for the Compensation Committee of the Board and for our shareowners.

In reviewing the matter, the Company has been actively engaged with a variety of our shareowners. We have talked to a number of our shareowners who are keenly supportive of the issue and other shareowners who do not support an advisory vote or remain unconvinced that it will be a useful tool. The Board also has taken into consideration potential legislation in the U.S. that would require our Company, and all public companies, to implement an advisory vote on executive compensation.

We continue to believe that this proposal advocates a less effective mechanism than those already in place for our shareowners, and one which will fail to express meaningful, specific input to the Compensation Committee regarding executive compensation matters.

Our shareowners already have several effective mechanisms available to allow them to communicate, or register dissatisfaction, with the Board regarding executive compensation or any other matter. These include a majority vote by-law, shareowner proposals, letters to individual Directors or the entire Board and addressing concerns directly to the Board and management at the Annual Meeting of Shareowners. Our shareowners also already have the power to approve, or disapprove, equity compensation plans for executives. These plans must be approved by shareowners, as well as material amendments to the plans and periodic approval of the performance criteria.

Overall, we believe the best mechanism available to our shareowners to voice their opinion about the Compensation Committee’s work is through the election of Directors, pursuant to the Company’s majority vote by-law. This vote is substantive because it determines who will serve on the Board and ultimately make decisions about compensation.

We believe it is relevant to point out that our Company consistently listens to and responds to shareowner concerns. For example, our Company was the first major company to expense stock options. We instituted annual election of Directors; instituted a majority vote by-law in uncontested Director elections; require shareowner approval of certain executive severance agreements and provide for an independent Presiding Director. The Company also was one of the first companies to establish dedicated resources to proactively engage our shareowners, and we continue that practice today. Finally, the Company has established procedures for shareowners to communicate directly with the Board and individual Directors. Those procedures are described on page 110.

The development of effective executive compensation policies and practices is complex and in doing its work the Compensation Committee takes into account numerous factors, as described in the Compensation Discussion & Analysis beginning on page 45. An annual “For” or “Against” advisory vote on compensation would not identify the particular elements of compensation with which our shareowners are concerned nor would it provide our Board with value-added input beyond what they already have regarding our shareowners’ various positions on executive compensation. It is also important to note that the advisory vote would not have legal bearing on any compensation arrangement.

The Board encourages shareowners to take advantage of the Company’s current policies and procedures for communicating with the Board and remains open to meaningful improvements in Board/shareowner communications.

The Board of Directors recommends a vote
AGAINST
the proposal regarding an advisory vote on executive compensation.

Shareowner Proposal Regarding an Independent Board Chair (Item 4)

International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington D.C. 20001, owner of 100 shares of Common Stock, submitted the following proposal:

RESOLVED:  That stockholders of The Coca-Cola Company (“Coca-Cola” or “Company”) ask the Board of Directors to adopt a policy that the Board’s chairman be an independent director who has not previously served as an executive officer of Coca-Cola. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:  It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the position of Chair is critical in shaping the work of the Board. Accordingly, we believe that having an independent Chairman is critical to having an effective Board that holds management accountable and provides strategic oversight and guidance.

An independent Chairman can also provide stability and continuity during senior management transitions, a major concern at Coca-Cola. In 2008, Coca-Cola appointed its fifth Chairman/CEO in 13 years. While Coca-Cola separated the positions of Chairman and CEO as part of this transition, that separation was only temporary. CEO Muhtar Kent now serves as Chairman.

We believe that Coca-Cola’s lackluster performance and excessive pay practices strengthen the need for an independent Chairman at our Company. Coca-Cola has significantly underperformed its self-constructed Peer Group Index over the past five years. According to Coca-Cola’s 2008 Form 10-K, a $100 investment in Coca-Cola on December 31, 2003 was worth $102 on December 31, 2008, versus $144 for the Peer Group Index.

However, former CEO E. Neville Isdell’s $25.3 million in total summary compensation in 2008 was more than three times the $8.0 million average total summary compensation for the Peer Group Index. Muhtar Kent’s total summary compensation for 2008 was $14.0 million.

The Corporate Library, a leading provider of independent corporate governance research and analysis, gives Coca-Cola a “F” governance rating, indicating major governance-related risk, and rates Coca-Cola’s board composition and executive compensation as areas of “very high concern,” noting “concerns about board entrenchment” and “concerns about the ability of the board to efficiently and effectively provide management oversight.”

The benefits of having an independent Chair are now widely-recognized by corporate governance experts. In a 2009 policy briefing titled, Chairing the Board: The Case for Independent Leadership in Corporate North America, The Millstein Center for Corporate Governance and Performance (Yale School of Management) stated that “the independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

Last year 29 percent of the vote by investors supported this proposal.

We urge shareholders to vote FOR this proposal.

Statement Against Shareowner Proposal Regarding an Independent Board Chair

The proposal seeks to separate the roles of Chairman of the Board and Chief Executive Officer and requests that the Board Chairman be an independent director who has not previously served as an executive officer of the Company.

Our Board approaches its work with the belief that good corporate governance and accountability to shareowners are not only marks of good management, but critical to a successful enterprise. We are strongly supportive of advancing appropriate and effective corporate governance mechanisms to enhance long-term shareowner value.

For example, our Company was the first major company to expense stock options. We instituted annual election of Directors; instituted a majority vote by-law in uncontested Director elections;

require shareowner approval of certain executive severance agreements and provide for an independent Presiding Director. The Company also was one of the first companies to establish dedicated resources to proactively engage our shareowners, and we continue that practice today. Finally, the Company has established procedures for shareowners to communicate directly with the Board and individual Directors. Those procedures are described on page 110.

Our governance practices include designating an independent director to act as Presiding Director. The Presiding Director, James D. Robinson III, is former Chairman and CEO of American Express Company and a former non-Executive Chairman of Bristol-Myers Squibb Company. As Presiding Director and Chairman of the Committee on Directors and Corporate Governance of the Board, Mr. Robinson calls and presides over all meetings of non-employee Directors, at which the Chairman and Chief Executive Officer is not present, and performs other duties as determined by the non-employee Directors, as described on page 22.

While the Presiding Director is a key element to the effective functioning of our Board, it is important to note that the strong leadership of all of our independent Directors serves our shareowners very well by effectively overseeing management and providing rigorous oversight on strategy, risk and integrity. All Directors play an active role in overseeing the Company’s business both at the Board level and through the Board’s Committees. Our Directors are skilled and experienced leaders in business, education, government and public policy. They currently serve or have served as CEOs and members of senior management of Fortune 500 companies and investment banking firms and members of the U.S. Cabinet, the U.S. Senate and academia.

The Company’s existing governance structure also preserves the Board’s flexibility to select the best person to serve as Chairman of the Board. It also allows the Board the flexibility to make changes in the Company’s leadership structure when and if it believes circumstances so warrant and shareowner interests would be better served by a different leadership structure.

This flexibility to select the appropriate structure based on the specific needs of the business is critical, and it is part of the judgment a board should exercise. We believe that a specifically defined approach that ties the Board’s hands will not serve shareowners well over time.

This is not an academic discussion for our Board. The Board separated the roles of Chairman and CEO for a period of time when, in 2007, we instituted a structure wherein President and Chief Operating Officer Muhtar Kent succeeded Neville Isdell as Chief Executive Officer on July 1, 2008. Mr. Isdell remained Chairman of the Board until April 2009. At that time, this was seen by the Board as the appropriate structure to take the Company forward and ensure an orderly and successful leadership transition.

The combined roles of Chairman and CEO have served the Company’s shareowners well for many years, and we believe that combining the roles continues to be the appropriate leadership structure for the Company.

We encourage shareowners to learn more about our Company’s governance practices at our website, www.thecoca-colacompany.com.

The Board of Directors recommends a vote
AGAINST
the proposal regarding an independent board chair.

Shareowner Proposal Regarding Restricted Stock (Item 5)

Elton Shepherd, 720 Buff Drive, N.E., Atlanta, Georgia 30342, owner of 26,336 shares of Common Stock, submitted the following proposal:

In 1983, Coca-Cola Established A Restricted Stock Program.

Coca-Cola Claims That Restricted Stock Is Not Free.

The cost of restricted stock is . . . ZERO.

Moreover, free restricted stock guarantees recipients a profit, even if Coca-Cola’s stock price decreases.

Since 1983, $1.9 Billion Dollars Of Free Restricted Shares Have Been Awarded, Including These Grants . . .

Executive	Market Value of Free Restricted Stock On October 10, 2009

Goizueta	$614,000,000
Keough	$144,000,000

Total	$758,000,000

I Believe It Would Have Been Wiser To Reinvest This $1.9 Billion Dollars In Our Great Enterprise To Foster Its Continued Prosperity.

In 2003, Coca-Cola Established A Performance Share Unit Program.

Performance Share Units, Another Form Of Free Stock, Are Forfeited Unless Compound Financial Growth Targets Are Achieved.

During The 2006-2008 Performance Period, “Comparable” Earnings Per Share Growth Targets Were Established.

“Comparable” EPS, Which Exclude Certain Accounting Charges, Were Significantly Higher Than Actual EPS, Resulting In Larger Free Stock Awards.

Year	“Comparable” EPS	Actual EPS

2005 (Base Year)	$2.17	$2.04
2006	$2.37	$2.16
2007	$2.70	$2.57
2008	$3.16	$2.49
2006-2008 Compound Growth	+13.4%	+6.8%

Earnings Per Share Can Be Adjusted By Other Means.

In 2005, the Securities & Exchange Commission determined that Coca-Cola inflated earnings per share by “channel stuffing” concentrate in Japan.

In 2008, Coca-Cola settled a “channel stuffing” lawsuit for $138 million dollars.

Coca-Cola’s Restricted Stock Program Allows Our Board To “Amend The Plan Without A Shareowner Vote.”

Coca-Cola Has Repeatedly Used This Provision To Release Unvested, Free Shares To Departing Executives Including . . .

Executive	Market Value of Unvested Free Shares Upon Departure

Ivester	$ 98,000,000	. . .	Under Ivester our stock dropped from $58 to $52.
Stahl	$ 19,000,000

Total	$117,000,000

Coca-Cola Claims That My Proposal To Preclude The Release Of Unvested Free Shares, Unless Approved By Shareowners, Has Been Substantially Implemented.

However, Coca-Cola Continues To Release Unvested, Free Shares To Departing Executives Including . . .

Executive	Number of Unvested Free Shares Released

Minnick	19,228	. . .	released in 2007.
Mattia	13,379	. . .	PSU’s are converted to shares at retirement, if the executive has at least 5 years of service. Mattia retired in 2008 with just 3 years of service. These shares will be released in 2010, if performance criteria are met.

Robert Woodruff Never Received Free Stock.

As A Coca-Cola Employee, I Received Stock Options Which I Support For All Employees.

I purchased all of my vested options, while unvested options were forfeited.

Thus, I believe departing executives should forfeit unvested, free restricted shares.

Your Vote Matters . . . I Believe Shareowner Support Of My Proposal Was A Key Reason Former CEO Daft’s 1,500,000 Unvested, Free Restricted Shares Were Forfeited When He Departed In 2004.

If your shares are held by a financial institution, please instruct your fiduciary to vote YES.

Resolved That Shareowners Urge Coca-Cola’s Board That A Significant Percentage Of Future Awards Of Free Restricted Stock And Performance Share Units To Senior Executives And Board Members...

Are performance based.

Are tied to Company specific performance metrics, performance targets and timeframes clearly communicated to shareowners.

And, can not be released or substantially altered without a shareowner vote.

Statement Against Shareowner Proposal Regarding Restricted Stock

The proposal calls for “a significant percentage of future awards of free restricted stock and performance share units” issued “to senior executives and Board members” to be performance-based and tied to Company specific performance metrics, performance targets and timeframes clearly communicated to shareowners.

The Company has paid and continues to pay for performance. The Company agrees with the pay for performance approach and has implemented a policy reflecting this. This proposal has been substantially implemented. The proponent has not taken changes to our compensation program into consideration as part of his proposal, which is largely identical to the proposal he submitted last year and in previous years. Last year nearly 90% of the Company’s shareowners rejected this same proposal.

As a result of our pay for performance approach, for the last nine years the great majority of the restricted stock and performance share units awarded to the Company’s senior executives have had substantial performance criteria tied to the Company’s long-term performance measures. Consequently, the proposal inaccurately characterizes these awards. This stock is not “free”.

In 2001, the Company’s shareowners approved an amendment to the Company’s 1989 Restricted Stock Award Plan to allow for performance-based awards to key Company employees. This amendment lists the performance criteria from which the Compensation Committee of the Board may choose to grant an award. The performance measures established by the Compensation Committee are communicated to shareowners in the Company’s proxy statements. Where performance is not met, the awards are forfeited, in whole or in part.

For example, all of the performance-based restricted stock granted in May 2001, which had a compound annual growth in earnings per share target of 11% over the performance period, was forfeited because the performance was not achieved. One-third of the performance share units awarded for the 2004–2006 performance period were forfeited because the performance target for the three-year period was not fully met. Most recently, as described in more detail on page 54, the results for the 2007–2009 performance period were certified in February 2010 and executives earned 98% of the target shares because performance fell below the target level. The Compensation Committee only uses time-based restricted stock sparingly primarily in hiring situations and for retention.

The Compensation Committee has adopted a policy that would limit the release of unvested restricted shares. The policy provides for seeking shareowner approval of any severance arrangements for senior executives that result in payments in excess of 2.99 times total salary and bonus. The policy contains a specific provision addressing the early vesting of equity compensation.

Our compensation programs are designed to reward employees for producing sustainable growth for our shareowners. The Company already makes a significant portion of executive compensation subject to performance criteria aligned with creating return for our shareowners, and already ties awards of restricted stock and performance share units to specific performance targets and timeframes that are clearly communicated to shareowners. Therefore, the Company has already substantially implemented the proposal. As almost 90% of shareowners recognized last year, a vote for the proposal is unnecessary.

The Board of Directors recommends a vote
AGAINST
the proposal regarding restricted stock.

Shareowner Proposal Regarding a Report on Bisphenol-A (Item 6)

Domini Social Investments, 536 Broadway, 7th Floor, New York, New York 10012, owner of 31,228 shares of Common Stock, and other co-filers, submitted the following proposal:

Bisphenol A Resolution

WHEREAS:  Coca-Cola is the world’s largest beverage company, annually selling almost 570 billion servings of beverages. A significant part of Coca-Cola’s business includes selling beverages in aluminum cans. Our company has developed a valuable premium brand based on the trust of consumers and our company’s market leadership.

Coca-Cola’s Product Safety Policy states that Coke uses “the highest standards and processes for ensuring consistent product safety and quality.” Yet, Coca-Cola’s canned beverages use linings containing Bisphenol A (BPA), a potentially hazardous chemical.

BPA has received media attention for its use in polycarbonate plastic bottles, which Coca-Cola does not use. However, BPA is a chemical also used in the epoxy lining of canned foods and beverages. BPA can leach out of these containers and into food and beverages, resulting in human exposures. BPA is known to mimic estrogen in the body; numerous animal studies link BPA, even at very low doses, to potential changes in brain structure, immune system, male and female reproductive systems, and changes in tissue associated with increased rates of breast cancer. Exposure to BPA by the very young as well as pregnant women are among the greatest concerns to experts.

A recent study published in the Journal of the American Medical Association also associated BPA with increased risk for human heart disease and diabetes. The U.S. Food and Drug Administration is reviewing the safety of BPA after significant concerns were raised by its own scientific subcommittee about the validity of its previous analysis of the chemical.

Manufacturers of baby and sports bottles have been eliminating BPA-containing plastics due to consumer concerns. According to US News & World Report, US-based Eden Organics has developed a can lining that does not contain BPA, and has been using it for several years. In contrast, the Washington Post reported in May 2009 that Coca-Cola was involved in meetings to “devise a public relations and lobbying strategy to block government bans” of BPA in can linings.

The US Congress, as well as some US states and cities, have proposed legislation banning BPA in certain food and beverage packages. Canada’s health agency has already banned BPA-containing baby bottles.

In addition to potential bans, proponents believe our company faces liability or reputational risks from defending and continuing to use BPA in cans. For instance, class action lawsuits against other companies already contend that manufacturers and retailers of BPA-containing products failed to adequately disclose BPA’s risks.

RESOLVED:  Shareholders request the Board of Directors to publish a report by September 1, 2010, at reasonable cost and excluding confidential information, updating investors on how the company is responding to the public policy challenges associated with BPA, including summarizing what the company is doing to maintain its position of leadership and public trust on this issue, the company’s role in adopting or encouraging development of alternatives to BPA in can linings, and any material risks to the company’s market share or reputation in staying the course with continued use of BPA.

Statement Against Shareowner Proposal Regarding a Report on Bisphenol-A

The quality and safety of our products is of the utmost importance to our Company and has been an enduring obligation for more than 120 years. As described more fully in the Company’s 2008/2009 Sustainability Review, the Coca-Cola system has rigorous standards and practices in place at each stage of our beverage manufacturing process to ensure the consistent safety and quality of our products. To view the Company’s Sustainability Review, go to the Company’s website at www.thecoca-colacompany.com, click on “Sustainability”, click on “Reports & Policies”, click on “Company Reports”.

As with any issue related to the safety of packaging, we are monitoring the research and regulatory developments and engaging with stakeholders concerned about Bisphenol-A (BPA). BPA is used worldwide in the packaging for thousands of products, and is the industry standard for the lining of aluminum food and beverage containers. BPA lining material plays a critical role in guarding against contaminants and at the same time extends the shelf life of foods and beverages.

The consensus among regulatory agencies in Australia, Canada, Europe, Japan, New Zealand and the United States is that exposure to BPA through food and beverage packaging does not pose a health risk for the general public. Globally no regulatory agency responsible for food safety and public health has placed any restrictions on the use of BPA in aluminum or metal food and beverage packaging for consumers other than infants and toddlers.

It is physically impossible to consume enough canned beverages to ever approach the daily BPA limit established by leading health authorities in the United States, Europe and Canada. BPA levels in canned beverages are extremely low. In fact, based on a Canadian governmental survey of BPA in beverages, a 135-pound individual would have to consume more than 14,800 12-ounce canned beverages a day in order to approach the U.S. Food and Drug Administration (FDA) or European acceptable daily limit. Even using the more conservative Canadian limit, one would have to consume 7,400 12-ounce cans a day.

While BPA is found in some plastics used in consumer products, it is not used in any of our PET plastic or polyethylene beverage bottles.

We are committed to using the safest packaging materials for our products around the world. All components of containers that come into contact with food and beverages undergo safety assessments and stringent testing and must be permitted for use by the FDA in the U.S. and relevant health authorities internationally.

Our Company will continue to take our guidance on this issue from national and international regulatory authorities and to take whatever steps are necessary, based on sound scientific principles, to assure that any package technology is safe for our consumers.

We do not believe the production of the report requested in this proposal would provide additional or useful information to our shareowners.

Information regarding the quality and safety of our products can be found on our website, www.thecoca-colacompany.com.

The Board of Directors recommends a vote
AGAINST
the proposal regarding a report on Bisphenol-A.

QUESTIONS AND ANSWERS ABOUT
COMMUNICATIONS, SHAREOWNER PROPOSALS AND COMPANY DOCUMENTS

1.  How do I submit a proposal for action at the 2011 Annual Meeting of Shareowners?

A proposal for action to be presented by any shareowner at the 2011 Annual Meeting of Shareowners will be acted upon only:

•	if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the 1934 Act, the proposal is received at the Office of the Secretary on or before November 5, 2010; or

•	if the proposal is not to be included in the proxy statement, pursuant to our By-Laws, the proposal is submitted in writing to the Office of the Secretary on or prior to December 22, 2010, and such proposal is, under Delaware law, an appropriate subject for shareowner action.

In addition, the shareowner proponent, or a representative who is qualified under state law, must appear in person at the Annual Meeting of Shareowners to present such proposal.

Proposals should be sent to the Office of the Secretary by fax to (404) 676-8409 or by mail to the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareownerservices@na.ko.com.

2.  How does a person communicate with the Company’s Directors?

Mail can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. At the direction of the Board, all mail received may be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the Chairman of the Committee on Directors and Corporate Governance. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

3.  What is householding?

As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to shareowners residing at the same address, unless the shareowners have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Office of the Secretary as described in the response to question 1.

Shareowners of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021.

Beneficial owners, as described in the response to question 3 on page 2, should contact their broker or bank.

4.  Where can I see the Company’s corporate documents and SEC filings?

The Company’s website contains the Company’s Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, the Committee Charters, the Codes of Business Conduct and the Company’s SEC filings. To view the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Committee Charters or Codes of Business Conduct, go to www.thecoca-colacompany.com, click on “Investors” and click on “Corporate Governance.” To view the Company’s SEC filings and Forms 3, 4 and 5 filed by the Company’s Directors and Executive Officers, go to www.thecoca-colacompany.com, click on “Investors” and click on “SEC Filings.”

5.  How can I obtain copies of the Corporate Governance Guidelines, the Committee Charters or the Codes of Business Conduct?

The Company will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, the Committee Charters or the Codes of Business Conduct to any shareowner requesting a copy. Requests should be directed to the Office of the Secretary as described in the response to question 1.

You can also print copies of the Corporate Governance Guidelines, the Committee Charters or the Codes of Business Conduct from the Company’s website at www.thecoca-colacompany.com.

6.  How can I obtain copies of the Company’s Annual Report on Form 10-K?

The Company will promptly deliver free of charge, upon request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to any shareowner requesting a copy. Requests should be directed to the Company’s Consumer and Industry Affairs Department, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

OTHER INFORMATION

The Company has made previous filings under the Securities Act of 1933, as amended, or the 1934 Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Shareowners, which may properly come before the meeting or other matters incident to the conduct of the meeting.

As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to shareowners by its authority.

CAROL CROFOOT HAYES
Associate General Counsel and Secretary

Atlanta, Georgia
March 5, 2010

The 2009 Annual Report on Form 10-K includes our financial statements for the fiscal year ended December 31, 2009. We have furnished the 2009 Annual Report on Form 10-K to all shareowners. The 2009 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

002CS40013 NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C123456789 C 1234567890 J N T 0 2 4 5 1 5 1 1234 5678 9012 345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0154QE 1 U PX + Annual Meeting Proxy Card . + Proposals — You must sign the card on the reverse side for your vote to be counted. The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5 and 6. 01 — Herbert A. Allen 02 — Ronald W. Allen 03 — Cathleen P. Black 06 - Muhtar Kent 07 — Donald R. Keough 08 — Maria Elena Lagomasino 11 — James D. Robinson III 12 — Peter V. Ueberroth 13 — Jacob Wallenberg 1. Election of Directors: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as Independent Auditors 3. Shareowner Proposal regarding an Advisory Vote on Executive Compensation For Against Abstain For Against Abstain 5. Shareowner Proposal regarding Restricted Stock 4. Shareowner Proposal regarding an Independent 6. Shareowner Proposal regarding a Report on Bisphenol-A Board Chair For Against Abstain For Against Abstain 04 - Barry Diller 09 — Donald F. McHenry For Against Abstain A The Board of Directors recommends a vote FOR all the nominees listed. 05 — Alexis M. Herman 10 — Sam Nunn 14 — James B. Williams Admission Ticket _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.___Electronic Voting Instructions Electronic Voting is available 24 hours a day, 7 days a week Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/coca-cola • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. VALIDATION DETAILS ARE LOCATED BELOW IN THE SHADED BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21,

2010. G21976_002 . + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trust, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below. B Non-Voting Items This Proxy is solicited on behalf of the Board of Directors of The Coca-Cola Company The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Alexander B. Cummings, Jr., Gary P. Fayard and Geoffrey J. Kelly, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs (a) Bank of America, N.A., Trustee under The Coca-Cola Company Thrift & Investment Plan, and/or (b) Banco Popular de Puerto Rico, Trustee under the Caribbean Refrescos, Inc. Thrift Plan, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2010 Annual Meeting of Shareowners to be held at the Gwinnett Center, Grand Ballroom, 6400 Sugarloaf Parkway, Duluth, Georgia 30097, on April 21, 2010, at 9:00 a.m. local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2010 Annual Meeting of Shareowners by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2010 Annual Meeting of Shareowners and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. + 2010 Annual Meeting Admission Ticket Annual Meeting of Shareowners of The Coca-Cola Company Wednes day, April 21, 2010, 9:00 a.m., local time Gwinnett Center, Grand Ballroom 6400 Sugarloaf Parkway Duluth, Georgia 30097 Upon arrival, please present this admission ticket and photo identification at the registration desk. Notice of Annual Meeting of Shareowners